Exhibit 10.101

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.  In addition, certain personally identifiable information contained in this document, marked “[***]”  has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

AMENDMENT NUMBER ONE TO CREDIT AGREEMENT

THIS AMENDMENT NUMBER ONE TO CREDIT AGREEMENT (this “Amendment”), dated as of November 19, 2021, is entered into by and among BIOCRYST PHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”), the guarantors listed on the signature pages hereto (the “Guarantors”), the lenders listed on the signature pages hereto (such lenders, and the other lenders party to the Credit Agreement (as defined below), together with their respective successors and permitted assigns, each individually, a “Lender”, and collectively, the “Lenders”) and ATHYRIUM OPPORTUNITIES III CO-INVEST 1 LP, a Delaware limited partnership, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), and in light of the following:

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of December 7, 2020 (as supplemented by that certain (i) Joinder Agreement, dated as of December 31, 2020, by and between BioCryst US Sales Co., LLC, a Delaware limited liability company, and the Administrative Agent, and (ii) Joinder Agreement, dated as of February 8, 2021, by and between BioCryst UK Limited, a private limited company incorporated in England and Wales (“BioCryst UK”), and the Administrative Agent, as amended by this Amendment and as further amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of the date hereof (the “OMERS Royalty Purchase Agreement”), between the Borrower and OCM IP Healthcare Holdings Limited (“Omers”), the Borrower desires to sell, and Omers desires to purchase, a synthetic royalty tied to annual net sales of Orladeyo;

WHEREAS, pursuant to that certain 2021 Purchase and Sale Agreement, dated as of the date hereof (the “2021 RP Royalty Purchase Agreement”), between the Borrower and RPI 2019 Intermediate Finance Trust (“RPI Trust”), the Borrower desires to sell, and RPI Trust desires to purchase, a synthetic royalty tied to annual net sales of Orladeyo, BCX9930 and Complement Inhibitor;

WHEREAS, pursuant to that certain Common Stock Purchase Agreement, dated as of the date hereof (the “Royalty Pharma Stock Purchase Agreement”), between Borrower and RPI Trust, the Borrower desires to issue and sell, and RPI Trust desires to purchase, certain common stock of the Borrower;

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend the Credit Agreement to allow for the entering into of the OMERS Royalty Purchase Agreement and the 2021 RP Royalty Purchase Agreement; and

WHEREAS, upon the terms and conditions set forth herein, the Administrative Agent and the undersigned Lenders, which constitute Required Lenders, are willing to amend the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Defined Terms. All initially capitalized terms used herein (including the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement.

2.    Amendments to Credit Agreement. Subject to the satisfaction (or waiver in writing by the Required Lenders) of the conditions precedent set forth in Section 3 hereof, the Credit Agreement is hereby amended as follows:

(a)    Amended Credit Agreement. The Credit Agreement (other than the schedules and exhibits attached thereto) shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Credit Agreement attached as Annex A hereto.

(b)    Complement Inhibitor Schedule. The Schedules to the Credit Agreement are amended by adding Schedule A attached as Annex B hereto.

3.    Condition Precedent to Amendment. The effectiveness of this Amendment is conditioned on the satisfaction in full, in a manner satisfactory to the Administrative Agent and the Required Lenders, or waiver, of the following conditions precedent:

(a)    Executed Amendment. The Administrative Agent shall have received this Amendment, duly executed and delivered by the parties hereto, and the same shall be in full force and effect.

(b)    Opinions of Counsel to the Loan Parties. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders, dated as of the date hereof, and in form and substance satisfactory to the Administrative Agent, the Lenders and their counsel.

(c)    Opinions of Counsel to the Administrative Agent. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Administrative Agent with respect to BioCryst UK and BioCryst Ireland Limited, addressed to the Administrative Agent and the Lenders, dated as of the date hereof, and in form and substance satisfactory to the Administrative Agent, the Lenders and their counsel.

(d)    Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals, facsimiles or pdf scans, in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)    (x) copies of (x) the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and (y) a certification by a Responsible Officer of such Loan Party that such Loan Party’s Organization Documents have not been amended or otherwise modified since the last time that such Loan Party’s Organization Documents were delivered to the Administrative Agent;

(ii)    such certificates of resolutions, shareholder resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party; and

(iii)    such documents and certifications as the Administrative Agent may require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization or formation, including certificates of good standing or status in all applicable jurisdictions (which shall exclude, for the avoidance of doubt, Ireland).

(e)    No Material Adverse Effect. Since [***], there shall not have occurred any event or condition that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f)    Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(g)    Governmental and Third Party Approvals. The Borrower and its Subsidiaries shall have received all material governmental, shareholder and third-party consents and approvals necessary in connection with the transactions contemplated by this Agreement, the other Loan Documents, the Royalty Financing Documents, the Royalty Pharma Stock Purchase Agreement and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or any of its Subsidiaries or such other transactions or that could seek to threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect.

(h)    Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying, as of the Closing Date, (i) that the conditions specified in Sections 3(e), (f) and (g) have been satisfied, (ii) that the representations specified in Sections 4(b) and (c) are true and correct and (iii) that the Borrower and its Subsidiaries (after giving effect to the Amendment) are Solvent on a consolidated basis.

(i)    OMERS Royalty Financing Documents.

(i)

The OMERS Royalty Financing Documents shall have been executed and delivered and the transactions thereunder fully consummated substantially concurrently with the execution and delivery of this Amendment.

(ii)	Receipt by the Administrative Agent of the OMERS Royalty Financing Documents, each in form and substance reasonably satisfactory to Administrative Agent and the Lenders.

(iii)

The Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent certifying that (A) Administrative Agent has received a true, correct and complete executed copy of each OMERS Royalty Financing Document, (B) each Loan Party is in compliance in all material respects with the OMERS Royalty Financing Documents to which it is a party, and such Person has not received any notice of default or termination thereunder and (C) as of the date hereof, no OMERS Royalty Financing Document has been amended or waived or modified, without the written consent of the Administrative Agent and the Lenders.

(j)    2021 RP Royalty Financing Documents.

(i)

The 2021 RP Royalty Financing Documents shall have been executed and delivered and the transactions thereunder fully consummated substantially concurrently with the execution and delivery of this Amendment.

(ii)	Receipt by the Administrative Agent of the 2021 RP Royalty Financing Documents, each in form and substance reasonably satisfactory to Administrative Agent and the Lenders.

(iii)

The Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent certifying that (A) the Administrative Agent has received a true, correct and complete executed copy of each 2021 RP Royalty Financing Document, (B) each Loan Party is in compliance in all material respects with the 2021 RP Royalty Purchase Agreement and the other 2021 RP Royalty Financing Documents to which it is a party, and such Person has not received any notice of default or termination thereunder and (C) as of the date hereof, neither the 2021 RP Royalty Purchase Agreement nor any other 2021 RP Royalty Financing Document has been amended or waived or modified in any manner, without the written consent of the Administrative Agent and the Lenders.

(k)

Royalty Pharma Stock Purchase Agreement. The Royalty Pharma Stock Purchase Agreement shall have been executed and delivered substantially concurrently with the execution and delivery of this Amendment.

(l)

Royalty Pharma Stock Purchase Documents. Receipt by the Administrative Agent of the Royalty Pharma Stock Purchase Agreement, in form and substance reasonably acceptable to the Administrative Agent and the Lenders, together with a certificate of a Responsible Officer of the Borrower addressed to the Administrative Agent certifying that (i) the Administrative Agent has received a true, correct and complete executed copy of the Royalty Pharma Stock Purchase Agreement and each material agreement entered into in connection therewith (collectively, the “Royalty Pharma Stock Purchase Documents”), (ii) each Loan Party is in compliance in all material respects with the Royalty Pharma Stock Purchase Documents to which it is a party, and such Loan Party has not received any notice of default or termination thereunder and (iii) as of the date hereof, no Royalty Pharma Stock Purchase Documents (including, without limitation, the Royalty Pharma Stock Purchase Agreement) has been amended or waived or modified in any manner, without the written consent of the Administrative Agent and the Required Lenders.

(m)

Lien Searches. Receipt by the Administrative Agent of searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral.

4.    Representations and Warranties. Each of the Borrower and each Guarantor hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a)    The execution, delivery and performance of this Amendment and such Loan Party’s obligations hereunder have been duly authorized by all necessary corporate or other similar action. This Amendment has been duly executed and delivered by each Loan Party that is party thereto. Each of this Amendment and the Credit Agreement (for the avoidance of doubt, as amended by this Amendment) constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party, subject to applicable Debtor Relief Laws or other Laws affecting creditors’ rights generally and subject to general principles of equity.

(b)    No Default or Event of Default has occurred and is continuing as of the date of the effectiveness of this Amendment, and no condition exists which constitutes a Default or an Event of Default.

(c)    After giving effect to this Amendment, the representations and warranties of the Borrower and each other Loan Party contained in Article VI of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 4(c), the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Credit Agreement.

5.    GOVERNING LAW; JURISDICTION; ETC.; WAIVER OF RIGHT TO JURY TRIAL; AND JUDGMENT CURRENCY. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW; SUBMISSION TO JURISDICTION, WAIVER OF VENUE, SERVICE OF PROCESS; WAIVER OF RIGHT TO TRIAL BY JURY; AND JUDGMENT CURRENCY SET FORTH IN SECTIONS 12.14, 12.15 AND 12.16 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

6.    Counterpart Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

7.    Release. Each of the Loan Parties hereby releases and forever discharges the Administrative Agent, the Lenders and their respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as, the “Lender Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with the Loan Documents or any of the negotiations, activities, events or circumstances arising out of or related to the Loan Documents through the date of this Amendment, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any of the Loan Parties may have or claim to have against any entity within the Lender Group.

8.    Acknowledgment and Reaffirmation. By its execution hereof, each of the Loan Parties hereby expressly (a) acknowledges and agrees to the terms and conditions of this Amendment, (b) except as otherwise amended hereby, reaffirms all of its respective covenants and other obligations set forth in the Credit Agreement and the other Loan Documents to which it is a party, (c) ratifies and confirms all security interests previously granted by it to the Administrative Agent for the benefit of the Secured Parties under the Loan Documents, as amended hereby, and (d) acknowledges that its respective covenants and other obligations set forth in the Credit Agreement and the other Loan Documents to which it is a party remain in full force and effect as amended hereby.

9.    Entire Agreement. This Amendment, and the terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

10.    Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

11.    Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.    Costs and Expenses. As an inducement to the Administrative Agent and the Lenders entering into this Amendment and as otherwise required under the Loan Documents, the Borrower hereby agrees to pay pursuant to Section 12.04 of the Credit Agreement, following execution and delivery of this Amendment, all reasonable out-of-pocket cost and expenses of the Administrative Agent and the Lenders incurred in connection with this Amendment and the matters contemplated herein, including all reasonable attorney’s fees.

13.    Loan Document. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents. The occurrence and continuation of any Event of Default under this Amendment shall entitle the Administrative Agent and the Lenders to exercise all rights and remedies available to them under Section 9.02 of the Credit Agreement. Each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed a reference to the Credit Agreement as amended hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWER:	BIOCRYST PHARMACEUTICALS, INC.

	By:	/s/ Anthony Doyle
	Name:	Anthony Doyle
	Title:	Chief Financial Officer

GUARANTORS:	BIOCRYST IRELAND LIMITED
incorporated under the laws of Ireland

	By:	/s/ Brian McInerney
	Name:	Brian McInerney
Director

BIOCRYST UK LIMITED
incorporated under the laws of England

	By:	/s/ Luke Robinson
	Name:	Luke Robinson
	Title:	Director

BIOCRYST US Sales Co., LLC

	By:	/s/ Anthony Doyle
	Name:	Anthony Doyle
	Title:	Chief Financial Officer

[Signature Page to Amendment Number One to Credit Agreement]

ADMINISTRATIVE AGENT:	ATHYRIUM OPPORTUNITIES III CO-INVEST 1 LP, as Administrative Agent

By: ATHYRIUM OPPORTUNITIES ASSOCIATES CO-INVEST LLC, its General Partner

	By:	/s/ Rashida Adams
	Name:	Rashida Adams
	Title:	Authorized Signatory

LENDER:	ATHYRIUM OPPORTUNITIES III CO-INVEST 1 LP

By: ATHYRIUM OPPORTUNITIES ASSOCIATES CO-INVEST LLC, its General Partner

	By:	/s/ Rashida Adams
	Name:	Rashida Adams
	Title:	Authorized Signatory

[Signature Page to Amendment Number One to Credit Agreement]

ANNEX A

AMENDED CREDIT AGREEMENT

[See Attached]

Annex A to Amendment Number One

CONFORMED THROUGH AMENDMENT NUMBER ONE TO CREDIT AGREEMENT

CREDIT AGREEMENT

Dated as of December 7, 2020

among

BIOCRYST PHARMACEUTICALS, INC.,
as the Borrower,

BIOCRYST IRELAND LIMITED

as a Guarantor

The other Guarantors from time to time party hereto,

The Lenders from time to time party hereto

and

ATHYRIUM OPPORTUNITIES III CO-INVEST 1 LP,
as Administrative Agent

i

i

6.03	Governmental Authorization; Other Consents	61
6.04	Binding Effect	61
6.05	Financial Statements; No Material Adverse Effect	61
6.06	Litigation	62
6.07	No Default	62
6.08	Ownership of Property; Liens	63
6.09	Environmental Compliance	63
6.10	Insurance	64
6.11	Taxes	64
6.12	ERISA Compliance	64
6.13	Subsidiaries and Capitalization; Management Fees	65
6.14	Margin Regulations; Investment Company Act	66
6.15	Disclosure	66
6.16	Compliance with Laws	66
6.17	Intellectual Property; Licenses, Etc.	66
6.18	Solvency	69
6.19	Perfection of Security Interests in the Collateral	69
6.20	Business Locations	69
6.21	Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act	69
6.22	Material Contracts	70
6.23	Regulatory Compliance.	70
6.24	Labor Matters	75
6.25	Affected Financial Institution	75
6.26	Ranking of Loans	75
6.27	Consummation of the Royalty Financing	75
6.28	Regulation H	75
6.29	Data Privacy.	75
6.30	Centre of Main Interests and Establishments.	76
6.31	JPR Royalty Sub.	76
6.32	Royalty and Other Payments.	76
6.33	Non-Competes.	76
Article VII AFFIRMATIVE COVENANTS		76
7.01	Financial Statements; Lender Calls	76
7.02	Certificates; Other Information	77
7.03	Notices	80
7.04	Payment of Obligations	82
7.05	Preservation of Existence, Etc.	82
7.06	Maintenance of Properties	82
7.07	Maintenance of Insurance	83
7.08	Compliance with Laws	83
7.09	Books and Records	83
7.10	Inspection Rights	84
7.11	Use of Proceeds	84
7.12	Additional Subsidiaries	84
7.13	ERISA Compliance	85

7.14	Pledged Assets	85
7.15	Compliance with Material Contracts	85
7.16	Deposit Accounts	85
7.17	Regulatory Compliance	86
7.18	Intellectual Property; Consent of Licensors	88
7.19	Anti-Corruption Laws	89
7.20	Post-Closing Obligations	89
7.21	JPR Royalty Sub - Indenture.	89
7.22	Restrictions on Cash	90
7.23	People with Significant Control Regime	90
Article VIII NEGATIVE COVENANTS		90
8.01	Liens	90
8.02	Investments	92
8.03	Indebtedness	93
8.04	Fundamental Changes	94
8.05	Dispositions	94
8.06	Restricted Payments	95
8.07	Change in Nature of Business	95
8.08	Transactions with Affiliates and Insiders	96
8.09	Burdensome Agreements	96
8.10	Use of Proceeds	96
8.11	Prepayment of Other Indebtedness	96
8.12	Organization Documents; Fiscal Year; Legal Name, Jurisdiction of Formation and Form of Entity; Certain Amendments	97
8.13	Ownership of Subsidiaries	97
8.14	Sale Leasebacks	98
8.15	Sanctions; Anti-Corruption Laws	98
8.16	Minimum Liquidity.	98
8.17	Minimum Orladeyo Consolidated U.S. Net Product Sales	98
8.18	MDCP.	99
Article IX EVENTS OF DEFAULT AND REMEDIES		99
9.01	Events of Default	99
9.02	Remedies Upon Event of Default	102
9.03	Application of Funds	104
9.04	Cure Right	104
Article X INCREASED COSTS AND INABILITY TO DETERMINE RATES		105
10.01	Increased Costs, Etc.	105
10.02	Mitigation Obligations; Replacement of Lenders.	106
10.03	Inability to Determine Rates	106
10.04	Illegality	109
10.05	Survival	110

Article XI ADMINISTRATIVE AGENT		110
11.01	Appointment and Authority	110
11.02	Rights as a Lender	111
11.03	Exculpatory Provisions	111
11.04	Reliance by Administrative Agent	112
11.05	Delegation of Duties	112
11.06	Resignation of Administrative Agent	112
11.07	Non-Reliance on Administrative Agent and Other Lenders	113
11.08	Administrative Agent May File Proofs of Claim	113
11.09	Collateral and Guaranty Matters	114
Article XII MISCELLANEOUS		114
12.01	Amendments, Etc.	114
12.02	Notices and Other Communications; Facsimile Copies	116
12.03	No Waiver; Cumulative Remedies; Enforcement	118
12.04	Expenses; Indemnity; and Damage Waiver	118
12.05	Marshalling; Payments Set Aside	120
12.06	Successors and Assigns; Transfers	120
12.07	Treatment of Certain Information; Confidentiality	124
12.08	Set-off	124
12.09	Interest Rate Limitation	125
12.10	Counterparts; Integration; Effectiveness	125
12.11	Survival of Representations and Warranties	126
12.12	Severability	126
12.13	Replacement of Lenders.	126
12.14	Governing Law; Jurisdiction; Etc.	127
12.15	Waiver of Right to Trial by Jury	128
12.16	Judgment Currency	128
12.17	Electronic Execution of Assignments and Certain Other Documents	129
12.18	USA PATRIOT Act	129
12.19	No Advisory or Fiduciary Relationship	129
12.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	130
12.21	Publicity	130
12.22	Conflicts	131

SCHEDULES

A	Complement Inhibitor
1.01	Products, Services and Facilities
2.01	Commitments and Applicable Percentages
6.1	Insurance
6.13(a)	Subsidiaries
6.13(b)	Capitalization
6.17	IP Rights
6.20(a)	Locations of Real Property

6.20(b)	Taxpayer and Organizational Identification Numbers
6.20(c)	Changes in Legal Name, State of Organization and Structure
6.22	Material Contracts
6.23	Regulatory Compliance
6.32	Royalty and Other Payments
7.2	Post-Closing Obligations
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
12.02	Certain Addresses for Notices

v

EXHIBITS

A	Form of Loan Notice
B-1	Form of Term A Note
B-2	Form of Term B Note
B-3	Form of Term C Note
C	Form of Assignment and Assumption
D	Form of Compliance Certificate
E	Form of Joinder Agreement
F	Form of Orladeyo Label

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of December 7, 2020 among BIOCRYST PHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein) listed on the signature pages hereto and from time to time party hereto, the Lenders (defined herein) from time to time party hereto and ATHYRIUM OPPORTUNITIES III CO-INVEST 1 LP, a Delaware limited partnership, as Administrative Agent for the Lenders (each as defined below).

The Borrower has requested that the Lenders make an investment in the Borrower in the form of term loan facilities and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2020 RP Buyer” means the “Buyer” as such term is defined in the 2020 RP Royalty Purchase Agreement as in effect on the date hereof.

“2020 RP Revenue Participation Right” means, the “Revenue Participation Right” as such term is defined in the 2020 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date.

“2020 RP Royalty Financing” means, subject to the Royalty Financing Restrictions, that certain true sale of the 2020 RP Revenue Participation Right to RPI 2019 Intermediate Finance Trust, a Delaware statutory trust, on the Term A Borrowing Date pursuant to the terms of the 2020 RP Royalty Purchase Agreement.

“2020 RP Royalty Purchase Agreement” means the Purchase and Sale Agreement, dated as of December 7, 2020, between the Borrower and RPI 2019 Intermediate Finance Trust, a Delaware statutory trust, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms of the Loan Documents.

“2020 RP Royalty Financing Documents” means the 2020 RP Royalty Purchase Agreement, the 2020 RP Royalty Financing Side Letter, the Intercreditor Agreement and any other agreement, instrument or document entered into from time to time in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Loan Documents.

“2020 RP Royalty Financing Side Letter” means the letter agreement, dated as of December 7, 2020 between the Borrower and RPI 2019 Intermediate Finance Trust, a Delaware statutory trust, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Loan Documents.

“2021 RP Buyer” means the “Buyer” as such term is defined in the 2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date.

“2021 RP Revenue Participation Right” means, the “2021 Revenue Participation Right” as such term is defined in the 2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date.

“2021 RP Royalty Financing” means, subject to the Royalty Financing Restrictions, that certain true sale of the 2021 RP Revenue Participation Right to RPI 2019 Intermediate Finance Trust, a Delaware statutory trust, on the Amendment No. 1 Effective Date pursuant to the terms of the 2021 RP Royalty Purchase Agreement.

“2021 RP Royalty Purchase Agreement” means the 2021 Purchase and Sale Agreement, dated as of the Amendment No. 1 Effective Date, between the Borrower and RPI 2019 Intermediate Finance Trust, a Delaware statutory trust, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms of the Loan Documents.

“2021 RP Royalty Financing Documents” means the 2021 RP Royalty Purchase Agreement, the 2021 RP Royalty Financing Side Letter, the Intercreditor Agreement and any other agreement, instrument or document entered into from time to time in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Loan Documents.

“2021 RP Royalty Financing Side Letter” means the letter agreement, dated as of the Amendment No. 1 Effective Date between the Borrower and RPI 2019 Intermediate Finance Trust, a Delaware statutory trust, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Loan Documents.

“Accrediting Organization” means any Person from which any Loan Party or Subsidiary has received an accreditation as of the Closing Date or thereafter.

“Acquisition” means, with respect to any Person, (a) the acquisition by such Person, in a single transaction or in a series of related transactions, of (i) assets of another person which constitute all or substantially all of the assets of such Person, or of any division, line of business or other business unit of such Person or (ii) at least a majority of the Voting Stock of another Person or (b) a Product Acquisition, in each case whether or not involving a merger, amalgamation or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Administrative Agent” means Athyrium Opportunities III Co-Invest 1 LP, a Delaware limited partnership, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) UK Financial Institution.

“Affiliate” means, with respect to a specified Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and (b) other than with respect to any Lender and the Administrative Agent, any manager, officer or director of such Person.

“Agreement” means this Credit Agreement.

“Amendment No. 1” means that certain Amendment Number One to Credit Agreement, dated as of the Amendment No. 1 Effective Date, among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent.

“Amendment No. 1 Effective Date” means November 19, 2021.

“Applicable Percentage” means with respect to any Lender at any time, (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) at any time during the Term A Availability Period, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the outstanding principal amount of such Term A Lender’s Term A Loans at such time, (b) in respect of the Term B Facility, with respect to any Term B Lender at such time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) at any time during the Term B Availability Period, such Term B Lender’s Term B Commitment at such time and (ii) at any time thereafter, the outstanding principal amount of such Term B Lender’s Term B Loans at such time and (c) in respect of the Term C Facility, with respect to any Term C Lender at such time, the percentage (carried out to the ninth decimal place) of the Term C Facility represented by (i) at any time during the Term C Availability Period, such Term C Lender’s Term C Commitment at such time and (ii) at any time thereafter, the outstanding principal amount of such Term C Lender’s Term C Loans at such time. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appropriate Lender” means, at any time, with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.06(b), and accepted by the Administrative Agent), in substantially the form of Exhibit C hereto or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Athyrium” means Athyrium Capital Management, LP and its successors and assigns.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year of the Borrower ended December 31, 2019, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Back-Up Security ~~Interest~~Interests” means, collectively, (i) the “Back-Up Security Interest” as such term is defined in the ~~Royalty Financing~~2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date, which modifies the “Back-Up Security Interest” as such term is defined in the 2020 RP Royalty Purchase Agreement as in effect on the date hereof and (ii) the “Back-Up Security Interest” as such term is defined in the OMERS Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or insolvency proceedings).

“BCX9930” means the molecule described in investigational new drug application (IND) 142,217 filed with the FDA and in analogous filings in jurisdictions outside the United States and referenced by the Borrower as “BCX9930”.

“BCX9930 Product Family” means (a) BCX9930, [***].

“BCX9930 Net Product Sales” means, for any period, consolidated net revenues of the Borrower and its Subsidiaries from sales of the BCX9930 Product Family in any jurisdiction for such period, all as determined and reported in accordance with GAAP.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” means a Term A Borrowing, a Term B Borrowing or a Term C Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York.

“Businesses” means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

~~“Buyer~~” ~~means the~~ “~~Buyer~~” ~~as such term is defined in the Royalty Financing Agreement as in effect on the date hereof.~~

“Buyers” means, collectively, the 2020 RP Buyer, the 2021 RP Buyer and the OMERS Buyer.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any United States commercial bank of recognized standing having capital and surplus in excess of $[***] or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $[***] for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, which are administered by reputable financial institutions having capital of at least $[***] and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Cash Pay Election” shall have the meaning set forth in Section 2.06(d).

“cGCP” means the then current Good Clinical Practices that establish the international ethical and scientific quality standards for designing, conducting, recording and reporting clinical trials that are promulgated or endorsed for the United States by the FDA (including through ICH E6 and 21 CFR Parts 50, 54, 56 and 312) and for outside the United States by comparable Governmental Authorities.

“cGLP” means the then current Good Laboratory Practices that establish the international ethical and scientific quality standards for designing, conducting, recording and reporting non-clinical and laboratory testing that are promulgated or endorsed for the United States by the FDA and for outside the United States by comparable Governmental Authorities.

“cGMP” means the then current Good Manufacturing Practice for drugs and biologics (including the regulations for drugs and finished pharmaceutical products contained in 21 C.F.R. Parts 210 and 211 and related Guidance documents issued by the United States Food and Drug Administration), or medical devices (including the Quality System Regulations contained in 21 C.F.R. Part 820, as applicable, and related Guidance documents issued by the United States Food and Drug Administration), and for outside the United States by comparable Governmental Authorities.

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, and all laws and implementing rules and regulations and requirements pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests representing 35% or more of the aggregate ordinary voting power in the election of the Board of Directors of the Borrower represented by the issued and outstanding Equity Interests of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)    during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of the Borrower cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors, or (iii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors; or

(c)    any “Change of Control” (or any comparable term) shall occur under any document, instrument or other agreement evidencing any Indebtedness with an aggregate principal amount in excess of the Threshold Amount; or

(d)    except to the extent expressly permitted by this Agreement, the Borrower shall cease to directly or indirectly own, beneficially and of record (other than director’s qualifying shares of investments by foreign nationals to the extent mandated by applicable Laws), 100% of the issued and outstanding Equity Interests of each Subsidiary of the Borrower.

“CLIA” means the Clinical Laboratory Improvement Amendments (42 U.S.C. § 263a) and the implementing regulations at 42 C.F.R. pt. 493.

“Clinical Trial Material” means any raw materials, parts, or supplies used in the ordinary course of development of a Product for which regulatory approval has not yet been obtained and that are used exclusively for purposes of supporting clinical and preclinical research.

“Closing Date” means the date hereof.

“CMS” means the U.S. Centers for Medicare and Medicaid Services.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party, acknowledges the Liens of the Administrative Agent and waives (or, if approved by the Administrative Agent, subordinates) any Liens held by such Person on such property, and permits the Administrative Agent reasonable access to any Collateral stored or otherwise located thereon.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Deposit Account Control Agreements, the Perfection and Due Diligence Certificate, the Collateral Access Agreements, the Real Property Security Documents, the IP Security Agreements, the Irish Security Documents and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.12, Section 7.14, Section 7.20 or pursuant to the terms of any Collateral Document.

“Commitment” means a Term A Commitment, a Term B Commitment or a Term C Commitment, as the context may require.

“Companies Act” means the Companies Act 2014, of Ireland.

“Complement Inhibitor” means the inhibitor described on Schedule A attached hereto.

“Complement Inhibitor Product Family” means (a) the Complement Inhibitor, [***].

“Complement Inhibitor Net Product Sales” means, for any period, consolidated net revenues of the Borrower and its Subsidiaries from sales of the Complement Inhibitor Product Family in any jurisdiction for such period, all as determined and reported in accordance with GAAP.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Confidential Information” means all non-public information, whether written, oral or in any electronic, visual or other medium, that is the subject of reasonable efforts to keep it confidential and that is owned by the Borrower or any Subsidiary or that the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to, and that is used by the Borrower or any other Person to manufacture, develop, import, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute or provide a Product or Service.

“Consolidated Revenues” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, revenues for such period as determined and reported in accordance with GAAP; provided, that, “Consolidated Revenues” shall exclude the revenues generated by any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote [***]% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Convertible Bond Indebtedness” means Indebtedness having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into shares of common capital stock of the Borrower; provided, that, (a) the principal amount (or accreted value, if applicable) of such Convertible Bond Indebtedness does not exceed $[***], (b) such Convertible Bond Indebtedness shall be unsecured, (c) no Subsidiary shall Guarantee such Convertible Bond Indebtedness, (d) such Convertible Bond Indebtedness shall not mature, and no scheduled or mandatory principal payments, repayments, prepayments, cash settlements, repurchases, redemptions or sinking fund or like payments (but excluding, for the avoidance of doubt, regularly scheduled cash interest payments and conversion of such Convertible Bond Indebtedness into shares of common capital stock of the Borrower in accordance with the terms thereof) of such Convertible Bond Indebtedness shall be required at any time on or prior to the date that is one (1) year after the Maturity Date, other than upon a “Change of Control”, “fundamental change”, “make-whole fundamental change” or similar event, (e) such Convertible Bond Indebtedness shall (i) not include (A) any financial maintenance covenants or (B) other covenants and defaults that are, taken as a whole, more restrictive on the Borrower and its Subsidiaries than the covenants and defaults set forth in the Loan Documents and (ii) have a cash interest rate of less than the greater of (x) [***] percent ([***]%) per annum and (y) such cash interest rate as the Administrative Agent, in its sole discretion, shall approve in writing after the Closing Date, upon the request of the Borrower in light of changes to market interest rates for similar convertible notes, (f) such Convertible Bond Indebtedness shall include conversion, redemption and fundamental change provisions that are customary for public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act), (g) such Convertible Bond Indebtedness shall be subordinated in right of payment to the Obligations pursuant to the terms of a subordination, intercreditor, or other similar agreement (or terms of subordination incorporated into the indenture under which such Convertible Bond Indebtedness is issued), in each case, in form and substance, and on terms, approved by the Administrative Agent in writing in its sole discretion, (h) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Convertible Bond Indebtedness or could result therefrom and (i) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Financial Officer of the Borrower certifying as to the foregoing.

“Copyright License” means any agreement, whether written or oral, providing for the grant of any right to use any Work under any Copyright.

“Copyrights” means (a) all proprietary rights afforded Works pursuant to Title 17 of the United States Code, including, without limitation, all rights in mask works, copyrights and original designs, and all proprietary rights afforded such Works by other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international treaties and conventions thereto), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations thereof now or hereafter provided for by law and all rights to make applications for registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to the Borrower or the Borrower; and (b) all copyright rights under the copyright laws of the United States and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to, and which are used by the Borrower or any other Person to manufacture, develop, import, market, promote, advertise, offer for sale, sell, use, provide and/or otherwise distribute a Product or Service.

“Covered Party” has the meaning specified in Section 12.21.

“Cure Right” has the meaning specified in Section 9.04.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the sum of (a) Three-Month LIBOR for the applicable Interest Period plus (b) [***]% per annum, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender, as determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder, including with respect to any Term A Commitments, any Term B Commitments or any Term C Commitments, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the Uniform Commercial Code), investment account, securities account or other account in which funds are held or invested to or for the credit or account of any Loan Party.

“Deposit Account Control Agreement” means any account control agreement by and among a Loan Party, the applicable depository bank or securities intermediary (as the case may be) and the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction or any issuance by any Subsidiary of its Equity Interests) of any property by any Loan Party or any Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith (including any disposition, allocation, transfer or conveyance of property to a Delaware Divided LLC pursuant to a Delaware LLC Division), but excluding the following: (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business (including Stockpile Sales), (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out equipment no longer used or useful in the conduct of business of any Loan Party or any Subsidiary, (c) any sale, lease, license, transfer or other disposition of property to any Loan Party or any Subsidiary; provided, that, if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.02, (d) the abandonment or other disposition of IP Rights that are not material and are no longer used or useful in any material respect in the business of the Borrower and its Subsidiaries taken as a whole, (e) licenses, sublicenses, leases or subleases (other than relating to intellectual property) granted to third parties in the ordinary course of business and not interfering with the Businesses, (f) any Involuntary Disposition, (g) dispositions of cash and Cash Equivalents in the ordinary course of business pursuant to transactions permitted hereunder, (h) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction, (i) the sale of the “Revenue Participation ~~Rights~~Rights” (or other comparable term) in accordance with the terms of the Royalty Financing Documents or the terms of the Other Royalty Financing Documents, (j) any disposition of the equity interests of JPR Royalty Sub pursuant to an exercise of remedies under the Pledge and Security Agreement (as defined in the JPR Indenture) or in connection with the compromise or settlement of claims with holders of Indebtedness issued under the JPR Indenture, (k) dispositions of Clinical Trial Material that, in the good faith determination of Borrower, is no longer used or useful in the conduct of the business of Borrower and its Subsidiaries, (l) the sale, transfer or other disposition of a de minimis number of shares of the Equity Interests of a Non-U.S. Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable Law, (m) to the extent constituting a Disposition, Liens permitted by Section 8.01 and Investments permitted by Section 8.02 and (n) the unwinding of Swap Contracts permitted by Section 8.03(d).

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the one hundred and eighty-first (181st) day after the Maturity Date, (b) requires the payment of any cash dividends at any time prior to the one hundred and eighty-first (181st) day after the Maturity Date, (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations, or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, in each case at any time prior to the one hundred and eighty-first (181st) day after the Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Domain Names” means all domain names and URLs that are registered and/or owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, other indemnity obligations, royalty payments and sale, or development and other milestone payments) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assets” means long-term assets that are used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extension or expansions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.06 (subject to such consents, if any, as may be required under Section 12.06(b)(iii)).

“English Subsidiary” means (a) BioCryst UK Limited and (b) any other Subsidiary that is organized under the laws of England from time to time.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, but excluding, for the avoidance of doubt, any Convertible Bond Indebtedness to the extent that the same have not yet been converted into shares of common capital stock of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA, or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 9.01.

“Examiner” means an examiner appointed under Section 509 of the Companies Act.

“Excluded Business Interruption Proceeds” means (a) cash proceeds of business interruption insurance not in excess of $[***] in any fiscal year (the “Annual Business Interruption Cap”) and (b) any cash proceeds of business interruption insurance in excess of the Annual Business Interruption Cap in any fiscal year which are actually applied to operating expenses or to rebuild or replace the property or remedy the event or occurrence giving rise to the business interruption event in respect of which such business interruption insurance proceeds are being paid.

“Excluded Prepayment Amount” has the meaning provided in Section 2.03(b)(vi).

“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date as contemplated by Section 7.12, (a) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (b) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that, upon submission and acceptance by the United States Patent and Trademark Office of a statement of use or an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall no longer constitute “Excluded Property” and shall be considered Collateral, (c) any permit, lease, license, contract or other agreement of a Loan Party if the grant of a security interest in such permit, lease, license, contract or other agreement in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided, that, (x) any such limitation described in this clause (c) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition would not be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law or principles of equity and (y) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, permit, lease, license, contract or other agreement, to the extent sufficient to permit any such item to become Collateral, a security interest in such permit, lease, license, contract or other agreement shall be automatically and simultaneously granted under the applicable Collateral Document and such permit, lease, license, contract or other agreement shall no longer constitute “Excluded Property” and shall be considered Collateral, (d) the equity interests in JPR Royalty Sub to the extent that Borrower is prohibited from pledging such interests pursuant to the terms of the Pledge and Security Agreement (as defined in the JPR Indenture), provided that, upon the termination or expiration of such prohibition or termination of, or payment in full of the “Secured Obligations” under the JPR Indenture, the equity interests in JPR Royalty Sub shall automatically be subject to the security interest granted in favor of Agent hereunder and shall become part of the “Collateral”, (e) the HSBC Cash Collateral Accounts ~~and~~ (f) the Equity Interests of any Non-U.S. Subsidiary (other than any Irish Subsidiary and any English Subsidiary) to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a)~~.~~, (g) the Participation Right (as defined in the 2020 RP Royalty Purchase Agreement as in effect on the Closing Date), solely to the extent that title thereto has been transferred to the 2020 RP Buyer pursuant to the terms of the 2020 RP Royalty Purchase Agreement, (h) the 2021 Revenue Participation Right (as defined in the 2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date), solely to the extent that title thereto has been transferred to the 2021 RP Buyer pursuant to the terms of the 2021 RP Royalty Purchase Agreement and (i) the Revenue Participation Right (as defined in the OMERS Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) solely to the extent that title thereto has been transferred to the OMERS Buyer pursuant to the terms of the OMERS Royalty Purchase Agreement.

“Excluded Subsidiary” means (a) subject to Section 7.21(c), JPR Royalty Sub, (b) any Immaterial Non-U.S. Subsidiary, (c) MDCP, (d) any Non-U.S. Regulatory Approval Subsidiaries, (e) any Non-U.S. Subsidiary (other than any English Subsidiary and any Irish Subsidiary), the grant or perfection of a security interest in the assets of such Non-U.S. Subsidiary in support of, or the guaranteeing of, the Obligations would result in material adverse tax consequences to the Borrower and its Subsidiaries (as reasonably determined by the Borrower with the consent of the Administrative Agent) and (f) any Non-U.S. Subsidiary (other than any English Subsidiary and any Irish Subsidiary) with respect to which it is reasonably agreed by the Borrower and the Administrative Agent that the cost or other consequences of providing a guarantee of the Obligations shall outweigh the benefits to be obtained by the Lenders therefrom as a result of capital maintenance rules, corporate benefit requirements or similar Laws of the jurisdiction of organization of such Non-U.S. Subsidiary.

“Exempt Immaterial Subsidiary” means at any time, an Exempt Subsidiary that (a) as of the last day of the fiscal quarter of the Borrower most recently ended for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b), did not have (together with its Subsidiaries, on a consolidated basis) assets in excess of (i) [***]% of the consolidated total assets of the Borrower and its Subsidiaries at the end of such fiscal quarter for any one Exempt Immaterial Subsidiary and (ii) [***]% of the consolidated total assets of the Borrower and its Subsidiaries at the end of such fiscal quarter for all Exempt Immaterial Subsidiaries in the aggregate and (b) for the period of four fiscal quarters most recently ended for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b), did not have (together with its Subsidiaries, on a consolidated basis) Consolidated Revenues (without giving effect to proviso in the definition thereof) attributable to such Exempt Subsidiary for such period in excess of (i) [***]% of Consolidated Revenues for such period for any one Exempt Immaterial Subsidiary and (ii) [***]% of Consolidated Revenues for such period for all Exempt Immaterial Subsidiaries in the aggregate.

“Exempt Subsidiary” means any of the following: (a) BioCryst UK, Ltd., BioCryst Deutschland GmbH and BioCryst France SAS and (b) any other Non U.S. Subsidiary that is formed after the Closing Date (but, for the avoidance of doubt, excluding any Non-U.S. Subsidiary that is acquired after the Closing Date) and organized under the laws of France, Germany, Ireland, [***], Japan, [***] or United Kingdom.

“Existing Indebtedness” means all Indebtedness for borrowed money of the Borrower and its Subsidiaries in existence immediately prior to the Term A Borrowing Date, including the MidCap Indebtedness.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including (1) tax refunds, (2) pension plan reversions, (3) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries or (ii) received by the Borrower or any of its Subsidiaries as reimbursement for (A) actual losses or costs incurred by the Borrower or any of its Subsidiaries or (B) any payment previously made, in each case by the Company and its Subsidiaries in connection with any such indemnity payments), and (4) proceeds of judgments, settlements or other consideration of any kind in connection with any cause of action (other than to the extent (i) an amount equal to such proceeds of judgments, settlements or causes of action or such proceeds of judgments, settlements or causes of action have already been paid or are immediately payable to a Person that is not the Borrower or any of its Subsidiaries or Affiliates in accordance with requirements of law, settlements of the underlying events related thereto or with contractual obligations entered into in the ordinary course of business in effect prior to such judgment, settlement or cause or action or (ii) such proceeds of judgments, settlements or causes of action are received by the Borrower or any of its Subsidiaries as reimbursement for (A) actual losses or (B) any out-of-pocket costs, in each case incurred or made by the Borrower and its Subsidiaries prior to the receipt thereof directly related to the event resulting from the subject judgment, settlement or cause of action); provided, that Extraordinary Receipts shall in any event not include (x) proceeds described in Section 2.03(b)(i) hereof, (y) proceeds of purchase price adjustments in connection with any Permitted Acquisition and (z) proceeds of issuances of common equity or other Equity Interests (other than Disqualified Capital Stock).

“Facility” means the Term A Facility, the Term B Facility or the Term C Facility, as the context may require.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) all of the Commitments have terminated and (b) all Obligations have been paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted).

“Facilities” means, at any time, a collective reference to the facilities (including any laboratory) and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder, official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any treaty, law, regulation or intergovernmental agreements entered into (which facilitates the implementation of any law or regulation) thereunder.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq. and all regulations promulgated thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Flood Hazard Property” means any real property subject to a Mortgage that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in notes, loans and/or similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Government Account Debtor” means the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof, that is responsible for payment of an Account under any Government Reimbursement Program, or any agent, administrator, intermediary or carrier for the foregoing.

“Government Account Debtor Account” means a Deposit Account in the name of a Loan Party that receives all incoming payments from Government Account Debtors and other account debtors of the Loan Parties, which Deposit Account shall be subject to the requirements of Section 7.16(b)(ii) hereof.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Reimbursement Program” means (a) Medicare, (b) Medicaid, (c) the Federal Employees Health Benefit Program under 5 U.S.C. §§ 8902 et seq., (d) TRICARE, (e) CHAMPVA, or (f) if applicable within the context of this Agreement, any agent, administrator, administrative contractor, intermediary or carrier for any of the foregoing.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien) or (c) any direct or indirect liability, contingent or not, of that Person for (i) any obligations for undrawn letters of credit for the account of that Person or (ii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto and (b) each other Person that joins as a Guarantor (i) pursuant to Section 7.12 (and “Guarantor” shall mean, as the context may require, each of them individually) or (ii) subject to the Administrative Agent’s prior written consent, at the written election of the Borrower, in each case of the foregoing clauses (a) and (b), together with their successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Secured Parties pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Healthcare Laws” means all applicable Laws relating to the procurement, testing, development, clinical and non-clinical evaluation or investigation, product approval, manufacture, production, distribution, dispensing, importation, exportation, use, handling, quality, reimbursement, sale, labeling, advertising, promotion, or postmarket requirements of any drug product or any ingredient or component thereof, including as applicable the FDCA and similar state or foreign laws, controlled substances laws, consumer product safety laws, Medicare, Medicaid, TRICARE, HIPAA, CLIA, the Patient Protection and Affordable Care Act (P.L. 111-1468), all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b), the civil False Claims Act (31 U.S.C. §3729 et seq.) and all laws, policies, procedures, requirements and regulations pursuant to which Permits are issued, in each case, as the same may be amended from time to time.

“HHS” means the United States Department of Health and Human Services and any successor agency thereof.

“HIPAA” means (a) the Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state or local laws regulating the privacy and/or security of individually identifiable information imposing a more restrictive standard, in each case as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HSBC Cash Collateral Accounts” means, collectively, Deposit Account #[***] and Deposit Account #[***] of the Borrower established and maintained at HSBC Bank for the sole purpose of securing the Borrower’s obligations under the HSBC Letter of Credit; provided that (a) no such Deposit Account shall hold an aggregate of cash and cash equivalents in excess of [***] percent ([***]%) of the aggregate face amount of the letters of credit it is securing and (b) with respect to all such Deposit Accounts, the aggregate amount deposited there in at any time does not exceed [***] Dollars ($[***]).

“HSBC Letter of Credit” means the letter of credit issued by HSBC Bank in favor of the landlord with respect to the Borrower’s leased real property located at 2100 Riverchase Center, Ste. 200 / Building 200, Birmingham, AL 35244, in an aggregate face amount equal to One Million Four Hundred Thousand Dollars ($1,400,000).

“Immaterial Non-U.S. Subsidiary” means at any time a Non-U.S. Subsidiary that (a) as of the last day of the fiscal quarter of the Borrower most recently ended for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b), did not have (together with its Subsidiaries, on a consolidated basis) assets in excess of (i) [***]% of the consolidated total assets of the Borrower and its Subsidiaries at the end of such fiscal quarter for any one Immaterial Non-U.S. Subsidiary and (ii) [***]% of the consolidated total assets of the Borrower and its Subsidiaries at the end of such fiscal quarter for all Immaterial Non-U.S. Subsidiaries in the aggregate and (b) for the period of four fiscal quarters most recently ended for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b), did not have (together with its Subsidiaries, on a consolidated basis) Consolidated Revenues (without giving effect to proviso in the definition thereof) attributable to such Non-U.S. Subsidiary for such period in excess of (i) [***]% of Consolidated Revenues for such period for any one Immaterial Non-U.S. Subsidiary and (ii) [***]% of Consolidated Revenues for such period for all Immaterial Non-U.S. Subsidiaries in the aggregate; provided, however, that in no event will any Non U.S. Subsidiary (x) that is organized under the laws of France, Germany, Ireland, [***], Japan, [***] or United Kingdom or (y) which is acquired pursuant to a Permitted Acquisition, in each case, constitute an Immaterial Non-U.S. Subsidiary.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all purchase money Indebtedness;

(c)    the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)    all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e)    all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not due more than 90 days after the date on which such trade account payable was created), including, without limitation, any Earn Out Obligations that have become a liability on the balance sheet in accordance with GAAP;

(f)    the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;

(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)    all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i)    the Swap Termination Value of any Swap Contract;

(j)    all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (i) above of any other Person; and

(k)    all Indebtedness of the types referred to in clauses (a) through (j) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“Indemnitee” has the meaning set forth in Section 12.04(b).

“Indirect Lender” means any Person that is not a U.S. Person and either (1) directly holds equity interests in a Lender that is treated as a partnership or disregarded entity for United States federal income tax purposes or (2) directly holds equity interests in a U.S. Person that is treated as a partnership or disregarded entity for U.S. federal income tax purposes that, directly, or indirectly through entities each of which is treated a partnership or a disregarded entity for U.S. federal income tax purposes, holds equity interests in a Lender.

“Information” has the meaning set forth in Section 12.07.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of the ~~Closing~~Amendment No. 1 Effective Date, by and among the Administrative Agent, the 2020 RP Buyer, the 2021 RP Buyer and the OMERS Buyer, and acknowledged and agreed to by the Borrower and the Guarantors as amended, amended and restated, supplemented and otherwise modified from time to time in accordance with the terms thereof.

“Interest Period” means, with respect to any Borrowing (a) initially, the period beginning on (and including) the date of such Borrowing and ending on (and including) the next following Interest Payment Date, and (b) thereafter, the period beginning on (and including) the first day immediately following such Interest Payment Date and ending on the earlier of (and including) (i) the next following Interest Payment Date and (ii) the Maturity Date.

“Interest Payment Date” means (a) the last Business Day of each March, June, September and December, and (b) the Maturity Date.

“Interim Financial Statements” means the unaudited consolidated financial statements of the Borrower and its Subsidiaries for each of the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Internal Revenue Service” means the United States Internal Revenue Service, as amended.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but giving effect to any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments, but in each case not in excess of the amount of the initial Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“IP Rights” means, collectively, all Confidential Information, all Copyrights, all Copyright Licenses, all Domain Names, all Permits, all Other Intellectual Property, all Other IP Agreements, all Patents, all Patent Licenses, all Proprietary Databases, all Proprietary Software, all Trademarks, all Trademark Licenses, all Trade Secrets, all Websites and all Website Agreements.

“IP Security Agreement” means notices of grant of security interest in the form required by the Security Agreement executed and delivered by a Loan Party.

“Irish All Asset Debenture” means that certain Irish law governed all asset debenture (other than Excluded Property) dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties that is an Irish Subsidiary, in form and substance reasonably acceptable to the Administrative Agent, as amended or modified from time to time in accordance with the terms hereof, to include such other agreements, third-party assessments, certificates, notices, acknowledgments of such notices and documents that the Administrative Agent may reasonable request in connection therewith as is customary or appropriate.

“Irish Security Documents” means, collectively, the Irish All Asset Debenture and the Irish Share Charge.

“Irish Share Charge” means that certain Irish law governed share charge dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties holding any Equity Interests in an Irish Subsidiary, in form and substance reasonably acceptable to the Administrative Agent, as amended or modified from time to time in accordance with the terms hereof.

“Irish Subsidiary” means any Subsidiary that is incorporated under the laws of Ireland.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12.

“JPR Indenture” means that certain Indenture, dated as of March 9, 2011, by and between JPR Royalty Sub and U.S. Bank, National Association, as in effect on the date hereof.

“JPR Royalty Sub” means JPR Royalty Sub LLC, a Delaware limited liability company.

“Key Products” means, collectively, the Orladeyo Product Family ~~and~~, the BCX9930 Product Family and the Complement Inhibitor Product Family.

“Key Territories” means the United States, France, Germany, [***], [***] and the United Kingdom.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Legal Reservations” means:

(a)         the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)         the time barring of claims under the Statute of Limitation 1957 and defences of set-off or counterclaim;

(c)         the principle that security expressed to be fixed security may take effect as floating security; and

(d)         any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions delivered pursuant to this Agreement.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns.

“Lending Office” means, as to any Lender, the office address of such Lender and, as appropriate, account of such Lender set forth on Schedule 12.02 or such other address or account as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term A Loan, a Term B Loan or a Term C Loan.

“Loan Documents” means this Agreement, each Note, each Joinder Agreement, each Collateral Document, the Intercreditor Agreement and any other agreement, instrument or document designated by its terms as a “Loan Document”.

“Loan Notice” means a notice of a Borrowing of Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Make-Whole Amount” means, on any date of determination, with respect to any amount of any Loan that is repaid or required to be repaid prior to the date as set forth in clause (a) of the definition of “Maturity Date”, an amount equal to the amount, if any, by which (a) the sum of (i) one hundred two percent (102%) of the principal amount of the Loan repaid or required to be repaid plus (ii) the present value as of such date of determination (as determined by the Administrative Agent in accordance with customary practice) of all interest that would have accrued on the principal amount of the Loans repaid or required to be repaid through and including the second anniversary of the date of the Borrowing of such Loan, computed using a discount rate equal to the Three-Month Treasury Rate (provided that if a PIK Election was made for the most recently completed Interest Period, this present value computation shall be calculated assuming that the Borrower would have made the PIK Election for all of the remaining periods eligible for such PIK Election) plus one half of one percent (0.50%), exceeds (b) the principal amount of the Loan repaid or required to be repaid.

“Market Withdrawal” means a Person’s removal or correction of a distributed product which involves a minor violation that would not be subject to legal action by the FDA, CMS or any other Governmental Authority or which involves no violation, e.g., normal stock rotation practices, routine equipment adjustments and repairs, etc., as that term is defined in 21 C.F.R. 7.3(j).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document to which it is a party or a material impairment in the perfection, value or priority of the Administrative Agent’s security interests in the Collateral, (c) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contracts” means (i) the Organization Documents of the Loan Parties, (ii) those agreements listed on Schedule 6.22, (iii) the Royalty Financing Documents and any Other Royalty Financing Documents and (iv) after the Closing Date, any agreement of the type described in any of clauses (a) through (g) of Section 6.22.

“Material IP Rights” means IP Rights (i) with respect to each of the Key Products and (ii) any other Product material to the Loan Parties, their respective properties or the conduct or operation of their respective businesses taken as a whole.

“Material Product” means (a) each of the Key Products and (b) each other Product the loss of which could reasonably be expected, either individually or, together with its related (as determined based on the applicable drug substance) Products in the aggregate, to have a Material Adverse Effect.

“Material Required Permit” means (a) any Required Permit with respect to any Material Product in any Key Territory or Ireland and (b) any other Required Permit where, in the case of this clause (b), the loss of which, the failure to possess or maintain, or any restriction placed thereon, in each case, could reasonably be expected, either individually or in the aggregate, to result in (i) a material adverse effect on any Product Development and Commercialization Activities or (ii) a Material Adverse Effect.

“Maturity Date” means (a) December 7, 2025, or (b) if earlier, such earlier date on which the Loans are accelerated in whole pursuant to Section 9.02 hereof; provided, that, if such date is not a Business Day, the Maturity Date shall be the first Business Day immediately preceding such date.

“Maximum Rate” has the meaning set forth in Section 12.09.

“MDCP” means MDCP, LLC, a Delaware limited liability company.

“Medicaid” shall mean a medical assistance program administered by a state agency and approved by the CMS pursuant to Title XIX of the Social Security Act, (42 U.S.C. §§ 1396 et seq.) and the regulations promulgated thereunder, or any successor program.

“Medicare” means that certain federal program providing health insurance for eligible elderly and other individuals, under which physicians, hospitals, skilled nursing homes, home health care and other providers are paid for certain covered services they provide to the beneficiaries of such program, which program is more fully described in Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and the regulations promulgated thereunder, or any successor program.

“MidCap Indebtedness” means the all Indebtedness or other obligations of the Borrower and its Subsidiaries outstanding under that certain Second Amended and Restated Credit and Security Agreement, dated as of February 5, 2019, by and among the Borrower, the Subsidiaries of the Borrower party thereto from time to time, MidCap Financial Trust, as administrative agent, and the lenders party thereto from time to time, the “Security Documents” (as defined therein) and all other agreements and documents entered into in connection therewith, in each case, as amended, modified or otherwise supplemented from time to time prior to the Term A Borrowing Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means, individually or collectively, as the context requires, each of the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the fee interest and/or leasehold interests of any Loan Party in real property (other than Excluded Property).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NDA” means a new drug application filed with the FDA pursuant to Section 505(b) of the FDCA, along with all supplements and amendments thereto, and any similar application for marketing authorization required by any country, jurisdiction or Governmental Authority other than the United States.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipt (other than Excluded Business Interruption Proceeds), net of (a) reasonable direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) Taxes paid or payable as a result thereof, (c) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property and (d) in the case of any Extraordinary Receipt, reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Involuntary Disposition or Extraordinary Receipt.

“Net Cash Proceeds - Licensing” means Net Cash Proceeds received by the Borrower or any Subsidiary in respect of any Non-Permitted License or Permitted License, including, without limitation, all upfront payments, royalties, milestone payments, sublicense revenues or other proceeds received in connection therewith.

“Net Cash Proceeds – Non-Permitted Royalty Financing” means Net Cash Proceeds received by the Borrower or any Subsidiary in respect of any Non-Permitted Royalty Financing.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.01(a) and (b) has been approved by the Required Lenders.

“Non-FDA Governmental Action” has the meaning set forth in Section 9.01(s).

“Non-Key Products” means Products of the Borrower and its Subsidiaries other than the Key Products.

“Non-Key Territories” means any jurisdiction other than the Key Territories.

“Non-Permitted License” means any exclusive or non-exclusive license or sublicense of a Key Product (or any IP Rights related to a Key Product) in any Key Territory. For the avoidance of doubt, but subject to the definition of Permitted License, Non-Permitted Licenses shall not include (i) any exclusive or non-exclusive license or sublicense of a Key Product (or any IP Rights related to a Key Product) in a Non-Key Territory and (ii) any exclusive or non-exclusive license or sublicense of a Product that is not a Key Product (or any IP Rights related to such Product that is not a Key Product) in any territory.

“Non-Permitted Royalty Financing” means the sale, transfer or financing of a right to receive any sales or revenue or other consideration with respect to a Product (or any IP Rights related a Product) other than the Royalty ~~Financing~~Financings and any Other Royalty Financing.

“Non-U.S. Regulatory Approval Subsidiary” means any Non-U.S. Subsidiary organized under the laws of any of any jurisdiction (other than France, Germany, Ireland, [***], Japan, [***] and the United Kingdom), all of the assets of which consist of a local law regulatory approval; provided, however, that in no event will any Non U.S. Subsidiary which is acquired pursuant to a Permitted Acquisition constitute a Non-U.S. Regulatory Approval Subsidiary.

“Non-U.S. Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“Note” or “Notes” means the Term A Notes, the Term B Notes, and the Term C Notes, individually or collectively, as appropriate.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan (including any PIK Interest Payments) and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OMERS Buyer” means the “Buyer” as such term is defined in the OMERS Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date.

“OMERS Royalty Financing” means, subject to the Royalty Financing Restrictions, that certain true sale of the OMERS Revenue Participation Right to OCM IP Healthcare Holdings Limited, an Ontario corporation, on the Amendment No. 1 Effective Date pursuant to the terms of the OMERS Royalty Purchase Agreement.

“OMERS Royalty Purchase Agreement” means the Purchase and Sale Agreement, dated as of the Amendment No. 1 Effective Date, between the Borrower and OCM IP Healthcare Holdings Limited, an Ontario corporation, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Loan Documents.

“OMERS Royalty Financing Documents” means the OMERS Royalty Purchase Agreement, the OMERS Royalty Financing Side Letter, the Intercreditor Agreement and any other agreement, instrument or document entered into from time to time in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Loan Documents.

“OMERS Royalty Financing Side Letter” means the letter agreement, dated as of the Amendment No. 1 Effective Date between the Borrower and OCM IP Healthcare Holdings Limited, an Ontario corporation, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Loan Documents.

“OMERS Revenue Participation Right” means, the “Revenue Participation Right” as such term is defined in the OMERS Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date.

“OMERS Royalty Payments” means the “Royalty Payments” as such term is defined in the OMERS Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date.

“Operating Lease” means any lease of any Facility separate and distinct from the owner of the applicable Facility, and all amendments thereto and extensions thereof.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, (b) with respect to any limited liability company, the certificate or articles of formation, incorporation or organization and operating agreement or constitutional documents, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization, including in each case of the foregoing clauses (a) through (c) the equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Orladeyo” means the Product described in the NDA No. 214094 filed with the FDA and analogous applications in jurisdictions outside the United States and referenced by the Borrower as ORLADEYO™ (berotralstat).

“Orladeyo Product Family” means (a) Orladeyo, [***].

“Orladeyo Consolidated U.S. Net Product Sales” means, for any period, consolidated net revenues of the Loan Parties from sales of Orladeyo in the United States for the usage by patients in the United States for such period, excluding (i) the revenues of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (ii) for the avoidance of doubt, distribution income, service payments, royalty payments, license income, and all other forms of non-product sales during such period and (iii) the aggregate amount of all payments paid or required to be paid in respect of such period under the Royalty Financing Documents and, for the avoidance of doubt and without limiting the restrictions set forth in the definitions of Other Royalty Financings and Royalty Financing Restrictions, the Other Royalty Financing Documents, all as determined and reported in accordance with GAAP.

“Orladeyo Net Product Sales” means, for any period, consolidated net revenues of the Borrower and its Subsidiaries from sales of the Orladeyo Product Family in any jurisdiction for such period, all as determined and reported in accordance with GAAP.

“Other Intellectual Property” means all worldwide intellectual property rights, industrial property rights, proprietary rights and common-law rights, whether registered or unregistered, which are not otherwise included in Confidential Information, Copyrights, Copyright Licenses, Domain Names, Permits, Other IP Agreements, Patents, Patent Licenses, Trademarks and Trademark Licenses, Proprietary Databases, Proprietary Software, Websites, Website Agreements and Trade Secrets, including, without limitation, all rights to and under all new and useful algorithms, concepts, data (including all clinical data relating to a Product or Service), databases, designs, discoveries, inventions, know-how, methods, processes, protocols, show-how, software (other than commercially available, off-the-shelf software), specifications for Products and processes for Services, techniques, technology, trade dress and all improvements thereof and thereto, which is owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to, and which is used by the Borrower or any other Person to advertise, develop, manufacture, import, market, promote, offer for sale, sell, use, provide and/or otherwise distribute a Product or Service.

“Other IP Agreements” means any agreement, whether written or oral, providing for the grant of any right under any Confidential Information, Permits, Proprietary Database, Proprietary Software, Trade Secret and/or any other IP Rights, to the extent that the grant of any such right is not otherwise the subject of a Copyright License, Trademark License, Patent License or Website Agreement.

“Other Royalty Financings” means one or more future royalty financings through true sales by the Borrower of a synthetic royalty tied to annual net sales of (i) BCX9930 within the Key Territories, (ii) BCX9930 within the Non-Key Territories, (iii) the Complement Inhibitor within the Key Territories, (iv) the Complement Inhibitor within the Non-Key Territories and/or (~~iii~~v) the Non-Key Products, pursuant to the terms of the Other Royalty Financing Documents.

“Other Royalty Financing Documents” means the documents governing or evidencing any Other Royalty Financing, which shall, in each case, be subject to the Royalty Financing Restrictions.

“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“Participant” has the meaning set forth in Section 12.06(h).

“Participant Register” has the meaning specified in Section 12.06(d).

“Patent License” means any agreement, whether written or oral, providing for the grant of any right under any Patent.

“Patents” means all letters patent and patent applications in the United States and all other countries (and all letters patent that issue therefrom) and all reissues, extensions, renewals, divisions and continuations (including continuations-in-part and continuing prosecution applications) thereof, for the full term thereof, together with the right to claim the priority thereto, which are owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and that is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Perfection and Due Diligence Certificate” means that certain Perfection and Due Diligence Certificate dated as of the Closing Date executed by the Loan Parties and certified to the Lenders and the Administrative Agent, as amended or modified from time to time in accordance with the terms hereof.

“Permits” means licenses, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, marketing authorizations, other authorizations, registrations, permits, consents and approvals issued in connection with the conduct of the Borrower’s or any Subsidiary’s business or to comply with any applicable Laws, including those issued by any Governmental Authority or any other Person, including, without limitation, those relating to Environmental Laws.

“Permitted Acquisition” means an Investment consisting of an Acquisition by a Loan Party; provided, that: (x) the Required Lenders have consented thereto in writing or (y) (a) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a reasonably related line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (c) the Administrative Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.14, (d) such Acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or the shareholders (or equivalent) of the applicable Loan Party and the target of such Acquisition, (e) the Borrower shall have delivered to the Administrative Agent pro forma financial statements for the Borrower and its Subsidiaries after giving effect to such Acquisition for the twelve month period ending as of the most recent fiscal quarter end in a form satisfactory to the Administrative Agent, (f) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) both (i) at and as if made as of the date of execution of the definitive documentation for such Acquisition (assuming for such purposes that such Acquisition has been consummated) and (ii) at and as if made as of the date of such Acquisition (assuming for such purposes that such Acquisition has been consummated) except to the extent any such representation and warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, (g) Borrower shall have demonstrated to the reasonable satisfaction of the Administrative Agent that, after giving effect to such Acquisition on a pro forma basis, the Loan Parties are in compliance with the financial covenants set forth in Section 8.16 and, if the Term C Borrowing Date has occurred and for so long as the Borrower has not exercised the Cure Right in accordance with Section 9.04, Section 8.17, (h) the aggregate consideration (including cash and non-cash consideration, deferred purchase price and any Earn Out Obligations) paid by the Borrower and its Subsidiaries for all such Acquisitions during the term of this Agreement shall not exceed $[***] in the aggregate, and (i) Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Financial Officer of Borrower certifying that the foregoing conditions have been satisfied.

“Permitted Contingent Obligations” means (a) Guarantees resulting from endorsements for collection or deposit in the ordinary course of business; (b) Guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed [***] Dollars ($[***]) in the aggregate at any time outstanding; (c) Guarantees arising under indemnity agreements with title insurers; (d) Guarantees arising with respect to customary indemnification obligations in favor of purchasers in connection with Dispositions of personal property assets permitted hereunder; (e) Guarantees arising under the Loan Documents; (f) [reserved]; (g) Guarantees existing or arising in connection with any security deposit or letter of credit obtained for the sole purpose of securing a lease of real property, or in connection with ancillary bank services such as a corporate credit card facility, provided that the aggregate face amount of all such security deposits, letters of credit and ancillary bank services does not at any time exceed [***] Dollars ($[***]); and (h) the HSBC Letter of Credit secured solely by Liens permitted under Section 8.01(s).

“Permitted Licenses” means, collectively, (a) the licenses set forth in Schedule 1.01, and (b) exclusive and non-exclusive licenses and sublicenses (other than any Non-Permitted License) entered into after the Closing Date for the use of IP Rights of the Borrower or any of its Subsidiaries entered into in the ordinary course of business and not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries; provided, that, solely with respect to clause (b) above, with respect to each such license and sublicense, (i) no Event of Default has occurred or is continuing at the time of such license or sublicense, (ii) after giving effect thereto, the Borrower and its Subsidiaries retain sufficient rights to use or benefit from the subject IP Rights as to enable them to conduct their business in the ordinary course, (iii) such license or sublicense constitutes an arm’s-length transaction, the terms of which, on their face, (x) do not provide for a sale or assignment of any IP Rights and (y) do not restrict the ability of the Borrower or any of its Subsidiaries, as applicable, to pledge, grant a Lien on, or assign or otherwise transfer any IP Rights of the Borrower or any Subsidiary (except, in the case of this clause (y) with respect to such license or sublicense, customary non-assignment provisions that restrict the assignability of such license or sublicense but do not otherwise restrict the ability of the Borrower or any Subsidiary (as applicable) to pledge, grant a Lien on or assign or otherwise transfer any other IP Rights), (iv) all upfront payments, royalties, milestone payments, sublicense revenues or other proceeds (other than upfront payments, royalties, milestone payments, sublicense revenues or other proceeds of less than $[***] in the aggregate per Permitted License) arising from the licensing agreement that are payable to a Loan Party are paid to a Deposit Account that is governed by a Deposit Account Control Agreement or solely in the case of a Deposit Account of Loan Party that is a Non-U.S Subsidiary, in which the Administrative Agent otherwise has a first-priority, perfected security interest for the benefit of the Secured Parties, (v) in the case of any exclusive license or sublicense, (A) the Borrower delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license or sublicense to the Administrative Agent and delivers to the Administrative Agent copies of the final executed licensing documents in connection with such exclusive license or sublicense promptly upon consummation thereof and (B) any such license or sublicense could not result in a legal transfer of title of the licensed or sublicensed property and (vi) such license has been approved by the Borrower’s Board of Directors.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, unincorporated organization, joint venture, association, company, partnership, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“PHSA” means the Public Health Service Act, 42 U.S.C. Section 201 et seq., as amended, and all regulations promulgated thereunder.

“PIK Election” shall have the meaning set forth in Section 2.06(d).

“PIK Interest” shall have the meaning set forth Section 2.06(d).

“PIK Interest Payment” shall have the meaning set forth in Section 2.06(d).

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees or otherwise has any liability.

“Pledge Agreement” means the pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Product” means any current or future service or product researched, designed, developed, imported, exported, manufactured, licensed, marketed, advertised, sold, offered for sale, performed, distributed, promoted, tested, provided or commercialized by or on behalf of the Borrower or any Subsidiary, including any such product in development or which may be developed in connection with or that embody, in whole or in part, the IP Rights, including those products set forth on Schedule 1.01 (as updated from time to time in accordance with the terms of this Agreement), provided, that, if the Borrower shall fail to comply with its obligations under this Agreement to give notice to the Administrative Agent and update Schedule 1.01 prior to manufacturing, selling, developing, testing or marketing any new Product, any such improperly undisclosed Product shall be deemed to be included in this definition.

“Product Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the acquisition of a product license or a product line, and/or related IP Rights acquired or licensed by a Loan Party or any of its Subsidiaries from a Person (other than a Loan Party, any Subsidiary thereof or any Affiliate thereof) to facilitate the advertisement, development, importing, manufacturing, marketing, offering for sale, promotion, sale, testing, use or distribution of such product or product line by a Loan Party or a Subsidiary.

“Product Collateral” means, collectively, (i) the “Product Collateral” as such term is defined in the ~~Royalty Financing~~2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date, which amends the term “Product Collateral” as such term is defined in the 2020 RP Royalty Purchase Agreement as in effect on the date hereof and (ii) the “Product Collateral” as such term is defined in the OMERS Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date.

“Product Development and Commercialization Activities” means, with respect to any Material Product, any combination of research, development, manufacture, import, use, sale, importation, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to develop or commercially exploit such Material Product.

“Proprietary Databases” means any material non-public proprietary database that is owned by the Borrower or any Subsidiary or that the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to, and that is used by the Borrower or any other Person to manufacture, develop, import, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute or provide a Product or Service.

“Proprietary Software” means any proprietary software owned, licensed or otherwise used, other than any software that is generally commercially available, off-the-shelf and/or open source including, without limitation, the object code and source code forms of such software and all associated documentation, which is owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to, and that is used by the Borrower or any other Person to manufacture, develop, import, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute or provide a Product or Service.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“Real Property Security Documents” means with respect to the fee interest and/or leasehold interest of any Loan Party in any real property:

(a)    a fully executed and notarized Mortgage encumbering the fee interest of such Loan Party in such real property;

(b)    if requested by the Administrative Agent in its sole discretion, maps or plats of an as-built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner satisfactory to each of the Administrative Agent and such title insurance company, dated a date satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors, Inc. in 2016 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 13, 14, 16,17, 18 and 19 on Table A thereof completed;

(c)    ALTA mortgagee title insurance policies issued by a title insurance company acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance satisfactory to the Administrative Agent and shall include such endorsements as are requested by the Administrative Agent;

(d)    evidence as to (i) whether such real property is a Flood Hazard Property and (ii) if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of the Borrower and its Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Secured Parties;

(e)    if requested by the Administrative Agent in its sole discretion, an environmental assessment report, as to such real property, in form and substance and from professional firms acceptable to the Administrative Agent;

(f)    if requested by the Administrative Agent in its sole discretion, evidence reasonably satisfactory to the Administrative Agent that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks);

(g)    in the case of a leasehold interest of any Loan Party in such real property, (i) such Collateral Access Agreements as may be required by the Administrative Agent, and (ii) evidence that the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance satisfactory to the Administrative Agent, has been or will be recorded in all places to the extent necessary or desirable, in the judgment of the Administrative Agent, so as to enable the Mortgage encumbering such leasehold interest to effectively create a valid and enforceable first priority lien (subject to Permitted Liens) on such leasehold interest in favor of the Administrative Agent (or such other Person as may be required or desired under local law); and

(h)    if requested by the Administrative Agent in its sole discretion, an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.

“Recipient” means the Administrative Agent and any Lender.

“Register” has the meaning provided in Section 12.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, consultants, advisors, sub-advisors and representatives of such Person and of such Person’s Affiliates.

“Repatriation” and “Repatriated” has the meaning provided in Section 2.03(b)(vi).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Permit” means a Permit (a) issued or required under Laws applicable to the business or Facilities of the Borrower or any Subsidiary or necessary to be eligible to receive payment and compensation from and to participate in any material Third Party Payor Arrangements or any Government Reimbursement Program, or in the manufacturing, testing, developing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Laws applicable to the business or Facilities of the Borrower or any Subsidiary (including without limitation, at any point in time, all licenses, approvals and permits issued by the FDA, CMS or any other Governmental Authority necessary for the testing, development, manufacture, marketing, sale or provision of any Product or Service by the Borrower or any Subsidiary as such activities are being conducted by the Borrower or such Subsidiary with respect to such Product or Service at such time), or (b) issued by any Person from which the Borrower or any Subsidiary has, as of the Closing Date, received an accreditation.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Financial Officer” means the chief financial officer, treasurer or assistant treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Financial Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Financial Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer, chief legal officer, general counsel, treasurer, assistant treasurer or any senior vice president of a Loan Party or in the case of a Non-U.S. Subsidiary that is a Loan Party, any of its directors, and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.12(b), the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment made in respect of management, consulting, transaction or similar advisory fees (other than normal and reasonable compensation (including in the form of Equity Interests) and reimbursement of expenses of officers and directors in the ordinary course of business) to or for the account of any officer, director or holder (or any Affiliate of any holder) of at least 5% of the Equity Interests of any Loan Party or any of its Subsidiaries, (e) any payment made to the holders of Convertible Bond Indebtedness and (f) any payment made to any “Buyer” (or other comparable term) pursuant to the Royalty Financing Documents or the Other Royalty Financing Documents.

“Revenue Participation ~~Right~~Rights” means, collectively, the ~~“~~2020 RP Revenue Participation Right~~” as such term is defined in the Royalty Financing Agreement as in effect on the date hereof~~, the 2021 RP Revenue Participation Right and the OMERS Revenue Participation Right.

“Royalty Financed BCX9930 Net Sales” means, for any fiscal year, consolidated net revenues of the Borrower and its Subsidiaries from sales of BCX9930 ~~in any Key Territory~~ for such period, whether worldwide or within the Key Territories and/or the Non-Key Territories, including distribution income, service payments, royalty payments and license income during such fiscal year, all as determined and reported in accordance with GAAP, but excluding the revenues of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Royalty Financed Complement Inhibitor Net Sales” means, for any fiscal year, consolidated net revenues of the Borrower and its Subsidiaries from sales of the Complement Inhibitor for such period, whether worldwide or within the Key Territories and/or the Non-Key Territories, including distribution income, service payments, royalty payments and license income during such fiscal year, all as determined and reported in accordance with GAAP, but excluding the revenues of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Royalty ~~Financing~~Financings” means, ~~subject to~~collectively, the 2020 RP Royalty Financing ~~Restrictions, that certain true sale of the Revenue Participating Right to RPI 2019 Intermediate Finance Trust, a Delaware statutory trust, on the Term A Borrowing Date pursuant to the terms of the~~, the 2021 RP Royalty Financing ~~Agreement~~and the OMERS Royalty Financing.

“Royalty ~~Financing Agreement~~Purchase Agreements” means, collectively, the 2020 RP Royalty Purchase ~~and Sale~~ Agreement, ~~dated as of December 7, 2020, between the Borrower and RPI 2019 Intermediate Finance Trust, a Delaware statutory trust, as amended, supplement or otherwise modified from time to time in accordance with the terms of the Loan Documents~~ the 2021 RP Royalty Purchase Agreement and the OMERS Royalty Purchase Agreement.

“Royalty Financing Documents” means the 2020 RP Royalty Financing ~~Agreement~~Documents, the 2021 RP Royalty Financing ~~Side Letter, the Intercreditor Agreement and any other agreement, instrument or document entered into from time to time in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Loan~~Documents and the OMERS Royalty Financing Documents.

“Royalty Financing Restrictions” means with respect to ~~the~~any Royalty Financing or any Other Royalty Financing, that:

(i) neither ~~the~~such Royalty Financing nor any such Other Royalty Financing shall have or provide for any (a) payment or return minimums, (b) redemption or buy-back obligations or any financial or other covenants (except for (x) customary exceptions such as royalty payments, reporting, audits, tax treatment and withholding, diligence, confidentiality, licensing and prosecution, maintenance and defense of IP Rights and (y) in the case of the Royalty Financing Documents, restrictions on Indebtedness pursuant to Section 6.8 of the 2021 RP Royalty ~~Financing~~Purchase Agreement as in effect on the ~~date hereof~~ Amendment No. 1 Effective Date and the OMERS Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date (but, in any event, shall permit the Indebtedness and other Obligations pursuant to the Loan Documents), (c) Lien on any asset of the Borrower or any of its Subsidiaries (including on the Borrower’s or such Subsidiary’s IP Rights, regulatory permits, receivables or other agreements), except (~~i~~x) in the case of the Royalty Financing Documents, but subject to the Intercreditor Agreement, the Back-Up Security ~~Interest~~Interests in respect of the Revenue Participation ~~Right~~Rights and the Product Collateral and (~~ii~~y) in the case of any Other Royalty Financing Documents, but subject to the execution and delivery of an intercreditor agreement in form and substance acceptable to the Administrative Agent, the grant by the Borrower of a backup security interest in the synthetic royalty purchased pursuant to such Other Royalty Financing Documents upon the recharacterization of the applicable Other Royalty Financing as a secured loan, but not in any other asset of the Borrower or any Subsidiary, or (d) negative pledge restricting incurrence of any Lien on any asset of the Borrower or any of its Subsidiaries or other burdensome restrictions consisting of restrictions on making Restricted Payments to any Loan Party, paying Indebtedness or other obligations owed to any Loan Party, making loans or advances to any Loan Party, transferring any of its property to any Loan Party, or either pledging its property pursuant to or acting as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof,

(ii) ~~neither the~~no Royalty Financing nor any ~~such~~ Other Royalty Financing shall be structured in a manner that adversely affects the Borrower’s or any Subsidiary’s receipt of proceeds of Orladeyo Net Product Sales ~~or~~, BCX9930 Net Product Sales~~, expect~~ or Complement Inhibitor Net Product Sales, except (x) in the case of the Royalty ~~Financing~~Financings, the sale of the Revenue Participation ~~Right~~Rights and (y) in the case of any Other Royalty Financing, the sale of the right to receive a portion of the proceeds of BCX9930 Net Product Sales~~,~~ and/or Complement Inhibitor Net Product Sales,

(iii) (A) in the case of the 2020 RP Royalty Financing, for any fiscal quarter, the terms of the 2020 RP Royalty Financing Documents shall provide for a royalty participation rate not to exceed (a) the Orladeyo Direct Sales Royalty Rate (as such term is defined in the 2020 RP Royalty ~~Financing~~Purchase Agreement as in effect on the date hereof) multiplied by aggregate Orladeyo Direct Sales (as such term is defined in the 2020 RP Royalty ~~Financing~~Purchase Agreement as in effect on the date hereof) during such fiscal quarter, (b) the Orladeyo Indirect Revenue Sharing Rate (as such term is defined in the 2020 RP Royalty ~~Financing~~Purchase Agreement as in effect on the date hereof) multiplied by aggregate Orladeyo Indirect Revenue (as such term is defined in the 2020 RP Royalty ~~Financing~~Purchase Agreement as in effect on the date hereof) during such fiscal quarter, (c) [***] percent ([***]%) of Product Partnering Revenue (as such term is defined in the 2020 RP Royalty ~~Financing~~Purchase Agreement as in effect on the date hereof) attributable to Orladeyo (as such term is defined in the 2020 RP Royalty ~~Financing~~Purchase Agreement as in effect on the date hereof) for such fiscal quarter, (d) [***] percent ([***]%) of BCX9930 Net Sales (as each such term is defined in the 2020 RP Royalty ~~Financing~~Purchase Agreement as in effect on the date hereof) (other than Product Partnering Revenue (as each such term is defined in the 2020 RP Royalty ~~Financing~~Purchase Agreement as in effect on the date hereof) attributable to BCX9930 (as each such term is defined in the 2020 RP Royalty ~~Financing~~Purchase Agreement as in effect on the date hereof)) for such fiscal quarter and (e) [***] percent ([***]%) of BCX9930 Product Partnering Revenue (as such term is defined in the 2020 RP Royalty ~~Financing~~Purchase Agreement as in effect on the date hereof) attributable to BCX9930 (as such term is defined in the 2020 RP Royalty ~~Financing~~Purchase Agreement as in effect on the date hereof) for such fiscal quarter, ~~(iv) in the case of~~

(B) in the case of the 2021 RP Royalty Financing, for any fiscal quarter, the terms of the 2021 RP Royalty Financing Documents shall provide for a royalty participation rate not to exceed (a) the 2021 Orladeyo Direct Sales Royalty Rate (as such term is defined in the 2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) multiplied by aggregate Orladeyo Direct Sales (as such term is defined in the 2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) during such fiscal quarter, (b) the 2021 Orladeyo Indirect Revenue Sharing Rate (as such term is defined in the 2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) multiplied by aggregate Orladeyo Indirect Revenue (as such term is defined in the 2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) during such fiscal quarter, (c) [***] percent ([***]%) of Product Partnering Revenue (as such term is defined in the 2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) attributable to Orladeyo (as such term is defined in the 2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) for such fiscal quarter, (d) the 2021 Combined BCX9930 and Complement Inhibitor Royalty Rate (as such term is defined in the 2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) multiplied by aggregate Combined BCX9930 and Complement Inhibitor Net Sales (as such term is defined in the 2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) (other than Product Partnering Revenue (as such term is defined in the 2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) attributable to BCX9930 (as such term is defined in the 2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) or Complement Inhibitor (as such term is defined in the 2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date)) during such fiscal quarter and (e) the 2021 Combined BCX9930 and Complement Inhibitor Product Partnering Revenue Sharing Rate (as such term is defined in the 2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) multiplied by aggregate Product Partnering Revenue (as such term is defined in the 2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) attributable to BCX9930 (as such term is defined in the 2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) and Complement Inhibitor (as such term is defined in the 2021 RP Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) during such fiscal quarter,

(C) in the case of the OMERS Royalty Financing, for any fiscal quarter, the terms of the OMERS Royalty Financing Documents shall provide for a royalty participation rate not to exceed (a) the Direct Sales Royalty Rate (as such term is defined in the OMERS Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) multiplied by aggregate Direct Sales (as such term is defined in the OMERS Royalty Purchase Agreement as in effect on the date Amendment No. 1 Effective Date) during such fiscal quarter, (b) the Indirect Revenue Sharing Rate (as such term is defined in the OMERS Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) multiplied by aggregate Indirect Revenue (as such term is defined in the OMERS Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) during such fiscal quarter, and (c)(x) if the Direct Sales Royalty Rate (as such term is defined in the OMERS Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) is calculated under the Regime A Royalty Rate (as such term is defined in the OMERS Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date), [***] percent ([***]%) of Product Partnering Revenue (as such term is defined in the OMERS Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) attributable to the Product (as such term is defined in the OMERS Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) for such fiscal quarter or (x) if the Direct Sales Royalty Rate (as such term is defined in the OMERS Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) is calculated under the Regime B Royalty Rate (as such term is defined in the OMERS Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date), [***] percent ([***]%) of Product Partnering Revenue (as such term is defined in the OMERS Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) attributable to the Product (as such term is defined in the OMERS Royalty Purchase Agreement as in effect on the Amendment No. 1 Effective Date) for such fiscal quarter, and

(D) without limiting the restrictions on the 2020 RP Royalty Financing and the 2021 RP Royalty Financing set forth above in this clause (iii), in the case of all Other Royalty Financings of BCX9930, whether worldwide or within the Key Territories and/or the Non-Key Territories, the royalty participation rate with respect ~~thereto~~to all such Other Royalty Financings shall not in the aggregate exceed [***] percent ([***]%) of aggregate Royalty Financed BCX9930 Net Sales ~~in the aggregate for all Other Royalty Financings, (v)~~ (it being understood that, for purposes of this clause (D), with respect to any Other Royalty Financing that provides for multiple tiers of royalty participation rates, the royalty participation rate with respect to such Other Royalty Financing shall be deemed to be the royalty participation rate at the highest of such tiers),

(E) without limiting the restrictions on the 2020 RP Royalty Financing and the 2021 RP Royalty Financing set forth above in this clause (iii), in the case of all Other Royalty Financings of Complement Inhibitor, whether worldwide or within the Key Territories and/or the Non-Key Territories, the royalty participation rate with respect to all such Other Royalty Financings shall not in the aggregate exceed [***] percent ([***]%) of aggregate Royalty Financed Complement Inhibitor Net Sales (it being understood that, for purposes of this clause (E), with respect to any Other Royalty Financing that provides for multiple tiers of royalty participation rates, the royalty participation rate with respect to such Other Royalty Financing shall be deemed to be the royalty participation rate at the highest of such tiers),

(iv) in the case of all Other Royalty Financings, shall not have covenants and defaults that are more restrictive on the Borrower and its Subsidiaries than the covenants and defaults set forth in the Royalty Financing Documents (but, in any event, the Other Royalty Financing Documents shall not include a restriction on the incurrence or maintenance of Indebtedness) or that conflict with, or prevent Borrower and its Subsidiaries from complying with, the covenants and defaults set forth in the Royalty Financing Documents,

(~~vi~~v) the Borrower shall cause any successor or permitted assignee of ~~the~~any Buyer under the Royalty Financing Documents to become a party to the Intercreditor Agreement in accordance with the terms thereof concurrently with such succession or assignment, and

(~~vii~~vi) the Borrower shall cause any successor or permitted assignee of the purchaser or buyer under the Other Royalty Financing Documents to become a party to the intercreditor agreement contemplated by clause (i)(c)(~~ii~~y) above to which such purchaser or buyer is a party in accordance with the terms thereof concurrently with such succession or assignment.

~~“Royalty Financing Side Letter~~” ~~means the letter agreement dated as of December 7, 2020 between the Borrower and RPI 2019 Intermediate Finance Trust, a Delaware statutory trust, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Loan Documents.~~

“Royalty Payments” means the RP Royalty Payments and the OMERS Royalty Payments.

“RP Royalty ~~Payment~~Payments” means the “Royalty ~~Payment~~Payments” as such term is defined in the 2021 RP Royalty ~~Financing~~Purchase Agreement as in effect on the date ~~hereof~~Amendment No. 1 Effective Date.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw-Hill Financial, Inc., and any successor thereto.

“Safety Notices” has the meaning set forth in Section 6.23(i).

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 10.03(c).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Indemnitees, each co-agent or sub‐agent appointed by the Administrative Agent from time to time pursuant to Section 11.05 and each of the foregoing Persons successors and assigns.

“Securities Act” means the Securities Act of 1933.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms thereof.

“Services” means services provided by the Borrower or any Affiliate thereof to un-Affiliated Persons, including without limitation any sales, laboratory analysis, testing, consulting, marketing, commercialization and any other healthcare-related services.

“Small Business Act” means the Small Business Act (15 U.S. Code Chapter 14A – Aid to Small Business).

“Small Business Administration” means the U.S. Small Business Administration.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Products” means (a) means the molecule described in investigational new drug applications (IND) [***] filed with the FDA and referenced by the Borrower as “BCX4430 (galidesivir)” and (b) means the Product described in the NDA No. 206426 filed with the FDA and referenced by the Borrower as RAPIVAB™(peramivir injection), in each case, as in existence as of the Closing Date; provided that, for the avoidance of doubt, no Specified Product shall include any Key Product.

“Stockpile Sales” means (a) “Non-Commercial Sales” as defined in the Purchase and Sale Agreement dated as of March 9, 2011 between the Borrower and JPR Royalty Sub, LLC as in effect on the date hereof and entered into in connection with the JPR Indenture, but excluding, for the avoidance of doubt, any sales, transfers, leases, licenses or other dispositions of any Key Product and (b) any sales (but excluding, for the avoidance of doubt, any license, lease or other disposition) of a Product for a profit in the ordinary course of business to Governmental Authorities to supply stockpiles for use in a public health emergency.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing, until discharge of the JPR Indenture pursuant to and in accordance with Section 11.1 thereof, unless expressly provided herein, Subsidiaries of the Borrower shall not include JPR Royalty Sub.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” has the meaning set forth in Section 3.01(a).

“Term A Availability Period” means the period commencing on and including the Closing Date and ending on the earliest of (a) June 1, 2021, (b) the date of termination of the Term A Commitments pursuant to Section 2.04 and (c) the date of termination of the Term A Commitments pursuant to Section 9.02.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Borrowing Date” means the date that the Term A Borrowing shall be made pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make a Term A Loan to the Borrower pursuant to Section 2.01(a), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term A Commitments of all of the Term A Lenders as in effect on the Closing Date is ONE HUNDRED TWENTY-FIVE MILLION DOLLARS ($125,000,000).

“Term A Draw Conditions” means the condition that the Borrower shall have delivered (on or before the date that the Term A Borrowing is requested in accordance with Section 2.02(a)) to the Administrative Agent (i) a certificate of a Responsible Financial Officer of the Borrower (in form and substance reasonably satisfactory to the Administrative Agent) certifying, and such other evidence as the Administrative Agent may request demonstrating, that the FDA has approved Borrower’s NDA for the testing, manufacturing, marketing and commercial sale in the United States of Orladeyo for prophylaxis to prevent attacks of hereditary angioedema (HAE) in adults and adolescent patients 12 years and older with either (a) a final product label consistent with the draft Orladeyo label in the form attached hereto as Exhibit F or (b) such other a final product label approved by the Required Lenders in writing, in their sole discretion and (ii) evidence satisfactory to the Administrative Agent that the Loan Parties are in compliance with the requirements set forth in Section 8.16(i) immediately prior to the Term A Borrowing.

“Term A Facility” means, at any time, (a) on or prior to the Term A Borrowing Date, the aggregate amount of the Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means (a) at any time on or prior to the Term A Borrowing Date, any Lender that has a Term A Commitment at such time and (b) at any time thereafter, any Lender that holds one or more Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Term A Note” has the meaning set forth in Section 2.08.

“Term B Availability Period” means the period commencing on and including the Term A Borrowing Date and ending on the earliest of (a) [***], (b) the date of termination of the Term B Commitments pursuant to Section 2.04 and (c) the date of termination of the Term B Commitments pursuant to Section 9.02.

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans made by each of the Term B Lenders pursuant to Section 2.01(b).

“Term B Borrowing Date” means the date that the Term B Borrowing shall be made pursuant to Section 2.01(b).

“Term B Commitment” means, as to each Lender, its obligation to make a Term B Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term B Commitments of all of the Lenders as in effect on the Closing Date is TWENTY-FIVE MILLION DOLLARS ($25,000,000).

“Term B Draw Conditions” means the conditions that (i) the Borrower shall have delivered (on or before the date that the Term B Borrowing is requested in accordance with Section 2.02(a)) to the Administrative Agent (a) a certificate of a Responsible Financial Officer of the Borrower (in form and substance reasonably satisfactory to the Administrative Agent) certifying, and such other evidence as the Administrative Agent may request demonstrating, that Orladeyo Consolidated U.S. Net Product Sales for any [***] period ending on or before [***] were at least $[***] and (b) evidence satisfactory to the Administrative Agent that the Loan Parties are in compliance with the requirements set forth in Section 8.16(ii) immediately prior to the Term B Borrowing, and (ii) if the date on which the Term B Borrowing is requested in accordance with Section 2.02(a) is on or prior to the Term A Borrowing Date, the Term A Borrowing shall have occurred prior to (or contemporaneously with) the Term B Borrowing.

“Term B Facility” means, at any time, (a) on or prior to the Term B Borrowing Date, the aggregate amount of the Term B Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time.

“Term B Lender” means (a) at any time on or prior to the Term B Borrowing Date, any Lender that has a Term B Commitment at such time and (b) at any time thereafter, any Lender that holds one or more Term B Loans at such time.

“Term B Loan” means an advance made by any Term B Lender under the Term B Facility.

“Term B Note” has the meaning set forth in Section 2.08.

“Term C Availability Period” means the period commencing on and including the Term B Borrowing Date and ending on the earliest of (a) [***], (b) the date of termination of the Term C Commitments pursuant to Section 2.04, (c) the date of termination of the Term C Commitments pursuant to Section 9.02 and (d) the repayment in full of the Term A Loans and/or the Term B Loans.

“Term C Borrowing” means a borrowing consisting of simultaneous Term C Loans made by each of the Term C Lenders pursuant to Section 2.01(c).

“Term C Borrowing Date” means the date that the Term C Borrowing shall be made pursuant to Section 2.01(c).

“Term C Commitment” means, as to each Lender, its obligation to make a Term C Loan to the Borrower pursuant to Section 2.01(c), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term C Commitments of all of the Lenders as in effect on the Closing Date is FIFTY MILLION DOLLARS ($50,000,000).

“Term C Draw Conditions” means the conditions that (i) the Borrower shall have delivered (on or before the date that the Term C Borrowing is requested in accordance with Section 2.02(a)) to the Administrative Agent (a) a certificate of a Responsible Financial Officer of the Borrower (in form and substance reasonably satisfactory to the Administrative Agent) certifying, and such other evidence as the Administrative Agent may request demonstrating, that Orladeyo Consolidated U.S. Net Product Sales for any [***] period ending on or before [***] were at least $[***] and (b) evidence satisfactory to the Administrative Agent that the Loan Parties are in compliance with the requirements set forth in Section 8.16(iii) immediately prior to the Term C Borrowing, and (ii) if the date on which the Term C Borrowing is requested in accordance with Section 2.02(a) is on or prior to the Term A Borrowing Date and/or the Term B Borrowing Date, the Term A Borrowing and the Term B Borrowing shall have occurred prior to (or contemporaneously with) the Term C Borrowing.

“Term C Facility” means, at any time, (a) on or prior to the Term C Borrowing Date, the aggregate amount of the Term C Commitments at such time and (b) thereafter, the aggregate principal amount of the Term C Loans of all Term C Lenders outstanding at such time.

“Term C Lender” means (a) at any time on or prior to the Term C Borrowing Date, any Lender that has a Term C Commitment at such time and (b) at any time thereafter, any Lender that holds one or more Term C Loans at such time.

“Term C Loan” means an advance made by any Term C Lender under the Term C Facility.

“Term C Note” has the meaning set forth in Section 2.08.

“Test Date” has the meaning set forth in Section 8.17.

“Third Party” means any Person other than the Borrower, any Subsidiary thereof or any Affiliate thereof.

“Third Party Payor” means (i) a commercial medical insurance company, health maintenance organization, professional provider organization or other third party payor that reimburses providers for diagnostic laboratory services provided to individual patients, (ii) a nonprofit medical insurance company (such as the Blue Cross, Blue Shield entities), and (iii) a Government Account Debtor making payments under a Government Reimbursement Program.

“Third Party Payor Arrangement” shall mean a written agreement or arrangement with a Third Party Payor pursuant to which the Third Party Payor pays all or a portion of the charges of any Loan Party or its Subsidiaries for providing diagnostic laboratory services.

“Three-Month LIBOR” means, with respect to any Interest Period, a rate per annum equal to the lesser of (i) the greater of (x) 1.75% per annum and (y) the three-month London Interbank Offered Rate (or a comparable or successor rate which rate is approved by the Administrative Agent) for deposits in Dollars at approximately 11:00 a.m. (London, England time), as determined by the Administrative Agent from the appropriate Bloomberg screen page selected by the Administrative Agent (or any successor thereto or similar source reasonably determined by the Administrative Agent from time to time), two (2) Business Days prior to the first day of such Interest Period, adjusted for any reserve requirement and any subsequent costs arising from a change in governmental regulation, if applicable, such rate to be rounded up to the nearest 1/16 of 1% and (ii) 3.50% per annum. The Administrative Agent’s determination of Three-Month LIBOR and internal records of applicable interest rates shall be determinative in the absence of manifest error. For all purposes hereunder, in no event shall Three-Month LIBOR be less than 1.75% or greater than 3.50%.

“Three-Month Treasury Rate” means, as of any date of determination, the weekly average yield as of such date of determination of actually traded United States Treasury securities adjusted to a constant maturity of three (3) months (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two (2) Business Days prior to such date of determination (or, if such Federal Reserve Statistical Release H.15(519) is no longer published, any publicly available source of similar market data)). For the avoidance of doubt, this calculation is based on yields on actively traded non-inflation-indexed issues adjusted to constant maturities.

“Threshold Amount” means an amount equal to [***]% of the aggregate outstanding principal amount of the Loans on any date after giving effect to any borrowings made on or before such date but without giving effect to any prepayments or repayments of Loans occurring on or before such date.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender and the Outstanding Amount of all Loans of such Lender at such time.

“Trademark License” means any agreement, written or oral, providing for the grant of any right to use any Trademark.

“Trademarks” means all statutory and common-law trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications to register in connection therewith, under the laws of the United States, any state thereof, the Netherlands, any political subdivision thereof or any other country or any political subdivision thereof, or otherwise, for the full term and all renewals thereof, which are owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to, and which are used by the Borrower or any other Person to manufacture, develop, import, market, promote, advertise, offer for sale, sell, use, provide and/or otherwise distribute a Product or Service.

“Trade Secrets” means any data or information that is not commonly known by or available to the public, and which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use, (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and (c) which are owned by the Borrower or any Subsidiary or which the Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Transaction” means, individually or collectively as the context may indicate, (a) the payoff of all Existing Indebtedness on the Term A Borrowing Date, (b) the entering by the Borrower and the other Loan Parties of the Loan Documents to which they are a party and incurrence of the Term A Borrowing and (c) the payment of fees, costs and expenses in connection with the foregoing.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Internal Revenue Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

“TRICARE” means the program administered pursuant to 10 U.S.C. Section 1071 (et. seq), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof or of the other Loan Documents relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means cash or Cash Equivalents of the Loan Parties (without duplication), that (a) do not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of the Borrower as determined in accordance with GAAP, and (b) are not subject to any Lien in favor of any Person (other than rights of setoff permitted under Section 8.01(l), Liens permitted by Section 8.01(c) and Liens in favor of the Administrative Agent).

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 12.21.

“U.S. Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Websites” means all websites that the Borrower or any Subsidiary shall operate, manage or control through a Domain Name, whether on an exclusive basis or a nonexclusive basis, including, without limitations, all content, elements, data, information, materials, hypertext markup language (HTML), software and code, works of authorship, textual works, visual works, aural works, audiovisual works and functionality embodied in, published or available through each such website and all IP Rights in each of the foregoing.

“Website Agreements” means all agreements between the Borrower and/or any Subsidiary and any other Person pursuant to which such Person provides any services relating to the hosting, design, operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing website hosting, database management or maintenance or disaster recovery services to the Borrower and/or any Subsidiary and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other Person required by applicable Law to withhold or deduct amounts from a payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~ and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02    Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts, contract rights and IP Rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)    Any reference herein to a merger, transfer, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03    Accounting Terms.

(a)    Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided, however, that, calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20, on financial liabilities shall be disregarded.

(b)    Changes in GAAP. Borrower will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly financial statement delivered in accordance with Section 7.01. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained in this Agreement, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change to GAAP occurring before or after the Closing Date as a result of ASU 2016-02, Leases (Topic 842) issued by the Financial Accounting Standards Board or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect prior to such change.

(c)    Calculations. For purposes of all calculations hereunder, the principal amount of Convertible Bond Indebtedness shall be the outstanding principal (or notional) amount thereof, valued at par.

(d)    Consolidation of Variable Interest Rate Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity was a Subsidiary as defined herein.

1.04    Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to United States Eastern time (daylight or standard, as applicable).

1.05    LIBOR Determinations.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Three-Month LIBOR” or with respect to any comparable or successor rate thereto.

ARTICLE II

THE COMMITMENTS

2.01    Commitments.

(a)    Term A Borrowing. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single term loan to the Borrower, in Dollars, on any Business Day during the Term A Availability Period, in an aggregate amount not to exceed such Term A Lender’s Term A Commitment; provided, that, on or prior to such Business Day, the Term A Draw Conditions shall have been satisfied; provided, further, that, for the avoidance of doubt, it is understood and agreed that there shall be no more than one (1) Term A Borrowing during the term of this Agreement. The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Term A Commitments. Term A Borrowings repaid or prepaid may not be reborrowed.

(b)    Term B Borrowing. Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single term loan to the Borrower, in Dollars, on any Business Day during the Term B Availability Period, in an aggregate amount not to exceed such Term B Lender’s Term B Commitment; provided, that, on or prior to such Business Day, the Term B Draw Conditions shall have been satisfied; provided, further, that, for the avoidance of doubt, it is understood and agreed that there shall be no more than one (1) Term B Borrowing during the term of this Agreement. The Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Term B Commitments. Term B Borrowings repaid or prepaid may not be reborrowed.

(c)    Term C Borrowing. Subject to the terms and conditions set forth herein, each Term C Lender severally agrees to make a single term loan to the Borrower, in Dollars, on any Business Day during the Term C Availability Period, in an aggregate amount not to exceed such Term C Lender’s Term C Commitment; provided, that, on or prior to such Business Day, the Term C Draw Conditions shall have been satisfied; provided, further, that, for the avoidance of doubt, it is understood and agreed that there shall be no more than one (1) Term C Borrowing during the term of this Agreement. The Term C Borrowing shall consist of Term C Loans made simultaneously by the Term C Lenders in accordance with their respective Term C Commitments. Term C Borrowings repaid or prepaid may not be reborrowed.

2.02    Borrowings.

(a)    Each Borrowing shall be made upon the Borrower’s irrevocable notice (in the form of a written Loan Notice, appropriately completed and signed by a Responsible Financial Officer of the Borrower) to the Administrative Agent, which must be given not later than 9:00 a.m. on the date at least twenty (20) Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) in advance of the requested date of the Term A Borrowing, the Term B Borrowing or the Term C Borrowing, as the case may be. Each Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day) and (ii) the principal amount of Loans to be borrowed. For the avoidance of doubt, the Term A Borrowing shall be in a principal amount of $125,000,000, the Term B Borrowing shall be in a principal amount of $25,000,000 and the Term C Borrowing shall be in a principal amount of $50,000,000.

(b)    Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under such Facility of the applicable Loans. Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Borrowing, Section 5.01) and subject to the Term A Draw Conditions, the Term B Draw Conditions and the Term C Draw Conditions, as applicable, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Borrower.

2.03    Prepayments.

(a)    Voluntary Prepayments. Subject to the payment of any prepayment or repayment premium as required under Section 2.03(d), the exit fee required under Section 2.07(b) and any other fees or amounts payable hereunder at such time, the Borrower may, upon written notice from the Borrower to the Administrative Agent, voluntarily prepay the Loans, in whole or in part; provided, that, (i) such notice must be received not later than 11:00 a.m. five (5) Business Days prior to the date of prepayment and (ii) any such prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment pursuant to this Section 2.03(a) shall be accompanied by (x) all accrued interest on the principal amount of the Loans prepaid, (y) the prepayment or repayment premium required under Section 2.03(d) and the exit fee required under Section 2.07(b) and (z) all fees, costs, expenses, indemnities and other amounts due and payable hereunder at the time of prepayment. Each such prepayment shall be applied first, to outstanding Term C Loans (if any), second, to outstanding Term B Loans (if any) and third, to outstanding Term A Loans. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b)    Mandatory Prepayments of Loans.

(i)         Dispositions; Involuntary Dispositions; Etc.

(A) The Borrower shall promptly (and, in any event, within three (3) Business Days, unless the Borrower delivers written notice to the Administrative Agent of its intent to exercise the reinvestment rights pursuant to this clause (i)(A) within such three (3) Business Day period) prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds (other than any Net Cash Proceeds – Licensing, any Net Cash Proceeds – Non-Permitted Royalty Financing and any Net Cash Proceeds received by any Loan Party or ~~the~~any Subsidiary from any Royalty Financing or any Other Royalty Financing) of all Dispositions (other than any Disposition pursuant to Section 8.05(c) hereof) and Involuntary Dispositions, to the extent such Net Cash Proceeds are not (1) in the case of either Dispositions or Involuntary Dispositions, reinvested in Eligible Assets or (2) solely in the case of Involuntary Dispositions, used for the repair or restoration of the property which was the subject of the Involuntary Disposition, in each case within 270 days of the date of such Disposition or Involuntary Disposition.

(B) The Borrower shall promptly (1) (and, in any event, within one (1) Business Day) prepay the Loans in an aggregate amount equal to 100% of any Net Cash Proceeds – Licensing received by any Loan Party or any Subsidiary pursuant to a Non-Permitted License (it being understood and agreed that the payment pursuant to this clause (B)(1) shall be in addition to any other right and remedy that the Administrative Agent or any other Secured Party has as a result of an Event of Default arising from the entering into such Non-Permitted License) and (2) (and, in any event, within three (3) Business Days) prepay the Loans, in an amount equal, on a dollar-for-dollar basis, to any Net Cash Proceeds - Licensing received by any Loan Party or Subsidiary pursuant to a Permitted License which are paid to ~~the~~any Buyer in connection with ~~the~~any Royalty Financing or any buyer or purchaser under the Other Royalty Financing Documents in connection with an Other Royalty Financing, as applicable, solely to the extent such payment exceeds the amount then required to be paid pursuant to the express terms of the Royalty Financing Documents or the Other Royalty Financing Documents, as applicable.

(C) The Borrower shall promptly (and, in any event, within one (1) Business Day) prepay the Loans in an aggregate amount equal to 100% of any Net Cash Proceeds – Non-Permitted Royalty Financing received by any Loan Party or any Subsidiary (it being understood and agreed that the payment pursuant to this clause (C) shall be in addition to any other right and remedy that the Administrative Agent or any other Secured Party has as a result of an Event of Default arising from the entering into such Non-Permitted Royalty Financing).

Any prepayment pursuant to this clause (i) shall be applied as set forth in clause (iv) below.

(ii)         Extraordinary Receipts. The Borrower shall promptly (and, in any event, within three (3) Business Days, unless the Borrower delivers written notice to the Administrative Agent of its intent to exercise the reinvestment rights pursuant to this clause (ii) within such three (3) Business Day period) upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Extraordinary Receipts, prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds to the extent such Net Cash Proceeds are not reinvested in Eligible Assets within 270 days of the date of receipt of the Net Cash Proceeds of such Extraordinary Receipts. Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (iv) below.

(iii)    Debt Issuance. The Borrower shall promptly (and, in any event, within one (1) Business Day) upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds (it being understood and agreed that the payment pursuant to this clause (iii) shall be in addition to any other right and remedy that the Administrative Agent or any other Secured Party has as a result of an Event of Default arising from such Debt Issuance). Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (iv) below.

(iv)    Application of Mandatory Prepayments. The Borrower shall provide the Administrative Agent with written notice of any payment to be made under this Section 2.03(b) at least five (5) Business Days prior to the date such payment is required to be under this Section 2.03(b). All payments under this Section 2.03(b) shall be applied (i) first to all fees, costs, expenses, indemnities and other amounts due and payable hereunder (other than as contemplated by the immediately following clause (ii)), and (ii) then proportionately (based on the relation of such amounts to the total amount of the relevant payment under this Section 2.03(b)) to the payment or prepayment (as applicable) of the following amounts of the Obligations: default interest, if any, prepayment or repayment premium required by Section 2.03(d), the exit fee required under Section 2.07(b) and accrued and unpaid interest and principal. Each such prepayment pursuant to the immediately foregoing clause (ii) shall be applied first, to outstanding Term C Loans (if any), second, to outstanding Term B Loans (if any) and third, to outstanding Term A Loans. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(v)    Declined Proceeds. Each Lender may reject all or a portion of its share of any mandatory prepayment of Loans required to be made pursuant to this Section 2.03(b) (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 3:00 p.m. two (2) Business Days prior to the date of such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans. Any Declined Proceeds shall be offered to the Lenders not so declining such prepayment on a pro rata basis in accordance with the amounts of the Loans of such Lender (with such non-declining Lenders having the right to decline any prepayment with Declined Proceeds by providing written notice to the Administrative Agent no later than 3:00 p.m. one (1) Business Day prior to the date of such prepayment). If a non-declining Lender fails to deliver notice to the Administrative Agent within the time frame specified, any such non-declining Lender shall be deemed to have declined the additional proceeds. To the extent such non-declining Lenders elect to decline their share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be retained by the Borrower.

(vi)    Repatriation. Notwithstanding the foregoing terms of this Section 2.03(b), to the extent any or all of the Net Cash Proceeds of any Disposition by, or receipt of the Net Cash Proceeds of any Involuntary Disposition or Extraordinary Receipts by, a Subsidiary that is a Non-U.S. Subsidiary otherwise giving rise to a prepayment pursuant to this Section 2.03(b), is prohibited by any applicable local requirements of Law from being repatriated to the Borrower or any Subsidiary that is a U.S. Subsidiary including through the repayment of intercompany Indebtedness (each, a “Repatriation”; with “Repatriated” having a correlative meaning), provided that the Borrower and its Subsidiaries shall take all commercially reasonable actions available under local Law to permit such Repatriation, or if the Repatriation of any such amount would reasonably be expected to result in material adverse tax consequences with respect to the Borrower and its Subsidiaries, taken as a whole, an amount equal to the portion of such Net Cash Proceeds so affected (such amount, the “Excluded Prepayment Amount”), will not be required to be applied to prepay Loans at the times provided in this Section 2.03(b); provided, that if and to the extent any such Repatriation ceases to be prohibited, restricted or delayed by applicable local requirements of Law or such Repatriation ceases, to result in material adverse tax consequences with respect to the Borrower and its Subsidiaries, taken as a whole (taking into account any foreign tax credit or benefit actually received in connection with such Repatriation), at any time following the date on which the applicable mandatory prepayment pursuant to this Section 2.03(b) was otherwise required to be made, the Borrower shall promptly pay an amount equal to such portion of the Excluded Prepayment Amount to the Lenders, which payment shall be applied in accordance with Section 2.03(b)(iv). Notwithstanding anything to the contrary contained herein or in any other Loan Document, for the avoidance of doubt, nothing in this Section 2.03(b) shall require the Borrower to cause any amounts to be repatriated to the United States.

(c)    Change of Control. Upon the occurrence of a Change of Control, the Borrower shall, unless otherwise directed by the Required Lenders, on the date of the occurrence of such Change of Control (i) prepay the Outstanding Amount of the Loans together with all accrued and unpaid interest thereon plus the prepayment or repayment premium, if any~~,~~ required by Section 2.03(d), and the exit fee required under Section 2.07(b) plus all other Obligations, (ii) in the event such Change of Control occurs (or a definitive agreement in respect of such Change of Control is entered into) during the Term Loan B Availability Period, pay to the Lenders an amount equal to [***] and (iii) in the event such Change of Control occurs (or a definitive agreement in respect of such Change of Control is entered into) during the Term Loan C Availability Period, pay to the Lenders an amount equal to [***] (it being understood and agreed that the payment pursuant to this clause (c) shall be in addition to any other right and remedy that the Administrative Agent or any other Secured Party has as a result of an Event of Default arising from the occurrence of such Change of Control).

(d)    Prepayment and Repayment Premiums. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if all or any portion of the Loans are repaid, prepaid, or required to be repaid or prepaid (including by acceleration, including automatic acceleration triggered by any insolvency proceeding pursuant to Section 9.01(f)), pursuant to this Section 2.03, Article IX or otherwise, then, in all cases, the Borrower shall pay to the Lenders, for their respective ratable accounts, on the date on which such repayment or prepayment is paid or required to be paid, in addition to the other Obligations so repaid, prepaid or required to be repaid or prepaid, a prepayment or repayment premium equal to: (i) with respect to any prepayment or repayment paid or required to be paid on or prior to the second anniversary of the date of the Borrowing of such Loan, an amount equal to the Make-Whole Amount with respect to such prepayment or repayment, (ii) with respect to any prepayment or repayment paid or required to be paid after the second anniversary of the date of the Borrowing of such Loan, but on or prior to the third anniversary of the date of the Borrowing of such Loan, two percent (2.00%) of the principal amount of such Loan that is prepaid or required to be prepaid, (iii) with respect to any prepayment or repayment paid or required to be paid after the third anniversary of the date of the Borrowing of such Loan, but on or prior to the fourth anniversary of the date of the Borrowing of such Loan, one percent (1.00%) of the principal amount of such Loan that is prepaid or required to be prepaid and (iv) with respect to any prepayment or repayment paid or required to be paid after the fourth anniversary of the date of the Borrowing of such Loan, zero percent (0.00%) of the principal amount of such Loan that is prepaid or required to be prepaid.

(e)         Failure to Draw.

(i)         (x) If the Term B Borrowing has not occurred during the Term B Availability Period and (y) [***], the Borrower shall, unless otherwise directed by the Required Lenders, pay to the Lenders on the last date of the Term B Availability Period an amount equal to [***].

(ii)         (x) If the Term C Borrowing has not occurred during the Term C Availability Period and (y) [***], the Borrower shall, unless otherwise directed by the Required Lenders, pay to the Lenders on the last date of the Term C Availability Period an amount equal to [***].

2.04    Termination of Commitments.

(a)    Voluntary. The Borrower may, upon written notice to the Administrative Agent during (i) the Term B Availability Period, terminate in full the Term B Commitments or (ii) the Term C Availability Period, terminate in full the Term C Commitments; provided, that~~:~~ (x) any such notice shall be received by the Administrative Agent not later than 9:00 a.m. five (5) Business Days prior to the date of termination and (y) the Borrower shall, unless otherwise directed by the Required Lenders, on the date of such termination (1) in connection with a termination of the Term B Commitments, pay to the Lenders an amount equal to [***] and (2) in connection with a termination of the Term C Commitments, pay to the Lenders an amount equal to [***]. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Upon any termination of the Term B Commitments or the Term C Commitments, the Commitments of each Appropriate Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. The Borrower may not terminate the Term A Commitments.

(b)    Mandatory. The Term A Commitments will be automatically and permanently reduced to zero upon the Term A Borrowing pursuant to Section 2.01. The Term B Commitments will be automatically and permanently reduced to zero upon the Term B Borrowing pursuant to Section 2.01. The Term C Commitments will be automatically and permanently reduced to zero upon the Term C Borrowing pursuant to Section 2.01. The Term A Commitments shall be automatically and permanently reduced to zero on the date that the Term A Availability Period shall end. The Term B Commitments shall be automatically and permanently reduced to zero on the date that the Term B Availability Period shall end. The Term C Commitments shall be automatically and permanently reduced to zero on the date that the Term C Availability Period shall end.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if all or any portion of the Commitments are terminated pursuant to Article IX, then the Borrower shall pay to the Lenders, for their respective ratable accounts, on the date on which such termination occurs (1) in connection with a termination of the Term B Commitments, pay to the Lenders an amount equal to the Make-Whole Amount plus the commitment fee required under Section 2.07(a) plus the exit fee required under Section 2.07(b), which amount shall be calculated as if the Term B Loan Borrowing had occurred and the full amount (which amount shall be $[***]) of the Term B Loan had been drawn and repaid in full, in each case, on the date of such termination and (2) in connection with a termination of the Term C Commitments, pay to the Lenders an amount equal to the Make-Whole Amount plus the commitment fee required under Section 2.07(a) plus the exit fee required under Section 2.07(b) which amount shall be calculated as if the Term C Loan Borrowing had occurred and the full amount (which amount shall be $[***]) of the Term C Loan had been drawn and repaid in full, in each case, on the date of such termination.

For the avoidance of doubt, in the event the Borrower (i) voluntarily prepays all outstanding Loans pursuant to Section 2.03(a) or (ii) is required to prepay all outstanding Loans pursuant to Section 2.03(b), any of the Term B Commitments and Term C Commitments that are then in effect shall automatically terminate in full upon any such prepayment and the amounts set forth in clauses (y)(1) and (2) of Section 2.04(a) shall be immediately due and payable to the Lenders.

2.05    Repayment of Loans.

The Borrower shall repay the outstanding principal amount of the Loans, together with all accrued and unpaid interest thereon, the prepayment and repayment premiums required by Section 2.03(d) (provided, for clarity, that such premiums under Section 2.03(d) shall not be due and payable as a result of a repayment made pursuant to this Section 2.05 due to the occurrence of the date set forth in clause (a) of the definition of “Maturity Date”), the exit fee required under Section 2.07(b) and all other outstanding Obligations, on the Maturity Date. Loans repaid or prepaid may not be reborrowed.

2.06    Interest; Other Amounts.

(a)    Pre-Default Rate. Subject to the provisions of subsection (b) below, during any Interest Period each Loan shall bear interest during such Interest Period on the outstanding principal amount thereof either, (i) if such Interest Period (A) ends on or before the last day of the eighth (8th) full fiscal quarter ending after the Term A Borrowing Date and a Cash Pay Election is made pursuant to Section 2.06(d) for such Interest Period or (B) begins after the last day of the eighth (8th) full fiscal quarter ending after the Term A Borrowing Date, at a rate equal to the sum of (x) Three-Month LIBOR for such Interest Period plus (y) 8.25% per annum, or (ii) if such Interest Period ends on or before the last day of the eighth (8th) full fiscal quarter ending after the Term A Borrowing Date and a PIK Election is made pursuant to Section 2.06(d) for such Interest Period, at a rate equal to the sum of (x) Three-Month LIBOR for such Interest Period plus (y) 10.25%, per annum.

(b)    Default Rate. Notwithstanding anything the contrary set forth in Section 2.06(a), (i) upon the occurrence of and during the continuance of any Event of Default during any Interest Period all outstanding Obligations shall bear interest during the continuance of such Event of Default at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws and (ii) accrued and unpaid interest (including interest on past due interest) shall be due and payable in cash on demand. The interest rate shall be recalculated and, if necessary, adjusted for each Interest Period, in each case pursuant to the terms hereof.

(c)    Interest Generally. Subject to Section 2.06(b), interest on each Loan shall be due and payable in cash in arrears on each Interest Payment Date unless a PIK Election is made pursuant to Section 2.06(d) and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)    PIK Interest Election. For each Interest Period ending on or before the last day of the eighth (8th) full fiscal quarter ending after the Term A Borrowing Date, the Borrower hereby elects (such election, a “PIK Election”) that, so long as (x) no Default or Event of Default has occurred and is continuing and (y) the Borrower has not, at least five (5) Business Days prior to the beginning of such Interest Period, provided the Administrative Agent a written election indicating that it will decline the PIK Election for such Interest Period and interest on any Loan accrued during such Interest Period shall be due and payable in cash in arrears on the applicable Interest Payment Date (a “Cash Pay Election”), interest on any Loan accrued during such Interest Period may be paid in kind (“PIK Interest”) by capitalizing the entire amount of such PIK Interest with the unpaid principal amount of such Loan outstanding on the last day of such Interest Period (each, a “PIK Interest Payment”). Following each such increase in the principal amount of such Loan as a result of any PIK Interest Payment, such Loans will bear interest on such increased principal amount from and after the date of each such PIK Interest Payment and each reference to such Loan shall include such PIK Interest for all purposes of the Loan Documents.

2.07    Fees.

(a)    Commitment Fee. The Borrower shall pay to the Lenders, for their respective ratable accounts, on the date of each Borrowing (or a deemed Borrowing pursuant to Section 2.03 or Section 2.04), a commitment fee in an amount equal to one percent (1.00%) of the principal amount of the Loans borrowed (or deemed borrowed) on such date. Such fee shall be fully earned when paid and shall be non-refundable for any reason whatsoever. It is understood and agreed that Athyrium, the Administrative Agent and the Lenders reserve the right to allocate, in whole or in part, to their respective Affiliates, the fees payable to such Persons hereunder in such manner as Athyrium, the Administrative Agent, the Lenders and such Affiliates shall agree in their sole discretion.

(b)    Exit Fee. If all or any portion of the Loans are repaid, prepaid, ~~or~~ required to be repaid or prepaid (including by acceleration) or deemed repaid or prepaid, pursuant to Section 2.03, Section 2.04, Section 2.05, Article IX or otherwise, then, in all cases, the Borrower shall pay to the Lenders, for their respective ratable accounts, on the date on which such repayment or prepayment is repaid, paid ~~or~~, required to be repaid or prepaid or deemed repaid or prepaid, as the case may be, in addition to the other Obligations so prepaid, repaid ~~or~~, required to be prepaid or repaid or deemed repaid or prepaid, an exit fee in an amount equal to two percent (2.00%) of the principal amount of such Loan prepaid, repaid ~~or~~, required to be prepaid or repaid or deemed repaid or prepaid, as the case may be, on such date.

2.08    Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (a) in the case of the Term A Loans, be in the form of Exhibit B-1 (a “Term A Note”), (b) in the case of the Term B Loans, be in the form of Exhibit B-2 (a “Term B Note”) and (c) in the case of the Term C Loans, be in the form of Exhibit B-3 (the “Term C Note”). Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.09    Computation of Interest.

All computations of interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid.

2.10    Payments Generally.

(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction (subject to Section 3.01) for any counterclaim, defense, recoupment or setoff. Subject to Section 9.03, all payments of principal, interest, prepayment and repayment premiums and fees on the Loans and all other Obligations payable by any Loan Party under the Loan Documents shall be due, without any presentment thereof, directly to the Lenders, at the respective Lending Offices of the Lenders; provided, that, if at the time of any such payment a Lender is a Defaulting Lender, such Defaulting Lender’s pro rata share of such payment shall be made directly to the Administrative Agent. The Loan Parties will make such payments in Dollars, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Lenders may from time to time direct in writing. All payments received by the Lenders after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue in respect of such succeeding Business Day. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(b)    Obligations of Lenders are Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 12.04(d) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 12.04(d) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 12.04(d).

(c)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds to make any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds to make any Loan in any particular place or manner.

2.11    Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its portion of any of the Loans or prepayment or repayment premium or exit fees in connection therewith resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loans and accrued interest thereon and prepayment or repayment premium or exit fees in connection therewith greater than its pro rata share thereof as provided herein, then such Lender shall (a) notify the Administrative Agent of such fact and (b) purchase for cash at face value participations in the portions of the Loans of the Other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, accrued interest on and prepayment and repayment premiums or exit fees in connection with their respective portions of the Loans and other amounts owing them; provided, that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price shall be restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of any participation in any of its portion of the Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.12    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.01.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 12.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments, repayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12 (a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

TAXES

3.01    Taxes.

(a)    All payments of principal and interest on the Loans and all other amounts payable hereunder by a Loan Party to any Recipient shall be made free and clear of and without deduction or withholding for or on account of any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholding taxes or other charges of any nature whatsoever (including interest and penalties thereon), in each case, imposed by any taxing authority (“Taxes”), unless required by applicable Law. If any withholding or deduction of any Taxes from any payment by or on account of any obligation of any Loan Party hereunder is required by applicable Law (any such Taxes, excluding (w) Taxes imposed on or measured by net income, branch profits taxes and franchise taxes, in each case imposed by the jurisdiction (or any political subdivision thereof) under or in which a Recipient is organized, has its principal office or applicable lending office or otherwise conducts business or with which a Recipient has a present or former connection (other than solely as the result of entering into any of the Loan Documents or taking any action thereunder), (x) U.S. back-up withholding and other withholding Taxes imposed on amounts payable to or for the account of a Recipient with respect to an applicable interest in any Loan or Commitment pursuant to a Law in effect on the date on which such Recipient acquires such interest in the Loans or Commitment, except in each case to the extent that, pursuant to this Section 3.01, amounts with respect to such taxes were payable by such Recipient’s assignor immediately before such Recipient became a party hereto, (y) Taxes that would not have been imposed but for the failure of a Recipient to provide the Borrower with any certification, form or other documentation (including without limitation an IRS Form W-9 or IRS Form W-8) establishing an exemption from such Taxes and (z) any withholding tax imposed under FATCA (all non-excluded items shall hereinafter be referred to as “Indemnified Taxes”, and Taxes described in clauses (w)-(z) shall hereinafter be referred to as “Excluded Taxes”), then (i) the applicable Withholding Agent shall be entitled to make such withholding or deduction and shall pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted within the time allowed and in the minimum amount required by applicable law, (ii) the applicable Withholding Agent shall promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority and (iii) the sum payable by the applicable Loan Party shall be increased by such additional amount or amounts as is necessary to ensure that the net amount actually received by the applicable Recipient will equal the full amount such Recipient would have received had no such withholding or deduction for Indemnified Taxes been required.

(b)    The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(c)    Each Lender shall execute and deliver to the Borrower on or prior to the date that such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower), one or more (as the Borrower may reasonably request) duly completed and executed copies of any forms, certificates or documents reasonably requested by the Borrower certifying as to such Lender’s entitlement to any available exemption from or reduction of withholding or deduction of taxes. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. No Loan Party shall be required to pay additional amounts to any Lender pursuant to this Section 3.01 with respect to taxes attributable to the failure of such Lender to comply with this paragraph.

(d)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Administrative Agent and the Borrower of its inability to do so.

(e)    Each of the parties to the Agreement shall, within ten (10) days of a reasonable request by another party to the Agreement, supply to that other party

(i)    such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other Party’s compliance with FATCA, and

(ii)    such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime, such as the Common Reporting Standard.

(f)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)    If, due to a change in Sections 871(h) or 881(c) of the Internal Revenue Code (or any successor provisions) after the date a Person becomes an Indirect Lender under this Agreement, any withholding is required to be made by a Lender or any Affiliate thereof to such Indirect Lender attributable to payments made by any Loan Party hereunder, such Loan Party shall pay to such Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by any Indirect Lender will equal the full amount such Indirect Lender would have received had no such withholding or deduction been required; provided that in the event additional amounts are due in respect of an Indirect Lender, immediately before such Indirect Lender transfers a direct or indirect interest in a Lender to a transferee and withholding is required to be made by a Lender or any Affiliate to such transferee Indirect Lender attributable to payments made by any Loan Party hereunder, a Loan Party shall be required to pay additional amounts pursuant to this Section in an amount not exceeding the additional amounts payable prior to the transfer by the transferor Indirect Lender; provided, further that no such additional amounts shall be payable by a Loan Party to the extent such withholding could have been avoided by any Indirect Lender and each entity in the chain of ownership between such Indirect Lender and the Lender providing Internal Revenue Service Forms W-9, W-8ECI, W-8BEN, W-8BEN-E or W-8IMY (as applicable) or any successor forms thereto, to the Lender or other entity in the chain of ownership between such Indirect Lender and the Lender, as applicable.

3.02    Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Commitments, prepayment or repayment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01    The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Secured Party and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations of the Borrower and any other Guarantors in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state or federal law.

4.02    Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)    any of the acts mentioned in any of the provisions of any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents including any change in the purpose of, an extension of or increase in any facility or the addition of any new facility under the Loan Documents or other document, or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)    any Lien granted to, or in favor of, any Secured Party as security for any of the Obligations shall fail to attach or be perfected;

(e)    any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor); or

(f)    any insolvency or similar proceedings.

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Secured Parties exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03    Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Secured Parties on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04    Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05    Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

4.06    Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Commitments have been terminated.

4.07    Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

4.08    Limitations.

The guarantee in this Article IV insofar as it is from BioCryst Ireland Limited does not apply to any liability to the extent that it would result in such guarantee constituting unlawful financial assistance within the meaning of Section 82 of the Companies Act.

4.09    Guarantor Intent

Without prejudice to generality of Section 4.02, each Guarantor expressly confirms that it intends that this Guaranty shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents, Collateral and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

ARTICLE V

CONDITIONS PRECEDENT TO BORROWINGS

5.01    Conditions to Initial Borrowing.

This Agreement shall become effective upon, and the obligation of each Lender to make its portion of the Loans to be advanced on the Closing Date is subject to, satisfaction of the following conditions precedent:

(a)    Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party (or, in the case of a Loan Party incorporated in Ireland, properly in the manner specified in the resolutions of the board of directors thereof) and each other party to such Loan Documents, in each case in form and substance satisfactory to the Administrative Agent and the Lenders.

(b)    Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties or in the case of BioCryst Ireland Limited, legal counsel to the Administrative Agent, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent and its counsel.

(c)    Financial Statements; Due Diligence. The Administrative Agent shall have received the Audited Financial Statements, the Interim Financial Statements and such other reports, statements and due diligence items as the Administrative Agent or any Lender shall request.

(d)    No Material Adverse Effect. Since the date of the Audited Financial Statements, there shall not have occurred any event or condition that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e)    Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(f)    Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be pdf scans, in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)    copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)    such certificates of resolutions, shareholder resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof and each Responsible Financial Officer thereof authorized to act as a Responsible Officer or a Responsible Financial Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)    such documents and certifications as the Administrative Agent may require to evidence that each Loan Party is duly organized, incorporated or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation, including certificates of good standing or status in all applicable jurisdictions (which shall exclude, for the avoidance of doubt, Ireland).

(g)    Perfection and Priority of Liens. Receipt by the Administrative Agent of the following, each of which shall be in form and substance satisfactory to the Administrative Agent:

(i)    searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions, evidence that no Liens exist other than Permitted Liens;

(ii)    UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)    searches of ownership of, and Liens on, the IP Rights of each Loan Party in the appropriate governmental offices;

(iv)    duly executed IP Security Agreements as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the IP Rights of the Loan Parties;

(v)    [reserved];

(vi)    [reserved];

(vii)    [reserved];

(viii)    perfection actions, including, without limitation, searches, certifications, notices and any other items required pursuant to or reasonably requested in connection with the Collateral Documents to be executed on the Closing Date; and

(ix)    agreement between Irish legal counsel to the Administrative Agent and Irish legal counsel to BioCryst Ireland Limited on the wording of the short and further particulars for each security filing to be made in the Irish Companies Registration Office.

(h)    [Reserved].

(i)    Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying, as of the Closing Date, (i) that the conditions specified in Sections 5.01(d), (e) and (k) and 5.02(a) and (b) have been satisfied, (ii) that the Borrower and its Subsidiaries (after giving effect to the Transactions and the incurrence of Indebtedness related thereto) are Solvent on a consolidated basis, (iii) that the Borrower and its Subsidiaries have no Indebtedness for borrowed money, other than Indebtedness permitted by Section 8.03, (iv) that neither the Borrower nor any Subsidiary has outstanding any Disqualified Capital Stock and (v) as true and complete an attached description of all intercompany Indebtedness of the Borrower and its Subsidiaries.

(j)    Existing Indebtedness. All of the Existing Indebtedness shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date, in each case, evidenced by payoff letters and lien releases reasonably satisfactory to the Administrative Agent.

(k)    Governmental and Third Party Approvals. The Borrower and its Subsidiaries shall have received all material governmental, shareholder and third-party consents and approvals necessary in connection with the transactions contemplated by this Agreement, the other Loan Documents, the Royalty Financing Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or any of its Subsidiaries or such other transactions or that could seek to threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect.

(l)    Corporate Structure and Capitalization. The capital and ownership structure of the Borrower on the Closing Date, on a pro forma basis after giving effect to the transactions contemplated by the Loan Documents and the 2020 RP Royalty Financing Documents, shall be reasonably satisfactory to the Administrative Agent.

(m)    Letter of Direction. Receipt by the Administrative Agent of a satisfactory letter of direction containing funds flow information with respect to the proceeds of the Loan to be made on the Closing Date.

(n)    Fees. Receipt by Athyrium and its Affiliates, the Administrative Agent and the Lenders of any fees required to be paid hereunder or under the other Loan Documents on or before the Closing Date.

(o)    Costs; Expenses. The Borrower shall have paid all reasonable and documented expenses, fees and charges of the Lenders and Administrative Agent incurred in connection with the Loan Documents, including all documented expenses, fees, charges and disbursements of counsel to the Lenders and Administrative Agent and all due diligence expenses of Athyrium and its Affiliates and the Lenders, in each case, incurred on or prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute their reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower, the Lenders and the Administrative Agent), in each case, to the extent an invoice therefor is sent at least one (1) Business Day prior to the Closing Date.

(p)    Royalty Financing Documents.

(i)    The 2020 RP Royalty Financing Documents shall have been executed and delivered and the transactions thereunder fully consummated substantially concurrently with the execution and delivery of this Agreement.

(ii)    Receipt by the Administrative Agent of the 2020 RP Royalty Financing Documents, each in form and substance satisfactory to Administrative Agent and the Lenders in their sole discretion.

(iii)    The Borrower shall deliver a certificate of a Responsible Officer to Administrative Agent certifying that (A) Administrative Agent has received a true, correct and complete executed copy of each 2020 RP Royalty Financing Document, (B) the Borrower and its Subsidiaries are in compliance in all material respects with the 2020 RP Royalty Financing Documents to which it is a party, and such Person has not received any notice of default or termination thereunder and (C) no 2020 RP Royalty Financing Document has been amended or waived or modified in any manner, without the written consent of the Administrative Agent and the Lenders.

(q)    [Reserved].

(r)    Termination of MDCP Licenses. Receipt by the Administrative Agent of satisfactory evidence that all agreements, licenses, permits and assignments in favor of MDCP or providing MDCP any right or interest in any IP Rights of the Borrower or any Subsidiary, including without limitation that certain License and Services Agreement between the Borrower and MDCP, dated as of September 23, 2016, as amended restated or otherwise modified from time to time, have been terminated and released.

(s)    Other. Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as requested by the Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of the Borrower and its Subsidiaries; such information may include, if requested by the Administrative Agent or any Lender, asset appraisal reports and written audits of accounts receivable, inventory, payables, controls and systems.

Without limiting the generality of the provisions of the last paragraph of Section 11.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02    Conditions to all Borrowings. The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:

(a)    Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)    No Default. No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c)    No Material Adverse Effect. Since the date of the Audited Financial Statements, there shall not have occurred any event or condition that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d)    Loan Notice. The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(e)    Term A Draw Conditions. With respect to the Term A Borrowing, the Term A Draw Conditions shall have been satisfied.

(f)    Term B Draw Conditions. With respect to the Term B Borrowing, the Term B Draw Conditions shall have been satisfied.

(g)    Term C Draw Conditions. With respect to the Term C Borrowing, the Term C Draw Conditions shall have been satisfied.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 5.02 have been satisfied as of the date of the applicable Borrowing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders, on the Closing Date, the Amendment No. 1 Effective Date, the date of each Borrowing and each other date required by a Loan Document, that:

6.01    Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized, incorporated or formed, validly existing and (where such concept exists in the case of Non-U.S. Subsidiaries) in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite Permits, governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and to consummate the Transactions to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02    Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document, and Royalty Financing Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) the JPR Indenture or the other Deal Documents (as defined in the JPR Indenture) or any indenture, credit agreement, or promissory note evidencing Indebtedness or any other material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, judgment, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate any applicable Law (including, without limitation, Regulation U or Regulation X issued by the FRB).

6.03    Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect, (b) filings to perfect the Liens created by the Collateral Documents and (c) the filing of any applicable reports under securities laws.

6.04    Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, subject to applicable Debtor Relief Laws or other Laws affecting creditors’ rights generally and subject to general principles of equity and subject in the case of each Irish Subsidiary, to the Legal Reservations.

6.05    Financial Statements; No Material Adverse Effect.

(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, commitments and Indebtedness.

(b)    The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.

(c)    From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition by any Loan Party or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of any Loan Party or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to any Loan Party or any Subsidiary, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d)    The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) or (b), as applicable) and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(e)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06    Litigation.

There are no actions, suits, proceedings, claims or disputes pending, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.07    No Default.

(a)    Neither any Loan Party nor any Subsidiary is (i) in default under or with respect to any Material Contract (A) as of the Closing Date and (B) after the Closing Date in a manner that could reasonably be expected to result in a material adverse effect on any Product Development and Commercialization Activities, or (ii) in default under or with respect to any other Contractual Obligation that, in the case of this clause (ii), could reasonably be expected to have a Material Adverse Effect.

(b)    No Default has occurred and is continuing.

6.08    Ownership of Property; Liens.

Each Loan Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09    Environmental Compliance.

(a)    Each of the Facilities and all operations at the Facilities are in compliance in all material respects with all applicable Environmental Laws, and there is no violation in any material respect of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses, that could give rise to liability that, individually or in the aggregate, could reasonably be expected to exceed the Threshold Amount under any applicable Environmental Laws.

(b)    None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation in any material respect of Environmental Laws, or could reasonably be expected to give rise to liability under Environmental Laws that, individually or in the aggregate, could exceed the Threshold Amount.

(c)    Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses that could reasonably be expected to give rise to liability that, individually or in the aggregate, could exceed the Threshold Amount, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)    Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation in any material respect of any applicable Environmental Law, or in a manner that could reasonably be expected to give rise to liability under any applicable Environmental Law that, individually or in the aggregate, could exceed the Threshold Amount.

(e)    No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.

(f)    There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation in any material respect of Environmental Laws, or in amounts or in a manner that could give rise to liability under Environmental Laws that could reasonably be expected to, individually or in the aggregate, exceed the Threshold Amount.

6.10    Insurance.

(a)    The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its applicable Subsidiary operates. The insurance coverage of the Borrower and its Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, coverage amounts and deductibles on Schedule 6.10.

(b)    The Borrower and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area in the United States and that constitutes Collateral on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent or the Required Lenders.

6.11    Taxes.

(a)    Each of the Loan Parties and their Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed by it, and have paid all federal, state and other material taxes, assessments, governmental fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and the failure to make such payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, exceed the Threshold Amount.

(b)    Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person that is not a Loan Party (other than any agreement the primary purpose of which is not the sharing of taxes).

(c)    As of the Closing Date, no claims or investigations are pending, or to the knowledge of any Loan Party, threatened with respect to any Taxes that could reasonably be expected to result in liabilities of a Loan Party or Subsidiary in an amount in excess of the Threshold Amount.

6.12    ERISA Compliance.

(a)    Each Plan is in compliance, in both form and operation, in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a current favorable determination letter (or is entitled to rely on a current advisory or opinion letter issued to a volume submitter or prototype plan provider) from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code or an application for such a letter is currently pending with the Internal Revenue Service. To the knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b)    There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred and none of the Borrower and any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, (ii) the Borrower and each ERISA Affiliate has met all material and applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is sixty percent (60%) or higher and none of the Borrower and any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the next valuation date, (iv) none of the Borrower and any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (v) none of the Borrower and any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA, and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)    None of the Borrower and any ERISA Affiliate has established or otherwise has any liability with respect to a “welfare plan”, as such term is defined in Section 3(1) of ERISA, that either provides post-employment welfare benefits other than as required by Section 4980B of the Internal Revenue Code (or similar state law) or is a health or life insurance plan that is not fully insured by a third party insurance company.

6.13    Subsidiaries and Capitalization; Management Fees.

(a)    Set forth on Schedule 6.13(a) is a complete and accurate list as of the Closing Date of each Subsidiary of any Loan Party and JPR Royalty Sub, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary, (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto and (v) identification of each Subsidiary that is an Excluded Subsidiary, a Non-U.S. Regulatory Approval Subsidiary and/or an Immaterial Non-U.S. Subsidiary.

(b)    Set forth on Schedule 6.13(b) is a true and complete table showing the authorized and issued capitalization of each of the Borrower, its Subsidiaries and JPR Royalty Sub as of the Closing Date on a fully diluted basis. All issued and outstanding Equity Interests of the Borrower and each of its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens and such Equity Interests were issued in compliance with all applicable Laws. As of the Closing Date, except as described on Schedule 6.13(b) or the Borrower’s Organizational Documents, there are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no rights of any Person to acquire, any shares of any Equity Interests of the Borrower or any of its Subsidiaries. There are no agreements (voting or otherwise) among the Borrower’s equity holders with respect to any other aspect of the Borrower’s or any Subsidiary’s affairs, except as set forth on Schedule 6.13(b) or as contained in the Borrower’s Organizational Documents.

(c)    As of the Closing Date, no Loan Party, nor any of their respective Subsidiaries, directly or indirectly, are obligated to pay any management, consulting, transaction or similar advisory fees (other than normal and reasonable compensation (including in the form of Equity Interests) and reimbursement of expenses of officers and directors in the ordinary course of business) to or for the account of any officer, director or holder (or any Affiliate of any holder) of at least 5% of the Equity Interests of such Person.

6.14    Margin Regulations; Investment Company Act.

(a)    No Loan Party is engaged and no Loan Party will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be margin stock.

(b)    No Loan Party, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15    Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether written or oral) (other than forward-looking information and projections and information of a general economic nature and general information about the Loan Parties’ industry) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made and taken as a whole, not misleading. Each Loan Party represents, with respect to projections, estimates, budgets and other forward-looking information, only that such information was prepared in good faith based on assumptions believed to be reasonable at the time such projections were prepared.

6.16    Compliance with Laws.

Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all judgments, orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or judgment, order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17    Intellectual Property; Licenses, Etc.

(a)    Schedule 6.17 Part (a) sets forth a complete and accurate list of the following as of the Closing Date: (i) all Copyrights and all Trademarks of any Loan Party or any Subsidiary, that are registered, or in respect of which an application for registration has been filed or recorded, with the United States Patent and Trademark Office or the United States Copyright Office or with any other Governmental Authority (or comparable organization or office established in any country or pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Copyrights and Trademarks, (ii) all Patents of any Loan Party or any Subsidiary that are issued, or in respect of which an application has been filed or recorded, with the United States Patent and Trademark Office or with any other Governmental Authority (or comparable organization or office established in any country or pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Patents, (iii) all Domain Names owned by any Loan Party or any Subsidiary or which any Loan Party or any Subsidiary is licensed, authorized or otherwise granted rights under or to, or owned by a Person on behalf of any Loan Party or any Subsidiary, together with relevant identifying information with respect to such Domain Names, (iv) each Copyright License, each Patent License and each Trademark License of any Loan Party or any Subsidiary and (v) each other Material IP Right of any Loan Party or any Subsidiary, in each case with respect to this clause (v), other than Trade Secrets.

(b)    All Material IP Rights (other than Material IP Rights that are not material or are no longer used or useful in any material respect in the business of the Borrower or any of its Subsidiaries) are in full force and effect, and have not expired, lapsed or been forfeited, cancelled or abandoned. Each of the Borrower and the Subsidiaries, have, since taking title to the Material IP Rights, performed all acts and have paid all required annuities, fees, costs, expenses and taxes to maintain the Material IP Rights in full force and effect in each of the Key Territories, as applicable, or have caused others to do the same. All documents filed or recorded with a patent office or other relevant intellectual property registry for registration, recordation or issuance of Material IP Rights in each of the Key Territories have been duly and properly filed and recorded. None of the Material IP Rights have been or are subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute that adversely restricts, or when any such pending dispute is concluded may adversely restrict, the use, transfer, registration, licensing or other exploitation of any such Material IP Rights in any of the Key Territories, or otherwise adversely affects, or may adversely affect, the scope, validity, use, right to use, registrability, or enforceability of such Material IP Rights in any of the Key Territories. No action or proceeding is pending that could reasonably be expected to result in any of the foregoing.

(c)    The Borrower or a Subsidiary owns or has a valid license or other valid right to use all Material IP Rights, free and clear of any and all Liens other than Permitted Liens. To the extent any of the Material IP Rights were authored, developed, conceived or created, in whole or in part, for or on behalf of the Borrower or a Subsidiary by any Person, then the Borrower or the Subsidiary or their predecessors in interest, as applicable, has entered into a written agreement with such Person in which such Person has assigned all right, title and interest in and to such Material IP Rights to the Borrower or such Subsidiary, or their predecessors in interest, including the right to sue for and collect past damages, as applicable. Except as otherwise indicated on Schedule 6.17 Part (b), each of the Borrower and each Subsidiary is the sole and exclusive owner of all right, title and interest in and to all such Material IP Rights that are owned by it.

(d)    Neither the Borrower nor any Subsidiary has made any assignment or agreement in conflict with the security interest in any of the Material IP Rights of the Borrower or any Subsidiary hereunder and no license agreement with respect to any of the Material IP Rights conflicts with the security interest granted to the Administrative Agent, on behalf of the Lenders, pursuant to the terms of the Collateral Documents. Except as described in Schedule 6.17 Part (c), and except for software that is commercially available to the public, no Loan Party is a party to, nor is bound by, any inbound license or other similar agreement, the failure, breach or termination of which could reasonably be expected to cause a Material Adverse Effect, or that prohibits or otherwise restricts the Loan Parties from granting a security interest in the applicable Loan Party’s interest in such license or agreement or any other property.

(e)    To the Loan Parties’ knowledge, no Person is infringing, misappropriating, violating, or diluting any Material IP Rights (i) as of the Closing Date and (ii) after the Closing Date in a manner that could reasonably be expected to result in a material adverse effect on any Product Development and Commercialization Activities, and as of the Closing Date, no Loan Party has given notice to any third party alleging that such third party is infringing, misappropriating, violating, or diluting, any Material IP Rights.

(f)    With respect to each Copyright License, Trademark License and Patent License listed on Schedule 6.17 Part (a)(iv) that comprise Material IP Rights, such agreement (i) is in full force and effect and is binding upon and enforceable against the Borrower and the Subsidiaries party thereto and all other parties thereto in accordance with its terms, (ii) has not been amended or otherwise modified and (iii) has not suffered a default or breach thereunder, in each case of the foregoing clauses (i), (ii) and (iii), (A) as of the Closing Date, and (B) after the Closing Date, except as could not reasonably be expected to result in a material adverse effect on any Product Development and Commercialization Activities. To the Loan Parties’ knowledge, neither the Borrower nor any of the Subsidiaries has taken any action that would permit any other Person party to any such license agreement to have, and no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder (1) as of the Closing Date and (2) after the Closing Date, that could reasonably be expected to result in a material adverse effect on any Product Development and Commercialization Activities.

(g)    Except as set forth on Schedule 6.17 Part (d), (i) no written claim, and no other claim known to the Borrower or any Subsidiary has been made that alleges that the Material IP Rights, or the conduct or operation of its business of the Borrower or the Subsidiaries, including the development, manufacture, use, sale, provision or other commercialization of any Product or Service, infringes, misappropriates, violates, or dilutes any intellectual property or proprietary or other rights of that third party, in each case, (A) as of the Closing Date and (B) after the Closing Date that could be reasonably expected to result in a material adverse effect on any Product Development and Commercialization Activities and (ii) there is no basis for such a claim known to the Borrower or any Subsidiary.

(h)    The Borrower and the Subsidiaries have used commercially reasonable efforts and precautions to protect their interests in, and the value and confidentiality of their respective Confidential Information and Trade Secrets, including any source code for Proprietary Software.

(i)    Except as set forth on Schedule 6.17 Part (f):

(A)    as of the Closing Date the consummation of the transactions contemplated hereby and, except as otherwise permitted by Section 7.18(b), the exercise by the Administrative Agent or the Lenders of any right or remedy set forth in the Loan Documents will not constitute a breach or violation of, or otherwise affect the enforceability or approval of, (i) any licenses associated with Material IP Rights or (ii) any Material Required Permits; and

(B)    at any time after the Closing Date, except with respect to Excluded Property, the consummation of the transactions contemplated hereby and, except as otherwise permitted by Section 7.18(b), the exercise by the Administrative Agent or the Lenders of any right or remedy set forth in the Loan Documents will not constitute a breach or violation of, or otherwise affect the enforceability or approval of, (i) any licenses associated with IP Rights or (ii) any Required Permits.

6.18    Solvency.

The Borrower is Solvent on an individual basis, and the Borrower and its Subsidiaries are Solvent on a consolidated basis.

6.19    Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents, perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions contemplated in the Collateral Documents), prior to all other Liens other than Permitted Liens.

6.20    Business Locations.

Set forth on Schedule 6.20(a) is a list of all real property that is owned or leased by the Loan Parties as of the Closing Date (with (x) a description of each real property that is Excluded Property, (y) a designation of whether such real property is owned or leases and (z) if any Loan Party maintains books and records at such real property). Set forth on Schedule 6.20(b) is the tax payer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and jurisdiction of organization of (a) the Borrower is as set forth on Schedule 6.20(b) and (b) each Guarantor is (i) as set forth on Schedule 6.20(b) or (ii) as set forth on Schedule 1 to the Joinder Agreement pursuant to which such Guarantor became a party hereto. Except as set forth on Schedule 6.20(c), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its jurisdiction of organization, or (iii) been party to a merger, amalgamation, consolidation or such other structural change.

6.21    Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a)    Sanctions Concerns. No Loan Party, nor any Subsidiary, nor JPR Royalty Sub, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b)    Anti-Corruption Laws. The Loan Parties, their Subsidiaries and JPR Royalty Sub have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other applicable jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws.

(c)    PATRIOT Act. To the extent applicable, each of the Loan Parties, their Subsidiaries and JPR Royalty Sub is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.

6.22    Material Contracts.

Except for the Organization Documents of the Loan Parties and the other agreements set forth on Schedule 6.22 as of the Closing Date there are no (a) employment agreements covering the management of the Borrower or any Subsidiary, (b) collective bargaining agreements or other labor agreements covering any employees of the Borrower or any Subsidiary, (c) agreements for managerial, consulting or similar services to which the Borrower or any Subsidiary is a party or by which it is bound, (d) agreements regarding the Borrower or any Subsidiary, its assets or operations or any investment therein to which any of its equity holders is a party or by which it is bound, (e) real estate leases, licenses of IP Rights or other lease or license agreements to which the Borrower or any Subsidiary is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchase of “off the shelf” products), (f) customer or supply agreements to which the Borrower or any Subsidiary is a party, in each case with respect to the preceding clauses (a), (c), (d), (e) and (f) solely to the extent the breach, default or the termination of such agreement, lease or license could reasonably be expected to result in a material adverse effect on Product Development and Commercialization Activities or (g) any other agreements or instruments to which the Borrower or any Subsidiary is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. Schedule 6.22 sets forth, with respect to each real estate lease agreement to which the Borrower or any Subsidiary is a party as of the Closing Date, the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental). The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination in favor of any party to any Material Contract. Each Material Contract (a) is in full force and effect and is binding upon and enforceable against the Borrower and its Subsidiaries party thereto and, to the knowledge of any Loan Party, all other parties thereto in accordance with its terms, and (b) is not currently subject to any material breach or default by the Borrower or any Subsidiary or, to the knowledge of any Loan Party, any other party thereto. None of the Borrower nor any of its Subsidiaries has taken or failed to take any action that would permit any other Person party to any Material Contract to have, and, to the knowledge of any Loan Party, no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder (1) as of the Closing Date and (2) after the Closing Date that could reasonably be expected to result in a material adverse effect on any Product Development and Commercialization Activities. As of the Closing Date, none of the Material Contracts are non-assignable by their terms (other than those certain agreements separately noted in Schedule 6.22 as being non-assignable) or as a matter of law, or prevent the granting of a security interest therein.

6.23    Regulatory Compliance.

Except for the matters disclosed on Schedule 6.23:

(a)    The Borrower and its Subsidiaries have obtained all Material Required Permits, or have contracted with third parties holding Material Required Permits to obtain any and all rights, in each case necessary for the conduct of the Businesses or for compliance with all applicable Laws and all such Material Required Permits or rights thereto are in full force and effect.

(b)    The Borrower and its Subsidiaries have not received any written communication from any Governmental Authority regarding, and there are no facts or circumstances that are likely to give rise to, (A) any material adverse change in any Material Required Permit, or any failure to materially comply with any Laws or any term or requirement of any Material Required Permit, (B) any revocation, withdrawal, suspension, hold, cancellation, material limitation, termination or material modification of any Material Required Permit or (C) any pending or threatened enforcement action seeking to seize any Product, enjoin manufacture or distribution, or halt the receipt, processing, or production of products, components, or raw materials due to alleged nonconformance with cGMPs or the requirements associated with any Material Required Permit.

(c)    None of the officers, directors, employees, shareholders, agents, or Affiliates of the Borrower or any Subsidiary or, to the Loan Parties’ knowledge, any other Person involved in the development of (including seeking regulatory approval for) any Product or Service, has been convicted of any crime or engaged in any conduct for which debarment is authorized by 21 U.S.C. Section 335a or disqualification as a clinical investigator under 21 C.F.R. § 312.70 or any similar applicable Laws, and neither the Borrower nor any Subsidiary nor any of its officers, employees or, to knowledge of any Loan Party, agents or contractors has engaged in any conduct that would reasonably be expected to result in debarment or disqualification as a clinical investigator.

(d)    None of the officers, directors, employees, shareholders, agents, or Affiliates of the Borrower or any Subsidiary or, to the Loan Parties’ knowledge, any consultant or independent contractor engaged by the Loan Parties, has made an untrue statement of material fact or fraudulent statement to the FDA, CMS or any other Governmental Authority or failed to disclose a material fact required to be disclosed to the FDA, CMS or any other Governmental Authority, committed an act, made a statement, or failed to make a statement, in each case that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Government Authority to invoke a similar policy or Law.

(e)    All applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Material Required Permit from the FDA, CMS or any other Governmental Authority relating to the Borrower or any Subsidiary, their business operations, Products and Services, when submitted to the FDA, CMS or any other Governmental Authority, were true, complete and correct in all material respects as of the date of submission, and any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been properly and timely submitted to the FDA, CMS or any other Governmental Authority. The Material Required Permits issued by the FDA, CMS or any other Governmental Authority for the Products and Services are valid and supported by proper research, design, testing, analysis and disclosure.

(f)    All preclinical and clinical trials that have been conducted and/or are being conducted by or on behalf of the Borrower and its Subsidiaries, including those trials whose results and data have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide, are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls and otherwise in compliance with applicable Laws, including cGLP and cGCP, the Animal Welfare Act, all applicable similar Laws in other jurisdictions, and all Laws relating to the protection of human subjects. Neither the Borrower nor any Subsidiary has received any written notice that the FDA, any other Governmental Authority, or any institutional review board has recommended, initiated, or threatened to initiate any action to suspend or terminate any clinical trial sponsored by the Borrower or its Subsidiaries, including a full or partial clinical hold, or to otherwise restrict the preclinical research on or clinical study of any Product.

(g)    Neither the Borrower nor any Subsidiary nor any of its officers and employees has received any written notice that any Governmental Authority, including without limitation the FDA, the Office of the Inspector General of HHS or the United States Department of Justice has commenced recommended or threatened to initiate any action against the Borrower or a Subsidiary or their respective officers, directors, employees, shareholders or agents and Affiliates, or to the knowledge of the Loan Parties, their licensees, manufacturers and contractors, seeking to enjoin from conducting business at any facility owned or used by any of them (including the Facilities) or for any material civil penalty, injunction, seizure or criminal action.

(h)    All manufacturing operations relating to the Products conducted by or on behalf of the Borrower and its Subsidiaries have been and are being conducted in compliance with applicable provisions of cGMP as required by 21 U.S.C. § 351(a)(2)(B) and as set forth in 21 C.F.R. Parts 210 and 211 and applicable guidance documents, as amended from time to time. Neither the Borrower nor any Subsidiary nor to the Loan Parties’ knowledge, any third party conducting services on behalf of the Borrower or its Subsidiaries, has received from the FDA a Warning Letter, Form FDA-483, Untitled Letter, other written correspondence or written notice setting forth allegedly objectionable observations or alleged violations of Laws enforced by the FDA, or any comparable correspondence from any state or local authority with regard to any Product, Service or Facilities, or the manufacture, testing, processing, packaging, supply, promotion, labeling, commercialization, import, export, sale, distribution, or holding of any Product or Service, or any comparable correspondence from any foreign counterpart of the FDA, or any comparable correspondence from any foreign counterpart of any state or local authority.

(i)    Neither the Borrower nor any Subsidiary (A) has initiated in any recalls, field notifications, Market Withdrawals, warnings, “Dear Doctor” letters, investigator notices, safety alerts, “serious adverse event” reports or other notice of action, including as a result of any Risk Evaluation and Mitigation Strategy proposed by the FDA, relating to an alleged material safety issue or regulatory compliance issue relating to the Products or Services issued by the Borrower or any Subsidiary, any clinical investigator, and/or other third party (“Safety Notices”), (B) has knowledge of any complaints with respect to the Products, Services or Facilities which, if true, could reasonably be expected to result in a liability in excess of the Threshold Amount, and (C) has knowledge of any facts that would be reasonably likely to result in (1) a material Safety Notice with respect to the Products or Services, or (2) a termination or suspension of developing and testing of any of the Products or Services.

(j)    All Products, Services, Facilities and Material Required Permits in relation thereto in existence as of the Closing Date are listed on Schedule 1.01 and the Borrower has delivered to the Lenders on or prior to the Closing Date copies of all Material Required Permits relating to such Products, Services or Facilities issued or outstanding as of the Closing Date.

(k)    Each Product is not adulterated or misbranded in any material respect within the meaning of the FDCA.

(l)    Each Product is not an article prohibited from introduction into interstate commerce under any provisions of the FDCA.

(m)    With respect to each Product and Service, (a) each such Product and Service has been and shall be tested, developed, manufactured, handled, packaged, stored, supplied, imported, owned, warehoused, marketed, commercialized, promoted, sold, labeled, furnished, distributed, marketed and provided in accordance in all material respects with all applicable Permits and Laws, (b) all material reports, notices, or other submissions required to be submitted to Governmental Authority under applicable Law have been timely submitted, and (c) all records required to be maintained under applicable Law have been and are being lawfully maintained in all material respects.

(n)    Without limiting the generality of Section 6.23(a) and (b) above, with respect to any Product or Service being researched, developed, tested, manufactured, handled, labeled, packaged, stored, supplied, promoted, distributed, marketed, commercialized, imported, exported, sold, or provided by or on behalf of the Borrower and its Subsidiaries, the Borrower and its Subsidiaries, and the applicable third parties, have received, and such Product or Service shall be the subject of, all Material Required Permits necessary in connection with the research, development, testing, manufacture, handling, labeling, packaging, storage, supply, promotion, distribution, marketing, commercialization, import, export, sale, or provision of such Product or Service as such activities are being conducted by or on behalf of the Borrower or such Subsidiary, and, neither the Borrower nor any Subsidiary nor to the Loan Parties’ knowledge, any third party, has received any notice from any applicable Government Authority, specifically including the FDA, that such Government Authority is conducting an investigation or review of (A) the Borrower and its Subsidiaries’ or any applicable third party’s manufacturing, operations, facilities and processes for such Product or Service which have disclosed any material deficiencies or violations of Laws or the Material Required Permits related to the manufacture or processes related to such Product or Service, or (B) that any such Material Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation to restrict or enjoin the development, testing or manufacturing of such Product or Service by the Borrower and its Subsidiaries.

(o)    Without limiting the generality of Section 6.23(a) and (b) above, with respect to any Product or Service marketed, sold, commercialized or provided by or on behalf of the Borrower or any of its Subsidiaries, the Borrower and its Subsidiaries, and the applicable third parties, shall have received, and such Product or Service shall be the subject of, all Material Required Permits necessary in connection with the marketing, sale, commercialization or provision of such Product or Service as currently being marketed, sold or commercialized by or on behalf of the Borrower and its Subsidiaries, and, neither the Borrower nor any Subsidiary nor to the Loan Parties’ knowledge, any third party, has received any notice from any applicable Governmental Authority, specifically including the FDA, that such Governmental Authority is conducting an investigation or review of any such Material Required Permit or that any such Material Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation to restrict or enjoin the marketing, sale, commercialization or provision of such Product or Service or that such Product or Service be withdrawn from the marketplace.

(p)    Each of the Facilities is duly registered or licensed under the applicable Laws of the jurisdiction where the Facility is located. The Facilities and the services provided at such Facilities are qualified for participation in the Government Reimbursement Programs, and each Loan Party and each of their Subsidiaries is entitled to reimbursement under the Government Reimbursement Programs for services rendered at such Facilities to qualified beneficiaries. To the knowledge of any Loan Party, all Persons providing professional health care services for or on behalf of any Loan Party (either as an employee or independent contractor) are appropriately licensed in every jurisdiction in which they hold themselves out as professional health care providers.

(q)    Each Loan Party and each of their respective Subsidiaries has received and maintain accreditation in good standing and without impairment by all applicable Accrediting Organizations, to the extent required by Law (including any equivalent regulation) or the terms of any Operating Lease pertaining to any Facility. No Loan Party nor any of its respective Subsidiaries has received any notice or communication from any Accrediting Organization that a Facility is (i) subject to or is required to file a plan of correction with respect to any accreditation survey, or (ii) in danger of losing its accreditation due to a failure to comply with a plan of correction.

(r)    Any Operating Lease has been approved by all necessary Governmental Authorities. Under applicable Laws in the jurisdiction in which each Facility is located, the reimbursement rate of the applicable Loan Party under any applicable Governmental Reimbursement Program is not affected by the rental rates under the Operating Lease. The rentals provided for under the Operating Lease comply with all applicable Laws and do not exceed the sums permitted to be paid under applicable Laws.

(s)    No Loan Party, nor any of its respective Subsidiaries, nor any of their respective officers, nor, to the knowledge of any Loan Party, any of their respective employees, agents or contractors, have engaged in any activity which is not in compliance in all material respects with any applicable Healthcare Laws. To the knowledge of each Loan Party and its respective Subsidiary, there are no pending and there have been no threatened investigations, subpoenas, civil investigative demands, actions, suits or proceedings by any Governmental Authority with respect to any alleged violation by Loan Party or Subsidiary of any Healthcare Laws, except to the extent that any such investigations, subpoenas, civil investigative demands, actions, suits or proceedings could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on any Product Development and Commercialization Activities and could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(t)    Each Loan Party and each of their respective Subsidiaries has timely filed or caused to be timely filed all material cost reports required by any Government Reimbursement Program to have been filed or made with respect to the operations of the Loan Parties. No Loan Party nor any of their Subsidiaries (i) has retained a material overpayment received from, or failed to refund any material amount due to any Government Reimbursement Program in violation of any applicable Laws, or (ii) has received, except to the extent the same has been promptly reported to the Lenders, written notice of, or has knowledge of, any material overpayment or refund due to any Third Party Payor.

(u)    No Loan Party nor any of its Subsidiaries nor any of their respective officers, directors, or employees nor, to the knowledge of any Loan Party, any owner, partner, agent, or other Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any Loan Party or any Subsidiary of any Loan Party, has (i) been has been excluded, debarred, suspended or been otherwise determined to be, or identified as, ineligible to participate in any healthcare or contracting program of any Governmental Authority, including without limitation, under 42 U.S.C. §§ 1320a-7 or 1320a-7a; (ii) (ii) is the subject of any investigation or review regarding their participation in any such program, (iii) has been convicted of any crime relating to any such program but not yet excluded, debarred, suspended or otherwise declared ineligible, or (iv) engaged in any activities which are prohibited, or are cause for civil penalties, or grounds for mandatory or permissive exclusion, debarment or suspension pursuant to any of these authorities.

(v)    Each Loan Party and each of their respective Subsidiaries is in compliance in all material respects with HIPAA to the extent applicable.

(w)    [Reserved].

(x)    No Loan Party nor any of their Subsidiaries, nor any officer, director, partner, agent or managing employee of any Loan Party or any Subsidiary of any Loan Party, is a party to or bound by any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Healthcare Laws or the requirements of any Material Required Permit.

6.24    Labor Matters.

There are no existing or, to the knowledge of the Loan Parties, threatened strikes, lockouts or other labor disputes involving the Borrower or any Subsidiary that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries are not in violation in any material respect of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

6.25    Affected Financial Institution.

No Loan Party or any of their Subsidiaries is an Affected Financial Institution.

6.26    Ranking of Loans.

The Indebtedness represented by the Loans and the other Obligations under the applicable Loan Documents of each Loan Party is intended to constitute senior secured Indebtedness, and accordingly is, and shall be, at all times while the Loans and the other Obligations remain outstanding or the Lenders have any outstanding Commitments hereunder, pari passu or senior in right of payment with all Indebtedness (if any) of such Loan Party.

6.27    Consummation of the Royalty ~~Financing~~Financings~~.~~

.The transactions contemplated by the 2020 RP Royalty Financing Documents have been or concurrently with the Term A Borrowing will be consummated in all material respects pursuant to the provisions of the 2020 RP Royalty Financing Documents, true and complete copies of which have been delivered to Administrative Agent, and in all material respects in compliance with all applicable Law. The transactions contemplated by the 2021 RP Royalty Financing Documents and the Omers Royalty Financing Documents have been or concurrently with the effectiveness of Amendment No. 1 will be consummated in all material respects pursuant to the provisions of the 2021 RP Royalty Financing Documents and the Omers Royalty Financing Documents, respectively, true and complete copies of which have been delivered to Administrative Agent, and in all material respects in compliance with all applicable Law.

6.28    Regulation H.

No real property subject to a Mortgage is a Flood Hazard Property unless the Administrative Agent shall have received the following: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (i) as to the fact that such Mortgaged Property is a Flood Hazard Property and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) copies of insurance policies or certificates of insurance of the applicable Loan Party evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders and (c) such other flood hazard determination forms, notices and confirmations thereof as requested by the Administrative Agent. All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

6.29    Data Privacy.

In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, any customers, prospective customers, employees and/or other third parties, each Loan Party is and has been in compliance with all applicable laws in all relevant jurisdictions, the Loan Parties’ privacy policies, and the requirements of any contract or codes of conduct to which the each Loan Party is a party, except as could not reasonably be expected to result in liability, individually or in the aggregate, in excess of the Threshold Amount. Each Loan Party is and has been in compliance with all laws relating to data loss, theft and breach of security notification obligations, except as could not reasonably be expected to result in liability, individually or in the aggregate, in excess of the Threshold Amount.

6.30    Centre of Main Interests and Establishments.

For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), BioCryst Ireland Limited’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Regulations) in any other jurisdiction.

6.31    JPR Royalty Sub.

(a)    (i) JPR Royalty Sub does not have any Indebtedness (other than the Indebtedness under the JPR Indenture), (ii) none of the property, assets and revenues of JPR Royalty Sub is subject to a Lien (other than Liens of the Trustee (as defined in the JPR Indenture as in effect on the date hereof) on the Collateral (as defined in the JPR Indenture as in effect on the date hereof) pursuant to the JPR Indenture) and (iii) none of the Borrower and its Subsidiaries Guarantees or is otherwise liable for any of the Indebtedness or other obligations of JPR Royalty Sub.

(b)    (i) None of the Indebtedness and other liabilities of JPR Royalty Sub under the JPR Indenture and other Deal Documents (as defined in the JPR Indenture) are recourse to the Borrower and its Subsidiaries (other than the pledge by the Borrower of its membership interests in JPR Royalty Sub pursuant to the “Pledge and Security Agreement” (as defined in the JPR Indenture as in effect on the date hereof), it being understood that the only recourse to the Borrower is (x) such membership interests and no other assets of the Borrower or any of its Subsidiaries and (y) pursuant to the expense reimbursement obligations set forth in Section 12.1 of such “Pledge and Security Agreement” and the indemnification obligations set forth in Section 19.1 of such “Pledge and Security Agreement”) and (ii) as of the Closing Date, none of the holders of such Indebtedness and any trustee or agent acting on behalf of such holders has taken any action to accelerate such Indebtedness or otherwise enforce its rights or exercise its remedies under any of the JPR Indenture and other Deal Documents.

6.32    Royalty and Other Payments.

As of the ~~Closing~~Amendment No. 1 Effective Date, except as set forth on Schedule 6.32, neither the Borrower, nor any of its Subsidiaries, is obligated to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Key Product (except pursuant to the Royalty ~~Financing~~Financings).

6.33    Non-Competes.

As of the Closing Date, neither the Borrower, nor any of its Subsidiaries, nor, to the Borrower’s knowledge, any of their respective directors, officers or employees, is subject to a non-compete agreement that will, or could reasonably be expected to, materially interfere with any of the Product Commercialization and Development Activities, including the development, commercialization or marketing of any Key Product.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitments hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), each Loan Party shall and shall cause each Subsidiary to:

7.01    Financial Statements; Lender Calls.

(a)    Deliver to the Administrative Agent and each Lender, as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower (or, if earlier, when required to be filed with a Governmental Authority), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by an unqualified report and opinion of an independent certified public accountant of nationally recognized standing acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of (I) any breach or anticipated breach of any of the financial covenants in Section 8.16 or Section 8.17 or (II) the impending maturity of the Loans or the impending expiration of the Commitments solely in the case of the audit delivered with respect to the fiscal year immediately prior to the fiscal year during which such maturity or expiration is scheduled hereunder to occur); and

(b)    Deliver to the Administrative Agent and each Lender, as soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Borrower, including the final fiscal quarter of each fiscal year (or, if earlier, when required to be filed with a Governmental Authority), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c)    Upon the request of the Administrative Agent, Borrower shall conduct quarterly conference calls that the Lenders may attend to discuss the financial condition and results of operations of Borrower and its subsidiaries for the most recently ended measurement period for which financial statements have been delivered pursuant to Section 7.01(a) and Section 7.01(b), at a date and time to be determined by Administrative Agent, in consultation with the Borrower, and with reasonable advance notice to the Borrower and Lenders.

7.02    Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)    concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b) (i) a duly completed Compliance Certificate signed by a Responsible Financial Officer of the Borrower, certifying compliance with the covenant set forth in Section 8.16 and, if the Term C Borrowing Date shall have occurred and for so long as the Borrower has not exercised the Cure Right in accordance with Section 9.04, Section 8.17, and (ii) a written summary, such as the summary included within the financial statements delivered pursuant to Section 7.01(a), describing how any changes in GAAP during such period directly and materially impacted such financial statements;

(b)    as soon as practicable, and in any event not later than sixty (60) days after the commencement of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries for the then current fiscal year containing, among other things, projections for each quarter of such fiscal year, in form and substance reasonably satisfactory to the Administrative Agent;

(c)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equity holders of any Loan Party, and copies of any annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)    concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), solely to the extent written notice to the Administrative Agent of such event was not previously provided, including in connection with any mandatory prepayment of the Loans pursuant to Section 2.03(b), a certificate of a Responsible Financial Officer of the Borrower containing information regarding (w) the acquisition or establishment of any Deposit Account by any Loan Party or any Government Account Debtor Account by any Loan Party, (x) all Dispositions, Involuntary Dispositions, Acquisitions and Extraordinary Receipts that occurred during the period covered by such financial statements in an amount greater than $[***], (y) the amount of all Debt Issuances that occurred during the period covered by such financial statements and (z) any Material Contracts entered into (together with copies of such Material Contracts) during the period covered by such financial statements;

(e)    promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(f)    promptly after the furnishing thereof, copies of any notice of default or any material statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(g)    promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, (i) copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof and (ii) copies of any material written correspondence or any other material written communication from the FDA, CMS or any other similar regulatory body;

(h)    within [***] following the occurrence of any facts, events or circumstances known to any Loan Party or any Subsidiary, whether threatened, existing or pending, that would make any of the representations and warranties contained in Section 6.23 untrue, incomplete or incorrect in any material respect (together with such supporting data and information as shall be necessary to fully explain to the Lenders the scope and nature of the fact, event or circumstance), and shall provide to the Lenders within five (5) Business Days of any Lender’s request, such additional information as any Lender shall reasonably request regarding such disclosure;

(i)    promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(j)    concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower (i) listing (A) all applications by any Loan Party, if any, for Copyrights, Patents or Trademarks made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications by any Loan Party for Copyrights, Patents and Trademarks received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (C) all Trademark Licenses, Copyright Licenses and Patent Licenses entered into by any Loan Party since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (D) such supplements to Schedule 6.17 as are necessary to cause such schedule to be true and complete as of the date of such certificate and (ii) with respect to any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements, such updated information with respect to such insurance coverage as is required to be included on Schedule 6.10;

(k)    (i) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), the Borrower shall give written notice to the Lenders of the manufacturing, sale, development, testing or marketing of any new Product for which an investigational new drug application or similar application has been filed with the FDA or other Government Authority, as applicable. or new Service, or the opening of any new Facility, in each case by the Borrower or any Subsidiary during such period to which such financial statements relate (which notice shall include a brief description of such Product, Service or Facility) along with a copy of an updated Schedule 1.01 and, (ii) at the request of the Administrative Agent, the Borrower shall provide to the Administrative Agent and the Lenders copies of all Material Required Permits relating to such new Product, Service or Facility and/or the Borrower’s or the applicable Subsidiary’s manufacture, sale, development, testing or marketing thereof (if applicable) issued or outstanding as of such date;

(l)    concurrently with the delivery thereof to ~~the~~any Buyer pursuant to the Royalty Financing Documents or any buyer or purchaser pursuant to the Other Royalty Financing Documents, as applicable, and solely to the extent such information is not otherwise required to be furnished to the Administrative Agent or Lenders pursuant to Section 7.01 or any other clause of this Section 7.02, a copy of (i) any report, notice or other information delivered to ~~the~~any Buyer pursuant to Section 6.1 or 6.2(b) of ~~the~~each Royalty ~~Financing~~Purchase Agreement and (ii) any other report, notice or other information delivered pursuant to any Royalty Financing Document or Other Royalty Financing Document, as applicable; and

(m)    promptly, and in any event within [***] after (i) receipt or delivery thereof by any Loan Party or any Subsidiary, copy of any notice of default or termination delivered under the Royalty Financing Documents or Other Royalty Financing Documents and (ii) any Loan Party becomes aware thereof, notice of the occurrence of any default under the Royalty Financing Documents or Other Royalty Financing Documents.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 12.02, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent, including if filed with the SEC through EDGAR); provided, that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower, and shall continue to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) other than with respect the financial statements required to be delivered pursuant to Section 7.01(a) or (b), the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that certain of the Lenders may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that if requested by the Administrative Agent it will, following the receipt of such request, (x) in good faith, identify that portion of the materials and/or information provided by, or to be provided by, or on behalf of the Borrower hereunder that does not constitute material non-public information with respect to the Borrower or its Affiliates or their respective securities (the “Public Borrower Materials”) and (y) clearly and conspicuously mark all Public Borrower Materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (it being understood that by marking Public Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof and the Lenders to treat such Public Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Public Borrower Materials constitute Information, they shall be treated as set forth in Section 12.07)).

7.03    Notices.

(a)    Promptly (and in any event, within [***]) notify the Administrative Agent and each Lender of the occurrence of any Default.

(b)    Promptly (and in any event, within [***]) notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    Promptly (and in any event, within [***]) notify the Administrative Agent and each Lender of the occurrence of any ERISA Event.

(d)    As soon as reasonably practicable, but in any event no later than the day on which the delivery of the financial statements referred to in Sections 7.01(a) and (b) are delivered or required to be delivered, notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

(e)    Promptly (and in any event, within [***]) notify the Administrative Agent and each Lender of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by a Loan Party which has been instituted or, to the knowledge of the Loan Parties, is threatened against the Borrower or any Subsidiary or to which any of the properties of any thereof is subject which could reasonably be expected to result in losses and/or expenses in excess of the Threshold Amount.

(f)    (i) Promptly (and in any event, within [***] following receipt by, or delivery by, a Loan Party, Subsidiary or JPR Royalty Sub, as the case may be), copies of (A) any notice alleging any breach of any Material Contract, in each case, by any party thereto and (B) any termination of (or notice of such termination with respect to) any Material Contract and (ii) concurrently with the delivery of the next financial statements referred to in Sections 7.01(a) and (b) which are delivered following receipt by, or delivery by, a Loan Party, as the case may be, copies of (A) any material written notice or material written correspondence relating to, or involving, the Material Contracts, (B) any new Material Contract entered into and (C) any amendment of any Material Contract, the JPR Indenture or any other Deal Document (as defined in the JPR Indenture).

(g)    Promptly (and in any event within [***]) notify the Administrative Agent and each Lender of any return, recovery, dispute or claim related to any Product, Service or inventory that involves more than $[***].

(h)    Promptly (and in any event, within [***] of the occurrence of or any Loan Party learning of, as applicable) notify the Administrative Agent and each Lender of (i) any Governmental Authority, including but not limited to the FDA or CMS, is conducting or has conducted (A) an investigation of any of the Facilities of any Loan Party or any Subsidiary thereof, processes for any Product and/or in the development or provision of Services, which investigation has disclosed any material deficiencies or violations of Laws and/or the Material Required Permits (including cGMP compliance) related to such Facilities, Products or Services or (B) an investigation or review of any Material Required Permit (other than routine reviews in the ordinary course of business associated with the renewal of a Required Permit, routine pre-approval inspections and similar FDA visits and which could not reasonably be expected to result in a Material Adverse Effect), (ii) development, testing, manufacturing, marketing, sale and/or provision of any Product or Services that is material to the businesses operated by the Borrower and its Subsidiaries should cease, be suspended, or be interrupted, or the FDA or any institutional review board (or ethics committee) should provide written notice recommending or requiring any such cessation, suspension, or interruption, (iii) if a Product or Service that is material to the businesses operated by the Borrower and its Subsidiaries has been approved for marketing and sale, any marketing or sales of such Product or Service should cease or be interrupted or such Product or Service should be withdrawn from the marketplace, or the FDA, CMS or any other Governmental Authority should provide written notice threatening, recommending or initiating any such cessation, interruption, or withdrawal, (iv) any Material Required Permit has been revoked or withdrawn, (v) adverse clinical test results with respect to any Product or Service have occurred, (vi) any Market Withdrawals or other forms of retrieval from the marketplace of any Product or Service from any market (other than discrete batches or lots that are not material in quantity or amount and are not made in conjunction with a larger recall) have been conducted (or requested by the FDA, CMS or any other Governmental Authority), (vii) the occurrence of any violation of any applicable Laws by the Borrower or any of the other Subsidiaries in the development or provision of Products or Services, and record keeping and reporting to the FDA, CMS or any other Governmental Authority that could reasonably be expected to require or lead to an investigation, corrective action or enforcement, regulatory or administrative action, (viii) all fines or penalties imposed by any Governmental Authority under any Healthcare Law against any Loan Party or any of its Subsidiaries, or (ix) any significant failures in the manufacturing of any Product such that the amount of such Product successfully manufactured in accordance with all specifications thereof and the required payments to be made by or to the applicable Loan Party or Subsidiary therefor in any month shall decrease significantly with respect to the quantities of such Product and payments produced in the prior month (each event described in the foregoing clauses (i) through (viii), a “Regulatory Reporting Event”).

(i)    Promptly (and in any event, within [***] of the occurrence of or any Loan Party learning of, as applicable) notify the Administrative Agent and each Lender of (x) any holder of the Indebtedness under the JPR Indenture and the other Deal Documents or any trustee or agent acting on behalf of such holders taking any action to accelerate such Indebtedness or otherwise enforce its rights or exercise its remedies under any of the JPR Indenture and other Deal Documents and (y) any proceeding under any Debtor Relief Law relating to JPR Royalty Sub or to all or any material part of its property that is instituted.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached. With respect to any Regulatory Reporting Event, the Loan Parties shall provide to the Administrative Agent and the Lenders such further information (including copies of such documentation) as the Administrative Agent or any Lender shall reasonably request with respect to such Regulatory Reporting Event.

7.04    Payment of Obligations.

Pay and discharge, prior to delinquency, all of its obligations and liabilities, including: (a) all federal, state and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party or Subsidiary and the failure to make such payment pending such contest could not reasonably be expected to result in a Material Adverse Effect and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than a Permitted Lien).

7.05    Preservation of Existence, Etc.

(a)    Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or Section 8.05.

(b)    Preserve, renew and maintain in full force and effect its good standing under (i) the Laws of the jurisdiction of its organization, and (ii) except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, each other jurisdiction where it conducts its Business (in each case where such concept exists in such jurisdiction in the case of Non-U.S. Subsidiaries).

(c)    Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises the failure of which to maintain could reasonably be expected to result in a Material Adverse Effect.

7.06    Maintenance of Properties.

(a)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and impact of casualty event excepted.

(b)    Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(c)    Use the standard of care typical in the industry in the operation and maintenance of its Facilities.

7.07    Maintenance of Insurance.

(a)    Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b)    Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c)    Cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days (or such lesser amount as the Administrative Agent may agree to in its sole discretion) prior written notice before any such policy or policies shall be altered or canceled.

(d)    Promptly notify the Administrative Agent of any real property subject to a Mortgage that is, or becomes, a Flood Hazard Property.

7.08    Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09    Books and Records.

(a)    Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b)    Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10    Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be desired, upon reasonable advance notice to the Borrower; provided, however, so long as no Event of Default exists, the Borrower shall only be required to reimburse the Administrative Agent (but not any Lender) for one such visit and inspection in any fiscal year; provided, further, however, when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours, as often as desired and without advance notice.

7.11    Use of Proceeds.

Use the proceeds of the Loans (i) refinance the existing Indebtedness of the Borrower, (ii) to support the launch activities and commercialization efforts for Orladeyo, (iii) to fund research and development and (iv) for other general corporate purposes, provided, that, in no event shall the proceeds of the Loans be used in contravention of any Law or of any Loan Document.

7.12    Additional Subsidiaries.

Within thirty (30) days after the acquisition or formation of any Subsidiary (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC) (it being understood that any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Subsidiary shall be deemed to be the acquisition of a Subsidiary for purposes of this Section):

(a)    notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b)    cause such Person (other than any Excluded Subsidiary) to (i) to become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall reasonably request for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f)-(h) (or, in the case of any Non-U.S. Subsidiary, comparable security documents, including local law equity pledge or similar agreements) in order to grant Liens to the Administrative Agent for the benefit of the Secured Parties in all assets of, and the Equity Interests in, such Subsidiary constituting Collateral and favorable opinions of counsel to such Persons (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i) or (ii), as applicable), all in form, content and scope reasonably satisfactory to the Administrative Agent; provided that an Exempt Immaterial Subsidiary shall not be required to deliver any Collateral Documents (other than an equity pledge or similar agreement granting Liens to the Administrative Agent for the benefit of the Secured Parties in the Equity Interests in such Exempt Immaterial Subsidiary) governed by the laws of the jurisdiction in which such Exempt Immaterial Subsidiary is organized until such Exempt Immaterial Subsidiary ceases to constitute an Exempt Immaterial Subsidiary.

7.13    ERISA Compliance. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan, both in form and operation, in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law, (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification, and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code.

7.14    Pledged Assets.

(a)    Equity Interests. To secure the Obligations, cause (i) 100% of the issued and outstanding Equity Interests of each U.S. Subsidiary (including, without limitation, each U.S. Subsidiary that is a Delaware Divided LLC) directly owned by any Loan Party and (ii) 65% (or such greater percentage that, (A) could not reasonably be expected to cause the undistributed earnings of such Non-U.S. Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Non-U.S. Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Non-U.S. Subsidiary directly owned by any Loan Party, in each case, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Collateral Documents. In connection with the foregoing, the Borrower shall cause to be delivered to Administrative Agent opinions of counsel requested by the Administrative Agent and any filings and deliveries necessary to perfect the security interests in such Equity Interests, all in form and substance satisfactory to the Administrative Agent.

(b)    Other Property. Cause all property (other than Excluded Property) of each Loan Party (including each Loan Party that is a Delaware Divided LLC) to be subject at all times to first priority, perfected and, in the case of real property (whether leased or owned), title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents, including Real Property Security Documents, as the Administrative Agent shall request (subject to Permitted Liens), and in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may request, including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Property Security Documents and favorable opinions of counsel to such Persons and the Lenders, all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.15    Compliance with Material Contracts.

Comply with each Material Contract of such Person, except where the failure to so comply could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on any Product Development and Commercialization Activities.

7.16    Deposit Accounts.

(a)    [Reserved].

(b)    (i) Cause all Deposit Accounts of the Loan Parties (other than (A) deposit accounts established solely as payroll purposes, (B) the Government Account Debtor Account, (C) the HSBC Cash Collateral Accounts and (D) other Deposit Accounts holding less than $[***] in the aggregate at any time for all such Deposit Accounts under this clause (D)) at all times to be subject to Deposit Account Control Agreements in form and substance satisfactory to the Administrative Agent or solely in the case of a Loan Party that is a Non-U.S. Subsidiary, to be subject to a first priority, perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties, and (ii) cause all payments owing by a Government Account Debtor to a Loan Party to be deposited into the Government Account Debtor Account, which account shall (x) be subject to irrevocable standing instructions causing all funds therein to be transferred via an automatic immediate intrabank transfer by the close of each Business Day to a Deposit Account subject to a Deposit Account Control Agreement or solely in the case of a Loan Party that is a Non-U.S. Subsidiary, to a Deposit Account subject to a first priority, perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties, and (y) not be used for any purpose other than receiving funds from Government Account Debtors and other account debtors of the Loan Parties.

7.17    Regulatory Compliance.

(a)    Without limiting the generality of Section 7.08, in connection with the research, development, testing, manufacture, handling, labeling, packaging, storage, supply, promotion, distribution, marketing, commercialization, marketing, commercialization, import, export, sale or provision of each and any Product or Service by the Borrower or any Subsidiary, or the operation of any Facility, the Borrower or such Subsidiary shall comply with all Required Permits at all times issued by any Government Authority, specifically including the FDA and CMS, with respect to such research, development, testing, manufacture, handling, labeling, packaging, storage, supply, promotion, distribution, marketing, commercialization, import, export, sales or provision of such Product or Service by the Borrower or such Subsidiary, in each case, except where the failure to do any of the foregoing (x) could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect and (y) could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on any Product Development and Commercialization Activities.

(b)    The Borrower and each Subsidiary shall (i) take all necessary action to timely renew and maintain all Material Required Permits, accreditations and qualifications which are necessary or material to the conduct of its business, or to receive payment for all applicable Services, (ii) be and remain in compliance with all Third Party Arrangements and Healthcare Laws and all requirements for participation in, and for licensure required to provide the goods or services that are reimbursable under, all Third Party Payor Arrangements and Government Reimbursement Programs; and (iii) use commercially reasonable efforts to cause all Persons providing professional health care services for or on behalf of any Loan Party or Subsidiary (either as an employee or independent contractor) to comply with all applicable material Healthcare Laws in the performance of their duties, and to maintain in full force and effect all professional licenses required to perform such duties.

(c)    All preclinical and clinical trials that have been conducted and/or are being conducted by or on behalf of the Borrower and its Subsidiaries, including those trials whose results and data have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide, are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls and otherwise in compliance with applicable Laws, including cGLP and cGCP, the Animal Welfare Act, and all applicable similar Laws in other jurisdictions.

(d)    Each Loan Party and each of their respective Subsidiaries shall maintain a corporate and health care regulatory compliance program (“RCP”) which addresses the requirements of all applicable Healthcare Laws and includes the following components: (i) standards of conduct and policies and procedures for compliance with Healthcare Laws; (ii) a specific officer within high-level personnel identified as having overall responsibility for compliance with such standards of conduct and policies and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including Healthcare Laws; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards of conduct and policies and procedures including publicizing a reporting system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies including discipline of individuals responsible for the failure to detect violations of the RCP; and (vi) mechanisms to promptly respond to detected violations of the RCP. Each Loan Party and each of their respective Subsidiaries shall modify such RCPs from time to time, as may be necessary to ensure continuing compliance with all material applicable Healthcare Laws. Upon request, the Lenders (and/or their consultants) shall be permitted to review such RCPs.

(e)    Borrower shall provide to Lenders upon request, an accurate, complete and current list of all Third Party Payor Arrangements and participation agreements with Government Account Debtors with respect to the business of the Loan Parties.

(f)    Borrower shall promptly furnish or cause to be furnished to the Lenders copies of (i) all reports of investigational/inspectional observations issued to and received by the Loan Parties or any of their Subsidiaries, and issued by any Governmental Authority relating to such Person’s business, (ii) copies of all establishment investigation/inspection reports issued to and received by Loan Parties or any of their Subsidiaries and issued by any Governmental Authority, (iii) copies of all warning and untitled letters, subpoenas, civil investigative demands, as well as other material documents received by Loan Parties or any of their Subsidiaries from the FDA, CMS, HHS, the United States Department of Justice, or any other Governmental Authority relating to or arising out of the conduct applicable to the business of the Loan Parties or any of their Subsidiaries that asserts past or ongoing lack of compliance with any applicable Laws and Healthcare Laws, (iv) copies of any written recommendation from any Governmental Authority in any Key Territory, Ireland, Japan or the European Union (or any agency thereof) or the competent authority of a European Union member state, that any Loan Party or any of its respective Subsidiaries, or any obligor to which any Loan Party or any of its respective Subsidiaries provides Products or Services, should have its licensure, provider or supplier number, or accreditation suspended, revoked, or limited in any way, or any penalties or sanctions imposed and (v) notice of any material investigation or material audit or similar proceeding by the FDA, CMS, any other Governmental Authority in any Key Territory, Ireland, Japan or the European Union (or any agency thereof) or the competent authority of a European Union member state.

(g)    Each Loan Party and each of their respective Subsidiaries will at all times be in compliance in all material respects with HIPAA to the extent applicable.

(h)    [Reserved].

(i)    Cause all Facilities to operate in material compliance with applicable Laws except to the extent that any non-compliance could not reasonably be expected, either individually or in the aggregate, to result in (x) a material adverse effect on any Product Development and Commercialization Activities and (y) a Material Adverse Effect.

(j)    If any Facility is currently accredited by an Accrediting Organization, each Loan Party and each of their respective Subsidiaries will (i) maintain such accreditation in good standing and without limitation or impairment, (ii) promptly submit to the Accrediting Organization a plan of correction for any deficiencies listed on any accreditation survey report, and (iii) cure all such deficiencies within such time frame as is necessary to preserve and maintain in good standing and without limitation or impairment such accreditation, in each case, except to the extent that the failure to do so could not reasonably be expected, either individually or in the aggregate, to result in (x) a material adverse effect on any Product Development and Commercialization Activities and (y) a Material Adverse Effect.

(k)    Borrower shall provide the Administrative Agent (i) prior written notice of any material change to the terms of its normal billing payment and reimbursement policies and procedures with respect thereto (including, without limitation, the amount and timing of finance charges, fees and write-offs) and (ii) within a reasonable time written notice of any change in a Government Reimbursement Program that materially impacts the Borrower’s normal billing payment policies and procedures or expected reimbursement amounts, together with a description of the expected impacts.

(l)    The Loan Parties shall maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the use or operation of any Facility for its current use, except to the extent that the failure to do so could not reasonably be expected, either individually or in the aggregate, to result in (x) a material adverse effect on any Product Development and Commercialization Activities and (y) a Material Adverse Effect.

7.18    Intellectual Property; Consent of Licensors.

(a)    (i) Maintain in full force and effect or pursue the prosecution of, as the case may be, and pay all costs and expenses relating to, all Material IP Rights owned or controlled by such Loan Party or its respective Subsidiaries, except for any such Material IP Rights that are no longer used or useful in any material respect in the business of the Borrower and its Subsidiaries, taken as a whole; (ii) notify the Administrative Agent, promptly after learning thereof, of any material infringement, misappropriation or other violation by any Person of its Material IP Rights; (iii) use commercially reasonable efforts to pursue, enforce, and maintain in full force and effect legal protection for all Material IP Rights, including Patents, developed or controlled by such Loan Party or any of its respective Subsidiaries, except for any such Material IP Rights that are no longer used or useful in any material respect in the business of the Borrower and its Subsidiaries, taken as a whole; and (iv) notify the Administrative Agent, promptly after learning thereof, of any claim by any Person that the conduct of the Businesses infringes any Material IP Rights of that Person and, if requested by the Administrative Agent, use commercially reasonable efforts to resolve such claim, in each case of this clause (iv), other than with respect to Material IP Rights that are obsolete or no longer used or useful in the conduct of the business of Borrower and its Subsidiaries, taken as a whole, or the cost of maintaining any such Material IP Rights that are immaterial would outweigh the benefit to Borrower and its Subsidiaries of so maintaining.

(b)    Promptly after entering into or becoming bound by any material license or similar material agreement (other than (i) over-the-counter software that is commercially available to the public and (ii) any license agreement relating to IP Rights that are not Material IP Rights) after the Closing Date, the Loan Parties shall (i) provide written notice to the Administrative Agent of the material terms of such license or similar agreement and (ii) in good faith take such commercially reasonable actions (which commercially reasonable actions, for the avoidance of doubt, shall not include payment of any fees or other amounts or making any material concessions with respect to the terms of such license or agreement by such Loan Party) as the Administrative Agent or Required Lenders may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Administrative Agent to be granted and perfect a valid security interest in such license or agreement and to fully exercise its rights under any of the Loan Documents in the event of a disposition or liquidation of the rights, assets or property that is the subject of such license or agreement; provided, that, the failure to obtain any such consent or waiver shall not by itself constitute a Default.

7.19    Anti-Corruption Laws. Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such Laws.

7.20    Post-Closing Obligations. Within the time periods set forth therefor on Schedule 7.20 (or such longer periods of time as may be agreed to by the Administrative Agent in its sole discretion), deliver to the Administrative Agent such documents, instruments, certificates or agreements as are listed on Schedule 7.20 or take such actions as are described on Schedule 7.20, in each case in form and substance reasonably satisfactory to the Administrative Agent.

7.21    JPR Royalty Sub - Indenture.

(a)    Until discharge of the JPR Indenture pursuant to and in accordance with Section 11.1 thereof, the Borrower hereby agrees that it shall, to the extent required by the JPR Indenture and other Deal Documents (as defined in the JPR Indenture), and all agreements and documents entered into from time to time in connection therewith (including, without limitation, any amendments or modifications thereof) and not otherwise prohibited pursuant to the terms of the Loan Documents, perform (i) [reserved], (ii) such administrative activities necessary to maintain the continuing existence of JPR Royalty Sub, such as completing required annual registration or report filings with state filing offices, and (iii) such activities in the ordinary course of business incidental to its ownership of the equity interests of JPR Royalty Sub, to the extent that failure perform any of the foregoing activities described in clauses (a)(i), (ii) and (iii) could reasonably be expected to result in a Material Adverse Effect.

(b)    Until discharge of the JPR Indenture pursuant to and in accordance with Section 11.1 thereof, it shall constitute a breach of this Section 7.21 by the Borrower if (i) JPR Royalty Sub shall (A) transact or engage in any activities, business or operations or consummate any transactions other than the performance of its obligations and activities reasonably incidental thereto under the JPR Indenture and the other Deal Documents, and all agreements and documents entered into from time to time in connection therewith (including, without limitation, any amendments or modifications thereof), (B) amend the terms of the JPR Indenture or the other Deal Documents in a manner that is materially adverse to the Administrative Agent or any Lender or that could reasonably be expected to result in a Material Adverse Effect, (C) allow its Organization Documents to be modified in a manner (1) that is adverse to the Administrative Agent or any Lender in any material respect, (2) that could reasonably be expected to result in a Material Adverse Effect or (3) that would have the effect of eliminating or modifying any of the “special purpose entity” restrictions set forth in such Organization Documents, (D) violate the “special purpose entity” restrictions set forth in such Organization documents in any material respect, (E) merge or consolidate with any other Person, (F) own any assets other than the Purchased Assets (as defined in the JPR Indenture), (G) create, incur, assume or suffer to exist any Indebtedness (other than the Indebtedness under the JPR Indenture) and (H) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired (other than Liens of the Trustee (as defined in the JPR Indenture as in effect on the date hereof) on the Collateral (as defined in the JPR Indenture as in effect on the date hereof) pursuant to the JPR Indenture) or (ii) any Loan Party or any Subsidiary shall, directly or indirectly, (A) make any Investment in JPR Royalty Sub, (B) sell, transfer, license, lease or dispose of any asset or property of such Loan Party or Subsidiary to JPR Royalty Sub or (C) Guarantee or otherwise become liable for any Indebtedness or other liability of JPR Royalty Sub (other than the pledge by the Borrower of its membership interests in JPR Royalty Sub pursuant to the “Pledge and Security Agreement” (as defined in the JPR Indenture as in effect on the date hereof), it being understood that the only recourse to the Borrower is (I) such membership interests and no other assets of the Borrower or any of its Subsidiaries and (II) pursuant to the expense reimbursement obligations set forth in Section 12.1 of such “Pledge and Security Agreement” and the indemnification obligations set forth in Section 19.1 of such “Pledge and Security Agreement”).

(c)    Following discharge of the JPR Indenture pursuant to and in accordance with Section 11.1 thereof, the Borrower shall, within [***] or, if not then permitted pursuant to the JPR Indenture or other Deal Documents, within [***] of such first date thereafter as may be permitted under the JPR Indenture and such other Deal Documents, and at its election, either (a) dissolve JPR Royalty Sub and liquidate its assets into the Borrower or (b) take such actions required by Administrative Agent to cause JPR Royalty Sub to become a Guarantor under the Loan Documents pursuant to Section 7.12 with respect to newly formed or acquired Subsidiaries.

7.22    Restrictions on Cash. Without limiting the restrictions set forth in Sections 7.21 or 8.18, respectively, the Loan Parties shall ensure that the total amount of cash and Cash Equivalents held by all Subsidiaries of the Borrower that are not Loan Parties does not, as of the end of each fiscal quarter, exceed $[***] in the aggregate.

7.23    People with Significant Control Regime. Each of the Loan Parties shall within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of Collateral Documents and promptly provide the Administrative Agent with a copy of that notice.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitments hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01    Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)    Liens pursuant to any Loan Document;

(b)    Liens existing on the date hereof and listed on Schedule 8.01;

(c)    Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided, that, such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established; provided further, that, such Liens do not have priority over any of the Administrative Agent’s Liens on the Collateral and the aggregate amount secured by all such Liens does not at any time exceed the Threshold Amount;

(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not materially interfere with the ordinary conduct of the business of the applicable Person;

(h)    Liens securing judgments, decrees or attachments (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i)    Liens securing Indebtedness permitted under Section 8.03(e); provided, that: (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within ninety (90) days after the acquisition thereof;

(j)    licenses, sublicenses, leases or subleases (other than relating to intellectual property) granted to others in the ordinary course of business not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries;

(k)    any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l)    normal and customary banker’s liens and rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(m)    Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(n)    Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(o)    Permitted Licenses;

(p)    solely with respect to the Borrower, the pledge of its membership interests in JPR Royalty Sub pursuant to the “Pledge and Security Agreement” (as defined in the JPR Indenture as in effect on the date hereof);

(q)    [reserved];

(r)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums permitted by Section 8.03(h);

(s)    Liens in favor of HSBC Bank on the HSBC Cash Collateral Accounts to the extent securing obligations of Borrower permitted pursuant to clause (h) of the definition of Permitted Contingent Obligations;

(t)    cash collateral securing letters of credit permitted under clause (g) of the definition of “Permitted Contingent Obligations”; provided that the aggregate amount of such cash collateral shall not exceed [***] percent ([***]%) of the face amount of the letter of credit it is securing; ~~and~~

(u)         (i) the Back-Up Security Interests, subject to the Intercreditor Agreement and (ii) the backup security interests pursuant to clause (i)(c)(y) of the definition of “Royalty Financing Restrictions”, subject to the intercreditor agreement entered into pursuant to clause (i)(c)(y) of the definition of “Royalty Financing Restrictions”; and

(v)         ~~(u)~~ other Liens securing obligations (other than obligations constituting Capital Leases, letters of credit or debt for borrowed money) in an aggregate principal amount outstanding at any time not to exceed the Threshold Amount.

8.02    Investments.

Make any Investments, except:

(a)    Investments held by a Loan Party or a Subsidiary in the form of cash or Cash Equivalents;

(b)    Investments existing on date hereof and set forth in Schedule 8.02;

(c)    Investments in any Person that is a Loan Party prior to giving effect to such Investment;

(d)    Investments by any Subsidiary of the Borrower that is not a Loan Party in any other Subsidiary of the Borrower that is not a Loan Party;

(e)    (x) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (y) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (z) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(f)    Permitted Acquisitions;

(g)    other Investments not exceeding the Threshold Amount in the aggregate at any one time outstanding; provided, that, no Investment otherwise permitted by this clause (g) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom; provided, further, that any Investment by a Loan Party in a Non-U.S. Subsidiary that is not a Loan Party in reliance on this clause (g) shall be limited to cash and Cash Equivalents;

(h)    Investments of cash and Cash Equivalents by Loan Parties in Non-U.S. Subsidiaries that are not Loan Parties, but solely to the extent that the aggregate amount of such Investments does not exceed $[***] at any time outstanding;

(i)    [reserved];

(j)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of any Loan Party; and

(k)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of the Borrower pursuant to employee stock purchase plans or agreements approved by the Borrower’s board of directors, in an aggregate amount for all such Investments made in reliance of this clause (k) not to exceed $[***] at any one time outstanding; provided, that, no Investment otherwise permitted by this clause (k) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

8.03    Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness under the Loan Documents;

(b)    Indebtedness of the Borrower and its Subsidiaries existing on the date hereof and described on Schedule 8.03 and renewals, refinancings and extensions thereof; provided that no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing except by an amount equal to unpaid accrued interest and premium thereon and fees, commissions and expenses (including upfront fees and original issue discount) reasonably incurred, in connection with such refinancing;

(c)    intercompany Indebtedness permitted under Section 8.02 (other than by reference to this Section 8.03 (or any sub-clause hereof));

(d)    obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided, that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(e)    purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided, that, (i) no Default or Event of Default has occurred and is continuing both immediately prior to and after giving effect thereto, (ii) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $[***] at any one time outstanding, (iii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, and (iv) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness, and fees, commissions and expenses (including upfront fees and original issue discount) reasonably incurred, in connection with such refinancing;

(f)    other unsecured Indebtedness hereafter incurred by the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $[***] at any one time outstanding;

(g)    Permitted Contingent Obligations;

(h)    Indebtedness incurred in the ordinary course of business not to exceed $[***] in the aggregate at any time outstanding owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, including to finance insurance premiums, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the policy year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such policy year;

(i)    Convertible Bond Indebtedness; and

(j)    Attributable Indebtedness in respect of Capital Leases incurred pursuant to automobile leases entered into in the ordinary course of business as part of employee compensation for employees based in Europe; provided that the aggregate amount of such Attributable Indebtedness incurred pursuant to this clause (j) shall not exceed $[***] at any one time outstanding.

8.04    Fundamental Changes.

Merge, dissolve, liquidate, consolidate, with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Delaware LLC Division); provided, that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) the Borrower may merge or consolidate with any of its direct Subsidiaries, provided that the Borrower shall be the continuing or surviving entity, (b) any Loan Party (other than the Borrower) may merge or consolidate with any other Loan Party, (c) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any Loan Party, provided that such Loan Party shall be the continuing or surviving entity, (d) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any other direct Subsidiary of it that is not a Loan Party and (e) any Subsidiary that is not a Loan Party may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Loan Party prior to or concurrently with such dissolution, liquidation or winding up; provided, that, in the case of (a) through (d) above, the merging parties are organized in the same jurisdiction (it being understood that for this purpose, States of the United States shall be deemed to be the same jurisdiction as each other).

8.05    Dispositions.

Make any Disposition, except, so long as no Default or Event of Default shall have occurred and be continuing both immediately prior to and after giving effect to such Disposition, (a) Permitted Licenses and dispositions of Inventory and Clinical Trial Material to licensees in connection with, and pursuant to reasonable and customary terms of, a Permitted License (provided that such dispositions shall be limited to Inventory and Clinical Trial Material related to the Product that is the subject of such Permitted License), (b) other Dispositions to the extent, in the case of this clause (b), (i) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) such Disposition does not involve the sale, lease, license, transfer or other disposition of the Equity Interests in any Subsidiary, any Products and/or any IP Rights, and (iii) the aggregate fair market value of all of the assets sold or otherwise disposed of in such Disposition together with the aggregate fair market value of all assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions does not exceed $[***] per fiscal year of the Borrower, and (c) asset sales of the Specified Products to any Person that is not an Affiliate of any Loan Party, Subsidiary or Affiliate of a Loan Party or Subsidiary (excluding, for the avoidance of doubt, the Disposition of any Equity Interests of a Subsidiary), to the extent, in the case of this clause (c), that, the consideration paid in connection therewith shall be cash paid contemporaneously with the consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed; provided, however, that this clause (c) shall not include any Disposition in the form of a separate license, sale, transfer or financing of a right to receive any sales or revenue with respect to a Specified Product (or any IP Rights related to a Specified Product); provided further that, for the avoidance of doubt, the foregoing proviso shall not restrict any Permitted License or Other Royalty Financing otherwise separately permitted pursuant to the terms of this Agreement.

8.06    Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)    (i) each Subsidiary may make Restricted Payments to any Loan Party and (ii) each Subsidiary that is not a Loan Party may make Restricted Payments to another Subsidiary that is not a Loan Party;

(b)    the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock of such Person;

(c)    the Borrower may make (i) any payment of cash in lieu of a fractional share in accordance with the terms of any indenture governing Convertible Bond Indebtedness and (ii) subject to any subordination provisions applicable thereto, regularly scheduled interest payments as and when due in accordance with the terms of any indenture governing Convertible Bond Indebtedness;

(d)    (i) the Borrower may make cashless repurchases of its Equity Interests deemed to occur upon exercise of stock options or warrants of such Equity Interests to represent a portion of the exercise price of such options or warrants and (ii) to the extent constituting a Restricted Payment, the Borrower may acquire (or withhold) its Equity Interests pursuant to any employee stock option or similar plan in satisfaction of withholding or similar taxes payable by any present or former officer, employee, director or member of management and the Borrower may make deemed repurchases in connection with the exercise of stock options; and

(e)     (i) the Borrower may (x) make the RP Royalty ~~Payment~~Payments on a quarterly basis to the 2020 RP Buyer and the 2021 RP Buyer pursuant to Section 6.2(a) of 2021 RP Royalty Purchase Agreement, (y) make the Omers Royalty Payments on a quarterly basis to the Omers Buyer pursuant to Section 6.2(a) of the Omers Royalty ~~Financing~~Purchase Agreement and (y) make any other payments to the applicable Buyer required to be made under the 2020 RP Royalty Financing Documents as in effect on the ~~date hereof and~~ Amendment No. 1 Effective Date (and excluding any payments, the obligation of which to make has been replaced by an obligation to make such payment pursuant to the 2021 RP Royalty Financing Documents as in effect on the Amendment No. 1 Effective Date), the 2021 RP Royalty Financing Documents as in effect on the Amendment No. 1 Effective Date and the OMERS Royalty Financing Documents as in effect on the Amendment No. 1 Effective Date and (ii) subject to the Royalty Financing Restrictions, the Borrower may pay any revenue participation payment owing to the purchaser or buyer under any Other Royalty Financing Document pursuant to any comparable section in such Other Royalty Financing Document.

8.07    Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

8.08    Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions, with any officer, director or Affiliate of a Loan Party or a Subsidiary other than (a) advances of working capital to any Loan Party, (b) [reserved], (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06 (in each case, other than by reference to this Section 8.08 (or any sub-clause hereof)), (d) normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of business (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arm’s-length transaction with a Person other than an officer, director or Affiliate and (f) transactions solely between or among Loan Parties.

8.09    Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligations owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided, that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) customary provisions restricting assignment of any agreement entered into by the Borrower or any Subsidiary in the ordinary course of business, or (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale s or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

8.10    Use of Proceeds.

Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11    Prepayment of Other Indebtedness,

Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or voluntary or optional redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of any Loan Party or any Subsidiary that is (or is required to be) (a) subordinated in right of payment to the Obligations, (b) unsecured Indebtedness or (c) Indebtedness secured by Liens which are junior to the Liens securing the Obligations, in the case of each of the foregoing clauses (a) through (c) except for (i) any settlement or conversion of Convertible Bond Indebtedness solely with or into common stock of the Borrower and (ii) any payment of cash in lieu of a fractional share in accordance with the terms of any indenture governing Convertible Bond Indebtedness in connection with the settlement or conversion of Convertible Bond Indebtedness permitted by clause (i) above of this Section 8.11.

8.12    Organization Documents; Fiscal Year; Legal Name, Jurisdiction of Formation and Form of Entity; Certain Amendments.

(a)    Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.

(b)    Change its fiscal year.

(c)    Without providing five (5) days prior written notice to the Administrative Agent and otherwise taking any steps that in the Administrative Agent’s reasonable discretion would be necessary, appropriate or convenient in order to perfect and maintain perfection of the security interests granted under the Security Documents, change its name, jurisdiction of organization or form of organization.

(d)    Amend, supplement, waive or otherwise modify (or permit the amendment, supplement, waiver or modification), or enter into any forbearance from exercising any rights with respect to, (i) any Material Contract (other than any Royalty Financing Document or Other Royalty Financing Document) if such amendment, supplement, waiver, other modification or forbearance could reasonably be expected to result in a material adverse effect on any Product Development and Commercialization Activities, (ii) any document or other agreement evidencing Indebtedness in excess of the Threshold Amount in a manner materially adverse to the Administrative Agent or any Lender or (iii) any Royalty Financing Document or Other Royalty Financing Document, in each case, in a manner adverse to the Administrative Agent or any Lender.

Each Loan Party shall, prior to entering into any amendment, supplement, waiver or other modification of, or forbearance with respect to, any Royalty Financing Document, Other Royalty Financing Document, other Material Contract or any document or other agreement evidencing Indebtedness in excess of the Threshold Amount to the extent such amendment, supplement, waiver, modification or forbearance is not permitted by this Section 8.12, deliver to Administrative Agent reasonably in advance of the execution thereof, any final or execution form copy of amendments, supplements, waivers or other modifications to such documents, and, if approval of Administrative Agent is required by the terms of this Section 8.12 prior to the taking of any such action, the Loan Parties agree not to take, nor permit any of its Subsidiaries to take, any such action with respect to any such documents without obtaining such approval from Administrative Agent.

8.13    Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than any Loan Party or any Wholly-Owned Subsidiary of the Borrower) to own any Equity Interests of any Subsidiary of any Loan Party, except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Non-U.S. Subsidiaries, (b) permit any Loan Party or any Subsidiary to issue or have outstanding any shares of Disqualified Capital Stock or (c) create, incur, assume or suffer to exist any Lien (other than Liens permitted under Section 8.01(a)) on any Equity Interests of any Subsidiary of any Loan Party.

8.14    Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.15    Sanctions; Anti-Corruption Laws.

(a)    Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds of any Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transactions hereunder, whether as a Lender, Administrative Agent or otherwise) of Sanctions.

(b)    Directly or indirectly, use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

8.16    Minimum Liquidity.

Permit the amount of Unrestricted Cash of the Loan Parties held in Deposit Accounts for which the Administrative Agent shall have received a Deposit Account Control Agreement at any time to be less than:

(i)    if only the Term A Borrowing has occurred: $15,000,000;

(ii)    if the Term B Borrowing has occurred but the Term C Loan Borrowing has not occurred: $20,000,000;

(iii)    if the Term C Borrowing has occurred (and the Cure Right has not been exercised pursuant to Section 9.04): $15,000,000; and

(iv)    if the Cure Right has been exercised pursuant to Section 9.04: $20,000,000.

8.17    Minimum Orladeyo Consolidated U.S. Net Product Sales.

As of the last day of each fiscal quarter of the Borrower (a “Test Date”) beginning with the first Test Date occurring immediately after the Term C Borrowing Date, permit Orladeyo Consolidated U.S. Net Product Sales for the four-fiscal quarter period ending on such Test Date to be less than the amount set forth in the table below:

Test Date ending after Term C Loan Borrowing Date:	Minimum Orladeyo Consolidated U.S. Net Product Sales
First Test Date	$[***]
Second Test Date:	$[***]
Third Test Date:	$[***]
Fourth Test Date and each Test Date thereafter:	$[***]

8.18    MDCP.

(a)    Permit MDCP to (a) conduct any business operations, (b) have any cash or other assets (including any licenses or permits) or any liabilities (other than de minimis assets or liabilities as required by applicable Law), (c) own any Equity Interests of any Loan Party or any other Subsidiary of any Loan Party or (d) operate any part of the business of any Loan Party or any other Subsidiary.

(b)    Directly or indirectly, (A) make any Investment in MDCP or (B) sell, transfer, license, lease or dispose of any asset or property of such Loan Party or Subsidiary to MDCP.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01    Events of Default.

Any of the following shall constitute an Event of Default:

(a)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan (including any prepayment or repayment premium or exit fee due in connection with such principal amount), or (ii) within three Business Days after the same becomes due, any interest on any Loan, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05 (solely as to any Loan Party), 7.10, 7.11, 7.12, 7.14, 7.16, 7.17, 7.18(b), 7.19, 7.20, 7.21 or 7.22 or Article VIII; or

(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier to occur of the date on which (i) a Responsible Officer of any Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to any Loan Party by the Administrative Agent or any Lender; or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) when made or deemed made; or

(e)    Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment beyond any applicable grace period (whether by scheduled maturity, required repayment or prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under Swap Contracts and Indebtedness under the JPR Indenture) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, repay, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)    Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (i) institutes or consents to the institution of any proceeding under any Debtor Relief Law, ~~or~~(ii) makes an assignment for the benefit of creditors; ~~or~~(iii) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, Examiner or similar officer for it or for all or any material part of its property~~;or~~, (iv) is adjudicated as insolvent or to be liquidated, (v) takes any corporate action for the purpose of any of (i) through (iv) of this Section 9.01(f), (vi) any receiver, trustee, custodian, conservator, liquidator, rehabilitator, Examiner or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days~~; or~~, (vii) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or (viii) an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or is declared to be unable to pay its debts under applicable Law, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)    Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding $[***] (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) such judgment or order shall not have been vacated or discharged or stayed or bonded pending appeal within thirty (30) calendar days from entry thereof; or

(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)    Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)    Material Adverse Effect. There occurs any circumstance or circumstances that has had, either individually or in the aggregate, or could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; or

(l)    Change of Control. There occurs any Change of Control; or

(m)    Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Indebtedness that is purported to be subordinated to the Obligations or any subordination provision in any subordination agreement that relates to any Indebtedness that is to be subordinated to the Obligations, or any subordination provision in any guaranty by any Loan Party of any such Indebtedness, shall cease to be in full force and effect, or any Person (including any holder of any such Indebtedness) shall contest in any manner the validity, binding nature or enforceability of any such provision; or

(n)    Injunction. Any court order enjoins, restrains, or prevents any Loan Party from conducting any material part of its business for a period of thirty (30) consecutive days during which a stay of enforcement of such court order, by reason of a pending appeal or otherwise, is not in effect; or

(o)    Regulatory Matters. If any of the following occurs: (i) the FDA, CMS, EMA, DEA, or any other Governmental Authority issues a letter or other written communication asserting that any approved Product lacks a Material Required Permit or does not comply with applicable Law, in each such case described in this clause (o), that causes such Loan Party or its applicable Subsidiary to discontinue, materially adversely alter or suspend manufacturing, or cease distribution of any of its Material Products, or causes a delay in the manufacture or offering of any of its Material Products, that could reasonably be expected, either individually or in the aggregate, to result in a material adverse effect on any Product Development and Commercialization Activities; (ii) any involuntary or voluntary recall of any Material Product that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; or (iii) any Loan Party or any Subsidiary enters into a settlement agreement with the FDA, CMS, EMA, DEA, or any other Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.; or

(p)    [Reserved].

(q)    Third Party Payor Arrangements. If any of the following occurs: a Loan Party or any officer, director, chief operating officer, chief financial officer, treasurer, secretary or senior vice president of a Loan Party (A) shall have been found guilty of an act of fraud or been convicted of a felony crime that relates to any services provided by any Loan Party to a Third Party Payor or in connection with a Third Party Payor Arrangement or (B) shall have been indicted for a felony crime relating to any services provided by any Loan Party to a Third Party Payor or in connection with a Third Party Payor Arrangement; or

(r)    Overpayment. If any Loan Party is found to have been overpaid by a Government Account Debtor by more than the Threshold Amount during any period covered by an audit conducted by such Government Account Debtor, and such Loan Party has not within thirty (30) days after its receipt of knowledge of such overpayment either (i) repaid or reserved for such overpayment in a manner reasonably acceptable to the Required Lenders or (ii) notified the applicable Government Account Debtor or Governmental Authority and requested a repayment schedule for such overpayment; or

(s)    Material Products. If any of the following occurs: (i) the FDA shall revoke, withdraw, suspend, cancel, materially adversely limit, terminate or materially adversely modify any approved Required Permit related to any Material Product; (ii) any Governmental Authority (other than the FDA) shall revoke, withdraw, suspend, cancel, materially limit, terminate or materially modify any approved Required Permit related to any Material Product (in each case, a “Non-FDA Governmental Action”) and, in any such case, Consolidated Revenues shall decrease by greater than [***], as assessed as at the end of each of the four fiscal quarters immediately following such Non-FDA Governmental Action by comparing Consolidated Revenues for the four fiscal quarter period most recently ended prior to such Non-FDA Governmental Action for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b) as against Consolidated Revenues for the four fiscal quarter period ending on the applicable date of assessment; or (iii) any Safety Notice is issued or initiated in connection with any Material Product after approval by the FDA or any other Governmental Authority and Consolidated Revenues shall decrease by greater than [***], as assessed as at the end of each of the four fiscal quarters immediately following the issuance or initiation of such Safety Notice by comparing Consolidated Revenues for the four fiscal quarter period most recently ended prior to the issuance or initiation of such Safety Notice for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b) as against Consolidated Revenues for the four fiscal quarter period ending on the applicable date of assessment;

(t)    Royalty Financing and Other Royalty Financings. (i) The Borrower or any Subsidiary fails to pay within [***] after the same becomes due any amount owing under any Royalty Financing Document or any Other Royalty Financing Document, unless the amount of such payment is otherwise being disputed in good faith by the Borrower or such Subsidiary, in accordance with the terms of such Royalty Financing Document or Other Royalty Financing Documents, as applicable or (ii) any other material breach or default under any Royalty Financing Document or any Other Royalty Financing Document occurs and continues unremedied for more than thirty (30) days; or

(u)    Public Securities Exchange. The Borrower’s equity fails to remain registered with the SEC in good standing; or

(v)    Delisting. The Borrower fails to maintain at least one class of common shares of the Borrower which is subject to price quotations on a national stock exchange in the United States (such as NASDAQ, NYSE, AMEX or any successor thereto); or

(w)    Non-Permitted License and Non-Permitted Royalty Financing. The Borrower or any Subsidiary enters into a Non-Permitted License or a Non-Permitted Royalty Financing.

9.02    Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders may take any or all of the following actions:

(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligations shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, prepayment and repayment premiums thereto (if any), the Make-Whole Amount and exit fees and all other amounts owing or payable hereunder or under any other Loan Document (including the amounts payable pursuant to Section 2.04(b)) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(c)    exercise on behalf of itself and the Lenders all rights and remedies available to the Administrative Agent and/or the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f) or (g), the obligation of each Lender to make any Loans and each of the Commitments shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest, prepayment and repayment premiums, including the Make-Whole Amount, exit fees and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Upon the Loans becoming due and payable under this Section 9.02, whether by declaration or acceleration (including automatic acceleration triggered by any insolvency proceeding pursuant to Section 9.01(f)), all outstanding ~~Notes~~Loans, accrued and unpaid interest, the prepayment and repayment premiums required by Section 2.03(d), including the Make-Whole Amount, the exit fee required by Section 2.07(b) and the other Obligations (including the amounts payable pursuant to Section 2.04(b), including the Make-Whole Amount) shall become immediately due and payable. If the Obligations are accelerated for any reason (including automatic acceleration triggered by any insolvency proceeding pursuant to Section 9.01(f)), the prepayment and repayment premiums required by Section 2.03(d), including the Make-Whole Amount, and the exit fee required by Section 2.07(b) and the amounts payable pursuant to Section 2.04(b), including the Make-Whole Amount will also be due and payable as though such Obligations were voluntarily drawn and/or prepaid and any discount on the Loans shall be deemed earned in full and, in each case, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any prepayment or repayment premium required by Section 2.03(d), including the Make-Whole Amount, or the exit fee required by Section 2.07(b) and the amounts payable pursuant to Section 2.04(b), including the Make-Whole Amount, payable pursuant to the preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Loan Parties agree that it is reasonable under the circumstances currently existing. The prepayment and repayment premiums required by Section 2.03(d), including the Make-Whole Amount, and the exit fee required by Section 2.07(b) and the amounts payable pursuant to Section 2.04(b), including the Make-Whole Amount, shall also be payable, and any discount on the Loans shall be deemed earned in full, in each case, in the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND THE OTHER LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT OR REPAYMENT PREMIUM, INCLUDING ANY MAKE-WHOLE AMOUNT, EXIT FEE, AMOUNT AND ANY DISCOUNT ON THE LOANS IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and the other Loan Parties expressly agree that (i) the prepayment and repayment premiums required by Section 2.03(d), including the Make-Whole Amount, the exit fee required by Section 2.07(b), the amounts payable pursuant to Section 2.04(b), including the Make-Whole Amount, and discount on the Loans provided for herein, are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the prepayment and repayment premiums required by Section 2.03(d), including the Make-Whole Amount, the exit fee required by Section 2.07(b), the amounts payable pursuant to Section 2.04(b), including the Make-Whole Amount, and discount on the Loans, shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Borrower and the other Loan Parties giving specific consideration in this transaction for such agreement to pay the prepayment and repayment premiums required by Section 2.03(d), including the Make-Whole Amount, the exit fee required by Section 2.07(b), the amounts payable pursuant to Section 2.04(b), including the Make-Whole Amount, and discount on the Loans, (iv) the Borrower and the other Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph and (v) the prepayment premium required by Section 2.03(d), including the Make-Whole Amount, the exit fee required by Section 2.07(b), the amounts payable pursuant to Section 2.04(b), including the Make-Whole Amount, and any discount on the Loans represent a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of any early termination. The Borrower and the other Loan Parties expressly acknowledge that their agreement to pay the prepayment and repayment premiums required by Section 2.03(d) ~~and~~, including the Make-Whole Amount, the exit fee required by Section 2.07(b) and the amounts payable pursuant to Section 2.04(b), including the Make-Whole Amount, as herein described and discount on the Loans to the Lenders as herein described, is a material inducement to the Lenders to make the Loans hereunder. The Loan Parties further acknowledge that each lender has a right to maintain its investment in the Loans free from repayment by the Loan Parties (except as herein specifically provided for) and that the provision for payment of the prepayment or repayment premium required by Section 2.03(d), including the Make-Whole Amount, or the exit fee required by Section 2.07(b) and the amounts payable pursuant to Section 2.04(b), including the Make-Whole Amount, if the Loans are prepaid or accelerated (including automatic acceleration triggered by any insolvency proceeding pursuant to Section 9.01(f)) as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

9.03    Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received by any Lender or the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Articles III and X) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, prepayment and repayment premiums and exit fees) payable to the Secured Parties (other than the Administrative Agent) (including fees, charges and disbursements of counsel to the respective Secured Parties (other than the Administrative Agent)) arising under the Loan Documents and amounts payable under Articles III and X, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on and prepayment and repayment premiums and the exit fee with respect to the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

9.04    Cure Right. Notwithstanding anything to the contrary contained herein, in the event the Loan Parties fail to comply with the minimum Orladeyo Consolidated U.S. Net Product Sales requirement set forth in Section 8.17 as of any Test Date, the Borrower shall have a one-time right (the “Cure Right”), to repay in full the entire amount of the Term C Loans outstanding at such time together with all accrued and unpaid interest thereon plus the prepayment or repayment premium required by Section 2.03(d) and the exit fee required under Section 2.07(b) plus any other fees or amounts payable hereunder at such time. The exercise of the Cure Right shall be subject to the following conditions: (a) the Borrower shall have delivered to the Administrative Agent irrevocable written notice of the Borrower’s intent to exercise the Cure Right with respect to such Test Date not later than 9:00 a.m. on the date at least five (5) Business Days in advance the Borrower making the Cure Right payment and (b) such Cure Right payment shall be made by the Borrower no later than thirty (30) days after such Test Date. Following the exercise of the Cure Right and the repayment in full pursuant to this Section 9.04, no Default or Event of Default under Section 9.01(b) for the failure to perform the covenant contained in Section 8.17 shall be deemed to have existed for so long as, on a pro forma basis, the Loan Parties are in compliance with the financial covenant set forth in Section 8.16(iv).

ARTICLE X

INCREASED COSTS AND INABILITY TO DETERMINE RATES

10.01    Increased Costs, Etc.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), then, upon written demand of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided, that, the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

10.02    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 10.01 or requires the Borrower to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender gives a notice pursuant to Section 10.04, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 10.01, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 10.04, as applicable, and (ii) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 10.01, or if the Borrower is required to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 10.02(a), the Borrower may replace such Lender in accordance with Section 12.13.

10.03    Inability to Determine Rates.

(a)    If prior to the commencement of any Interest Period:

(i)         the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (1) adequate and reasonable means do not exist for ascertaining Three-Month LIBOR for such Interest Period; or

(ii)         the Administrative Agent is advised by the Required Lenders that Three-Month LIBOR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by as promptly as practicable thereafter. In the event of any such determination, until the Administrative Agent has advised the Borrower that the circumstances giving rise to such notice no longer exist, Three-Month LIBOR shall be determined by the Administrative Agent solely by reference to clause (ii) of the definition of Three-Month LIBOR.

(b)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, but without limiting Section 10.03(a) above, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace Three-Month LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of Three-Month LIBOR with a Benchmark Replacement pursuant to this Section 10.03 will occur prior to the applicable Benchmark Transition Start Date.

(c)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)    Notices: Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 10.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 10.03.

(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Three-Month LIBOR shall be determined by the Administrative Agent solely by reference to clause (ii) of the definition of Three-Month LIBOR during such Benchmark Unavailability Period.

(f)    Certain Defined Terms. As used in this Section 10.03:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to Three-Month LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.75% per annum, the Benchmark Replacement will be deemed to be 1.75% per annum for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of Three-Month LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Three-Month LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Three-Month LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to Three-Month LIBOR:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of Three-Month LIBOR permanently or indefinitely ceases to provide Three-Month LIBOR; or

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to Three-Month LIBOR:

(1)    a public statement or publication of information by or on behalf of the administrator of Three-Month LIBOR announcing that such administrator has ceased or will cease to provide Three-Month LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Three-Month LIBOR;

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of Three-Month LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for Three-Month LIBOR, a resolution authority with jurisdiction over the administrator for Three-Month LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for Three-Month LIBOR, which states that the administrator of Three-Month LIBOR has ceased or will cease to provide Three-Month LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Three-Month LIBOR; or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of Three-Month LIBOR announcing that Three-Month LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month LIBOR and solely to the extent that Three-Month LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced Three-Month LIBOR for all purposes hereunder in accordance with this Section 10.03 and (y) ending at the time that a Benchmark Replacement has replaced Three-Month LIBOR for all purposes hereunder pursuant to this Section 10.03.

“Early Opt-in Election” means the occurrence of:

(1)    (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section 10.03 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace Three-Month LIBOR, and

(2)    (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

10.04    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make or maintain any Loan whose interest is determined by reference to Three-Month LIBOR, or to determine or charge interest rates based upon Three-Month LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or maintain or charge interest with respect to any such Loan whose interest is determined by reference to Three-Month LIBOR shall be suspended, and (b) the interest rate on the Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (y) in the definition of Three-Month LIBOR, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice by the Administrative Agent and the Borrower, all Loans of such Lender the interest rate on which is determined by reference to clause (y) in the definition of Three-Month LIBOR shall be determined by the Administrative Agent without reference to clause (y) in the definition of Three-Month LIBOR, until such Lender notifies the Administrative Agent and the Borrower that the circumstance giving rise to such determination no longer exist.

10.05    Survival. All of the Borrower’s obligations under this Article X shall survive termination of the Commitments, prepayment or repayment of all Obligations hereunder and resignation of the Administrative Agent.

ARTICLE XI

ADMINISTRATIVE AGENT

11.01    Appointment and Authority.

(a)    Each of the Lenders hereby irrevocably appoints Athyrium Opportunities III Co-Invest 1 LP, a Delaware limited partnership, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions, powers and discretion as are incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such actions, powers and discretion as are incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 11.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XI and Article XII, as though such co-agents, sub-agents and attorneys-in-fact were the “Administrative Agent” under the Loan Documents as if set forth in full herein with respect thereto. The Administrative Agent is hereby authorized to enter into the Intercreditor Agreement and any other intercreditor agreement or subordination agreement contemplated by the terms of this Agreement, and each Lender agrees to be bound by the terms of the Intercreditor Agreement and such other intercreditor agreement or subordination agreement and directs the Administrative Agent to enter into the Intercreditor Agreement and such other intercreditor agreement or subordination agreement, in each case, on behalf of the Secured Parties and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement or such other intercreditor agreement or subordination agreement.

11.02    Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

11.03    Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.01 and Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.04    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.05    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

11.06    Resignation of Administrative Agent.

The Administrative Agent may resign as Administrative Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and the Borrower and, thereafter, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation, the Required Lenders shall have the right, subject to the approval of the Borrower (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld), to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by the Borrower or have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Borrower (so long as no Default or Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11.06 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. If no successor has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. In the event that a new Administrative Agent is appointed and such Administrative Agent is not an Affiliate of the holders of a majority in interest of the Loans, then the Borrower shall agree to pay to such Administrative Agent the fees and expenses (such fees to be payable annually in advance) that such Administrative Agent may reasonably request in connection with its appointment and service.

11.07    Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

11.08    Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

11.09    Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)    to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Loan Documents and the termination of all unused Commitments, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or any Involuntary Disposition, or (iii) as approved in accordance with Section 12.01;

(b)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c)    to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (ii) upon payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Loan Documents and the termination of all unused Commitments.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 11.09. At any time that a Loan Party desires the Administrative Agent to take any action pursuant to this Section 11.09, such Loan Party shall deliver a certificate signed by a Responsible Officer of such Loan Party stating that the action is permitted pursuant to this Section 11.09 and the terms of this Agreement.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE XII

MISCELLANEOUS

12.01    Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that:

(a)    no such amendment, waiver or consent shall:

(i)    extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory repayments and prepayments), interest, prepayment or repayment premiums, the exit fee, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)    reduce the principal of, the rate of interest specified herein on or the prepayment or repayment premiums or exit fees specified herein for any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)    change any provision of this Section 12.01(a), Section 2.11, the definition of “Required Lenders,” change the waterfall set forth in Section 9.03 or otherwise or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory repayments and prepayments), Liens, proceeds of Collateral or reductions in Commitments (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Indebtedness having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise), in each case, without the written consent of each Lender directly affected thereby;

(v)    release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby, except to the extent the release of the Collateral is expressly permitted by Section 11.09 (in which case such release may be made by the Administrative Agent acting alone);

(vi)    release the Borrower or, except in connection with a merger, amalgamation or consolidation permitted under Section 8.04, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 11.09 (in which case such release may be made by the Administrative Agent acting alone);

(vii)    advance the date fixed for, or increase, any scheduled installment of principal due to any of the Lenders under any Loan Document, in each case, without the written consent of each Lender directly affected thereby;

it being agreed that (X) all Lenders shall be deemed to be directly and adversely affected by an amendment, waiver or supplement described in the preceding clause (iv), (v), (vi) or (vii) and (Y) notwithstanding anything to the contrary in the preceding clause (X), only those Lenders that have not been provided a reasonable opportunity, as determined in the good faith judgment of Administrative Agent, to receive the most-favorable treatment under or in connection with the applicable amendment, waiver or supplement described in the preceding clause (iv), (v), (vi) or (vii) (other than the right to receive customary administrative agency, arranging, underwriting and other similar fees) that is provided to any other Person, including the opportunity to participate on a pro rata basis on the same terms in any new loans or other Indebtedness permitted to be issued as a result of such amendment, waiver or supplement, shall be deemed to be directly and adversely affected by such amendment, waiver or supplement; and

(b)    unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; provided, however, that, notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything to the contrary contained herein, (i) the Administrative Agent and the Borrower may make amendments contemplated by Section 10.03, (ii) the Borrowers and the Administrative Agent may, without the input or consent of any other Lender, make technical, administrative or operational amendments to the Loan Documents as are advisable in their good faith judgment in connection with (A) the addition of Non-U.S. Subsidiaries as Loan Parties and (B) the inclusion of the assets of such Non-U.S. Subsidiaries as Collateral, (iii) if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents (including, for the avoidance of doubt, any exhibit, schedule or annex thereto), then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

12.02    Notices and Other Communications; Facsimile Copies.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such person on Schedule 12.02; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number of its Lending Office (whether specified on Schedule 12.02 or separately specified to the Borrower and the Administrative Agent).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Change of Address, Etc. Each of the Borrower, other Loan Parties, the Lenders and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

12.03    No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 11.01 for the benefit of all the Secured Parties; provided, however, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 11.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

12.04    Expenses; Indemnity; and Damage Waiver.

(a)    Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, each Lender and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent or any Lender), in connection with (A) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and (B) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or the administration of this Agreement and the other Loan Documents and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, ~~or~~ (iv) [***] or (vii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, if the Borrower or other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Clauses (a) and (b) of this Section 12.04 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall (and shall cause each Subsidiary to) not assert, and the Borrower hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (d) are subject to the provisions of Section 2.10(b).

(e)    Payments. All amounts due under this Section shall be payable not later than five (5) Business Days after demand therefor.

(f)    Survival. The agreements in this Section and the indemnity provisions of Section 12.02(d) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, prepayment, satisfaction or discharge of all the other Obligations.

12.05    Marshalling; Payments Set Aside.

None of the Administrative Agent or the Lenders shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

12.06    Successors and Assigns; Transfers.

(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower and the other Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments under any Facility and the Loans at the time owing to it (in each case with respect to any Facility)); provided, that, any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment with respect to any Facility and/or the Loans with respect to any Facility at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans with respect to any Facility of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $[***] unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption. The assignee, if it is not a Lender, shall deliver to the Administrative Agent such information, including notice information, as the Administrative Agent shall reasonably require.

(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person.

(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 10.01 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Notwithstanding anything to the contrary in any Loan Document, the entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.04(d) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 12.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lender)) and Section 10.01 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that, such Participant (A) agrees to be subject to the provisions of Sections 10.02 and 12.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 3.01 or 10.01, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 12.02 with respect to any Participant. To the fullest extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. Notwithstanding anything to the contrary in any Loan Document, the entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.07    Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) as may be reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Participant, assignee or transferee (or its Related Parties) of, or any prospective Participant, assignee or transferee (or its Related Parties) of, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower, (i) to the members of its investment committee (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis, provided, that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.08    Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

12.09    Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary repayments or prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.10    Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to Athyrium or its Affiliates, the Lenders or Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Documents or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

12.11    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied and until all of the Commitments have been terminated in accordance with the terms hereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied and until all of the Commitments have been terminated in accordance with the terms hereof.

12.12    Severability.

If any provision (or portion of a provision) of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions (or portion of such provision) of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions (or portions of such provisions) with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions (or portion of such provisions). The invalidity of a provision (or portion of a provision) in a particular jurisdiction shall not invalidate or render unenforceable such provision (or portion of such provision) in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.12, if and to the extent that the enforceability of any provisions (or portions of such provisions) in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions (or portions of such provisions) shall be deemed to be in effect only to the extent not so limited.

12.13    Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 10.02 or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 10.01) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a)    such Lender shall have received payment of an amount equal to one hundred percent (100%) of (x) the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (other than repayment or prepayment premiums or the exit fee) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts) and (y) the repayment or prepayment premium required by Section 2.03(d) and the exit fee required under Section 2.07(b) in each case, from the Borrower, as if such assignment was a prepayment of one hundred percent (100%) of the outstanding principal amount of such assignor’s Loans on the effective date of such assignment;

(b)    such assignment does not conflict with applicable Laws;

(c)    in the case of any such assignment resulting from a claim for compensation under Section 10.01 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)    in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided, that, the failure by any Defaulting Lender or any Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Defaulting Lender or Non-Consenting Lender and the mandatory assignment of such Defaulting Lender or Non-Consenting Lender’s outstanding Loans pursuant to this Section 12.13 shall nevertheless be effective without the execution by such Defaulting Lender or Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

12.14    Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT (AND IT WILL NOT PERMIT ANY LOAN PARTY TO) COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. THE BORROWER AND EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.15    Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.16    Judgment Currency.

(a)    If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)    The obligations of the Loan Parties in respect of any sum due to any party hereto or any holder of the Obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Loan Parties agree, as a separate obligation and notwithstanding any such judgment, to jointly and severally indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 12.16 shall survive the termination of this Agreement, the termination of the Commitments and the payment of all other amounts owing hereunder.

12.17    Electronic Execution of Assignments and Certain Other Documents.

This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each of the Loan Parties to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Loan Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

12.18    USA PATRIOT Act.

Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. Each of the Loan Parties agrees to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

12.19    No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, Athyrium and its Affiliates, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, Athyrium and its Affiliates and the Lenders on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, Athyrium and its Affiliates and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of its Affiliates or any other Person and (ii) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, Athyrium and its Affiliates and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, Athyrium or its Affiliates nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that they may have against the Administrative Agent, Athyrium or its Affiliates or any Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.20    Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an ~~EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an ~~EEA~~Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the ~~write-down and conversion powers of any EEA~~Write-Down and Conversion Powers of the applicable Resolution Authority.

12.21    Publicity. The Loan Parties will not directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of the Administrative Agent or any Lender or any of their Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except as required by applicable Law, subpoena or judicial or similar order, in which case the Loan Parties shall endeavor to give the Administrative Agent prior written notice of such publication or other disclosure. Each Lender and each Loan Party hereby authorizes each Lender to publish the name of such Lender and each Loan Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which such Lender elects to submit for publication. In addition, each Lender and each Loan Party agrees that each Lender may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, such authorization shall be subject to such Lender providing the Loan Parties and the other Lenders with an opportunity to review and confer with such Lender regarding, and approve, the contents of any such tombstone, advertisement or information, as applicable, prior to its initial submission for publication, but subsequent publications of the same tombstone, advertisement or information shall not require any Loan Party’s approval.

12.22    Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

12.23    Acknowledgement by the Loan Parties. The Loan Parties acknowledge that, if the Loans are prepaid or accelerated (including automatic acceleration triggered by any insolvency proceeding pursuant to Section 9.01(f)) as a result of an Event of Default), the legal, equitable and contractual rights to which the Administrative Agent and the Lenders are entitled under this Agreement include the right to receive the prepayment or repayment premium required by Section 2.03(d), the Make-Whole Amount, or the exit fee required by Section 2.07(b), and the amounts payable pursuant to Section 2.04(b), including the Make-Whole Amount. The Loan Parties also acknowledge that payment of each of the amounts set forth in the immediately preceding sentence will be necessary to cure all defaults if any Loan Party becomes a debtor in a proceeding under the Bankruptcy Code and seeks to reinstate the Obligations pursuant to Section 1124(2) of the Bankruptcy Code. Accordingly, if any Loan Party become a debtor in a proceeding under the Bankruptcy Code, the Administrative Agent and the Lenders shall be impaired for purposes of any plan of reorganization or liquidation unless each of the amounts set forth in the first sentence of this Section 9.02(d) are paid in full pursuant to any plan of reorganization or liquidation under Chapter 11 of the Bankruptcy Code.

[SIGNATURE PAGES ~~FOLLOW~~ON FILE WITH THE ADMINISTRATIVE AGENT]

ANNEX B

COMPLEMENT INHIBITOR

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